  As filed with the Securities and Exchange Commission on March 11, 1999

                                                Registration No. 333-71043
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                                RAZORFISH, INC.
            (Exact name of registrant as specified in its charter)

                               ---------------

            Delaware                         7379                          13-3804503
       (State or other
        jurisdiction of          (Primary Standard Industrial           (I.R.S. Employer
       incorporation or           Classification Code Number)          Identification No.)
         organization)

                          107 Grand Street, 3rd Floor
                           New York, New York 10013
                                (212) 966-5960
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------
                               Jeffrey A. Dachis
                     President and Chief Executive Officer
                                Razorfish, Inc.
                          107 Grand Street, 3rd Floor
                           New York, New York 10013
                                (212) 966-5960
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                Copies to:

              Mark L. Mandel, Esq.                         William J. Whelan, III, Esq.
            Morrison & Foerster LLP                          Cravath, Swaine & Moore
          1290 Avenue of the Americas                            Worldwide Plaza
         New York, New York 10104-0012                          825 Eighth Avenue
                 (212) 468-8000                           New York, New York 10019-7475
                                                                  (212) 474-1000

                               ---------------
   Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    Title of Each Class of Securities to           Proposed Maximum               Amount of
                be Registered               Aggregate Offering Price(1)(2)     Registration Fee
-----------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value......           $41,400,000                  $11,509.20
-----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares of Common Stock being registered and the proposed maximum offering price per share are not included in this table.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

   The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED         , 1999

                             3,000,000 Shares

                                Razorfish, Inc.

                              Class A Common Stock

                                   --------


Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price is expected to be between $10.00 and $12.00 per share. We have applied to list our Class A Common Stock on The
 Nasdaq Stock Market's National Market under the symbol "RAZF."

The underwriters have an option to purchase a maximum of 450,000 additional shares to cover over-allotments of shares.

  Investing in the Class A Common Stock involves risks. See "Risk Factors" on page 5.

                                                          Underwriting
                                              Price to    Discounts and  Proceeds to
                                               Public      Commissions    Razorfish
                                            ------------- ------------- -------------
Per Share..................................      $             $             $
Total......................................        $             $             $

  Delivery of the shares of Class A Common Stock will be made on or about ,1999, against payment in immediately available funds.

  Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
            BancBoston Robertson Stephens
                         BT Alex. Brown
                                     Lehman Brothers

                       Prospectus dated      , 1999.

The covers of the prospectus are comprised of a double gate fold* printed in full color. The prospectus is stapled inside.

The cover page of the prospectus includes the Razorfish logo, financial data and all other information required under the Securities Act rules and formatted in accordance with the Credit Suisse First Boston corporation style guidelines.

Upon opening the front cover, a panel is displayed with the Razorfish tagline "Everything that can be digital, will be." The tagline is printed in a bold font on top of a solid background of dark teal. Set below the tagline is the Razorfish logo and a description of Razorfish's business.

This panel "flips open" to reveal two panels inside to the left of the text of the prospectus. These panels each have a three inch horizontal band of light green running through the middle of the page visually connecting the panels. Within this band the headings "Design," "Technology," "Branding," and "Strategy" are displayed in a bold font followed by two short paragraphs titled "perspective" and "values". Above and below the light green band, four individual case studies are displayed setting forth examples of digital communications solutions that Razorfish has created. Each case study contains a small screen shot of the client's Web page, the client's name, and short textual description of the project.

To the right of the text of the prospectus is a dark teal panel with a short paragraph about Razorfish locations and offices with a color photo of Razorfish's New York office to the right. At the bottom of the page, a world map is displayed with each Razorfish location plotted and the corresponding city listed.

This panel "flips open" to reveal two panels that are displayed with a continuation of the horizontal light green band in the middle of each page. Within the band on these two pages there is a list of Razorfish's clients and a short paragraph about the people at Razorfish with various square headshots of employees (mono-toned red and yellow) placed in a grid-like layout to the right. Mirroring the layout on the inside front two panels, placed above and below the horizontal light green band are three case studies depicting examples of digital communications solutions that Razorfish has created. Each case study contains a small screen shot of the client's Web page, the client's name, and short textual description of the project.

The back cover of the prospectus is printed a dark teal and set forth on horizontal bands of white near the bottom of the page are the Razorfish logo and URL.

* A double gate fold is a printing term which means a single piece of paper that has been folded in the center, and each half of the whole is folded again creating four sections on both sides equaling 8 pages.

                                 ------------

                               TABLE OF CONTENTS

                                       Page
                                       ----
Currency and Exchange Rates.............. 2
Prospectus Summary....................... 3
Risk Factors............................. 5
Use of Proceeds..........................13
Dividend Policy..........................13
Capitalization...........................14
Dilution.................................15
Selected Consolidated Financial
 Information of Razorfish................17
Selected Consolidated Financial
 Information of Spray....................18
Unaudited Pro Forma Condensed
 Consolidated Financial Information......19

                                       Page
                                       ----
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations..............................28
Business.................................41
Management...............................56
Principal Stockholders...................67
Certain Transactions.....................69
Description of Capital Stock.............72
Shares Eligible for Future Sale..........74
Underwriting.............................76
Notice to Canadian Residents.............78
Legal Matters............................79
Experts..................................79
Where You Can Find More Information......80
Index to Financial Statements...........F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

                                 ------------

   Unless otherwise indicated, all references to "Razorfish" and "we" refer to Razorfish, Inc. and, subsequent to their acquisition or formation, its subsidiaries, including Spray Network AB ("Spray").

   Razorfish, the Razorfish symbol, Webspy and the Blue Dot are trademarks or service marks and in some jurisdictions (including the United States) registered trademarks or service marks of Razorfish. Other trademarks appearing in this prospectus are the property of their respective owners.

                                 ------------

                   Dealer Prospectus Delivery Obligation

  Until        , 1999 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                          CURRENCY AND EXCHANGE RATES

   Unless otherwise noted, in this prospectus all references to "dollars," "U.S. dollars" or "$" are to the lawful currency of the United States, references to "SEK" or "kroner" are to the lawful currency of the Kingdom of Sweden and references to "(Pounds)" or "pounds sterling" are to the lawful currency of the United Kingdom.

   Solely for your convenience, this prospectus contains translations of certain amounts in kroner or pounds sterling into dollars at specified rates. Except for information set forth in or derived from the financial statements included in this prospectus,

 . all translations from kroner to dollars were made (unless otherwise indicated) at the noon buying rate for cable transfers in kroner as certified for customs purposes by the Federal Reserve Bank of New York in effect on March 4, 1999, which was SEK 8.2779 = $1.00; and

 . all translations from pounds sterling to dollars were made (unless otherwise indicated) at the noon buying rate for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York in effect on March 4, 1999, which was (Pounds)1.00 = $1.6065.

   All assets and liabilities of foreign subsidiaries of Razorfish were translated into dollars at fiscal year-end exchange rates. Income and expense items were translated at average exchange rates prevailing during the applicable fiscal year. No representation is made that the pounds sterling or kroner amounts have been, could have been or could be converted into dollars at the rates indicated or at any other rates.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in Razorfish's Class A Common Stock (the "Common Stock"). You should read this entire prospectus carefully.

   Except as otherwise indicated, all references to the number of outstanding shares of Razorfish's Common Stock do not include the number of shares that Razorfish will issue if the underwriters exercise their over-allotment option in full. In addition, the information in this prospectus assumes that the initial public offering price will be $11.00 per share, the midpoint of the range disclosed on the cover of this prospectus.

                                  The Company

   Razorfish is a leading-edge international digital communications solutions provider. Digital communications solutions are business solutions that use digital technologies to enhance communications and interactions between people and companies. Examples of our solutions include (1) a re-designed on-line trading system for Charles Schwab, (2) a user-interface for theglobe.com, (3) an enhanced on-line business identity for IBM's RS/6000 product line and (4) a user-interface for Road Runner, the high-speed on-line service that is owned by ServiceCo, a joint venture among Time Warner, MediaOne, Microsoft, Compaq and Advance Newhouse. Our digital communications solutions help clients increase sales, improve communications and create business identities.

   We provide an integrated service offering consisting of strategic consulting, design of information architectures and user-interfaces and creation and customization of software necessary to implement our digital communications solutions. Information architecture establishes how content is organized and accessed while a user-interface refers to the presentation of a website or software application to the end-user. We primarily use Internet-based technologies to create digital communications solutions for the World Wide Web. However, our solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants.

   With the growth in the use of the Internet, companies are increasingly seeking to improve their business practices through Internet-based digital communications solutions. Forrester Research, Inc. projects that the size of the worldwide Internet professional services market will grow from $2.4 billion in 1997 to $32.8 billion in 2002, a compound annual growth rate of 68.7%.

   As the informational requirements of companies have become more complex, organizations have required a broader range of information technology services including strategy, architecture design, application development and systems integration. As a result, numerous firms are active in the information technology services market; few, however, offer the creativity, breadth of services and technical expertise necessary to fully address an organization's needs. In addition, because the information technology services market is fragmented by the cultural and language differences among countries, firms that lack a presence and expertise in local markets are unable to compete effectively in those markets. The growing demand for creative digital communications solutions has led to a significant market opportunity for firms, such as Razorfish, that provide an integrated service offering while combining an international presence with local expertise.

   We have grown rapidly since our inception in 1995. In 1998, we expanded our geographic presence by acquiring five companies. In January 1999, we acquired Spray for 50% of our Common Stock on a fully diluted basis (after giving effect to this acquisition). Spray had $15.4 million in revenues for 1998. We currently have offices in New York, San Francisco, Los Angeles, London, Stockholm, Oslo, Helsinki and Hamburg.

   Our principal executive office is located at 107 Grand Street, 3rd Floor, New York, New York 10013, and our telephone number is (212) 966-5960. We maintain a site on the World Wide Web at www.razorfish.com; however, the information found on our website is not a part of this prospectus. We originally incorporated in New York, but we reincorporated in Delaware in February 1999.

                                  The Offering

Common Stock offered by Razorfish....
                                       3,000,000 shares.

Common Stock to be outstanding after
 this offering.......................  24,087,875 shares or 24,537,875 shares if the underwriters exercise their
                                       over-allotment option in full. These
                                       shares do not include 801,886 options
                                       reserved for issuance or 647,995
                                       options granted and not exercised
                                       pursuant to our two option plans as of
                                       March 10, 1999.

Use of proceeds......................
                                       General corporate purposes, including
                                       expanding our human resources
                                       department and hiring additional
                                       personnel, developing a formal sales
                                       and marketing department, strategic
                                       acquisitions or investments,
                                       international expansion, technical
                                       upgrades of internal systems and
                                       working capital requirements.

Proposed Nasdaq Symbol..........       RAZF

       Summary Condensed Consolidated and Pro Forma Financial Information

   The following table presents summary condensed consolidated and pro forma financial information with respect to Razorfish and has been derived from (1) the audited financial statements of Razorfish for the three-year period ended December 31, 1998 included elsewhere in this prospectus, and for the year ended December 31, 1995 not included in this prospectus and (2) the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus that give effect to the acquisitions that Razorfish completed in 1998 and 1999 and the exercise of an option to purchase 1,976,810 shares (or 10%) of our Common Stock in 1999. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Razorfish's consolidated financial statements and the notes thereto, included elsewhere in this prospectus.

                                           Actual                             Pro forma
                         --------------------------------------------  ------------------------
                                   Year ended December 31,             Year ended December 31,
                         --------------------------------------------  ------------------------
                            1995       1996        1997       1998        1997         1998
                         ---------- ----------  ---------- ----------  -----------  -----------
                                   (in thousands, except share and per share data)
Statement of Operations
 Information:
Revenues................ $      312 $    1,218  $    3,618 $   13,843  $    17,813  $    30,974
Direct salaries and
 costs..................        107        895       1,906      7,770       15,129       22,562
Gross profit............        205        323       1,712      6,073        2,684        8,412
Operating expenses......        158        629       1,051      3,335        5,131        7,289
Amortization of good-
 will...................        --         --          --         107        2,401        2,460
Non-cash compensation
 expense................        --         --           79      2,278           79        2,278
Net income (loss).......         36       (254)        297       (343)      (4,699)      (3,570)

Net income (loss) per
 share
 Basic..................      $0.00     $(0.03)      $0.03     $(0.04)      $(0.22)      $(0.17)
 Diluted................      $0.00     $(0.03)      $0.03     $(0.04)      $(0.22)      $(0.17)
Weighted average common
 shares outstanding
 Basic..................  9,090,906  9,090,906   9,156,819  9,223,821   21,014,663   21,081,665
 Diluted................  9,537,607  9,537,607   9,886,241  9,670,522   21,205,525   21,528,366

                                                        December 31, 1998
                                                 -------------------------------
                                                                      Pro forma
                                                  Actual  Pro forma  as adjusted
                                                 -------- ---------- -----------
                                                         (in thousands)
Balance Sheet Information:
Cash and cash equivalents....................... $    599  $17,320     $45,892
Total assets....................................   12,085   69,891      98,462
Total long-term debt............................    3,212    3,236       3,236
Total debt......................................    5,542    5,566       5,566
Stockholders' equity............................    2,729   54,543      83,115

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and the related notes, before you purchase any shares of our Common Stock. The risks and uncertainties described below are not the only ones facing Razorfish. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also impair our business.

Our four-year operating history makes it difficult to predict our future success.

   Because we were formed in January 1995, we have a limited operating history upon which you can evaluate our business. The limited amount of information about us makes it more difficult for you to predict whether or not we will be successful. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business, many of which may be beyond our control. In addition, we compete in a relatively new market known as the information technology services market. Because this market is new and rapidly evolving, companies competing in it may face many uncertainties. Our success will depend on many factors, including those described in the following paragraphs.

The loss of our professionals would make it difficult to complete existing projects and bid for new projects.

   Our business is labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If a significant number of our current employees or any of our senior managers or key project managers leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue. We have entered into employment agreements and non-competition agreements with some of our senior managers, but these key personnel may still leave us or compete with us. In addition, there is no guarantee that the non-competition provisions of these agreements would be enforced by a court if Razorfish were to seek to enforce its rights under these provisions. Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. These professionals must have skills in business strategy, marketing, branding, technology and creative design. There is currently a shortage of qualified personnel in the information technology services market, and this shortage is likely to continue. We compete intensely for qualified personnel with our competitors. If we cannot attract, motivate and retain qualified professionals, our business and results of operations could be materially and adversely affected. See "Management--Employment and non-competition agreements" for a more complete description of the employment and non-competition agreements with our senior managers.

Our revenues are difficult to predict because they are generated on a project-by-project basis.

   We derive our revenues primarily from fees for services generated on a project-by-project basis. These projects vary in size and scope. Therefore, a client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, after we complete a project, we have no assurance that a client will retain us in the future.

   We derive a portion of our revenues from fixed-fee contracts. If the costs of completing these projects exceed the fixed fees for such projects, our operating results could be materially and adversely affected.

   In general, our clients may terminate the agreements entered into in connection with a project, whether time and materials or fixed-fee based, upon 30-days' prior written notice. We cannot give any assurances that a client will not terminate a project before its completion. If our clients terminate existing agreements or if we are unable to enter into new agreements, our business, financial condition and results of operations could be materially and adversely affected.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Overview" for a more complete description of our sources of revenues and the impact of the nature of our business on our financial condition.

We generate a large part of our revenues from a small number of clients.

   We derive a significant portion of our revenues from a limited number of large clients. For example, Charles Schwab accounted for approximately 27.1% of our actual revenues in 1998 and four clients accounted for approximately 63.5% of our actual revenues in 1997. The volume of work performed for these clients may not be sustained from year to year, and there is a risk that these principal clients may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview" and "Business--Clients" for more information relating to our clients.

Our recent acquisitions created financial and other challenges.

   We acquired five businesses during 1998 and acquired Spray in January 1999. We are experiencing certain financial, operational and managerial challenges in integrating these acquired companies. To the extent our management must devote significant time and attention to the integration of technology, operations and personnel as a result of these acquisitions, our ability to service current clients and win new clients may suffer. In addition, our management faces the difficult and potentially time consuming challenge of implementing uniform standards, controls, procedures and policies throughout our U.S. and European offices.

   We could also experience financial or other setbacks if any of the acquired businesses experienced problems in the past of which our management is not presently aware. For example, if an acquired business had dissatisfied customers or had any performance problems, our reputation could suffer as a result of our association with that business. Our management is unaware of any material legal liabilities of the acquired companies. However, to the extent any customer or other third party asserts any material legal claims against any of the acquired companies, our business, financial condition and results of operations could be materially and adversely affected. See "Business--Spray acquisition" and "Business--Other acquisitions" for descriptions of the acquisitions we have completed.

We may be unable to implement our acquisition growth strategy.

   Our business strategy includes increasing our market share and global presence through strategic acquisitions of other digital communications solutions providers and web design or consulting firms. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our business on acceptable terms. We may not be able to complete or identify future acquisitions or realize the anticipated results of future acquisitions. Some of the risks that we may encounter in implementing our acquisition growth strategy include:

  .expenses and difficulties in identifying potential targets and the costs associated with incompleted acquisitions;

  .expenses, delays and difficulties of integrating the acquired company into our existing organization;

  .disruption of our ongoing business;

  .diversion of management's attention;

  .expenses of amortizing the acquired company's intangible assets;

  .impact on our financial condition due to the timing of the acquisition;

  .failure to retain key personnel; and

  .expense of any undisclosed or potential legal liabilities of the acquired company.

   If realized, any of these risks could have a material adverse effect on our business, results of operations and financial condition.

Our continued growth will further strain our resources.

   Our recent growth has strained our managerial and operational resources. A key part of our strategy is to grow, both by hiring more personnel and by acquiring companies, which will continue to strain our resources. We cannot assure you that our managers will be able to manage our growth effectively. To manage future growth, our management must continue to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base. If our systems, procedures and controls are inadequate to support our operations, our expansion would be halted, and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

We may have difficulty in managing our international operations and expansion.

   A key element of our strategy is to expand our business into international markets. In addition to our domestic operations, we have operations in five European cities: London, England; Stockholm, Sweden; Oslo, Norway; Helsinki, Finland; and Hamburg, Germany. Our management may have difficulty in managing our international operations because of distance, as well as language and cultural differences. Our management cannot assure you that they will be able to market and operate our services successfully in foreign markets.

   Other risks related to our international operations include:

  . fluctuations in currency exchange rates and the conversion to the euro by several members of the European Union;

  . difficulties arising from staffing and managing foreign operations;

  . legal and regulatory requirements of different countries;

  . potential political and economic instability; and

  . overlapping or differing tax laws.

   If any of these risks materialize, our international and domestic businesses, results of operations and financial condition could be materially and adversely affected.

We have a history of losses and may need additional financing.

   Razorfish and Spray have experienced operating losses, as well as net losses, for some of the years during which they have operated. Similarly, in the future, we may not generate sufficient revenue from operations to pay all of our operating or other expenses. If we fail to generate sufficient cash from our operations to pay these expenses, our management will need to identify other sources of funds. We may not be able to borrow money or issue more shares of Common Stock to meet our cash needs. Even if we can complete such transactions, they may not be on terms that are favorable or reasonable from our perspective. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more complete description of our historical financial condition, results of operations and liquidity.

A decrease in the number or size of our projects may adversely impact our quarter-to-quarter results and the price of our Common Stock.

   A high percentage of our expenses, including those related to employee compensation and equipment, are relatively fixed. If the number or size of our projects decreases in any quarter, then our revenues and operating results may also decrease.

   If our operating results fall short of investors' expectations, the trading price of our Common Stock could decrease materially, even if such results do not signal any longer-term problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarter-to-quarter fluctuations in margins" for additional factors that may cause variations in our quarterly results.

We are controlled by a small number of stockholders.

   If the stockholders listed below choose to act or vote in concert, they will have the power to influence the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our Certificate of Incorporation and mergers or sales of all of our assets. In addition, without the consent of these stockholders, we could be prevented from entering into certain transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the price at which the Common Stock will trade on Nasdaq.

   Immediately following this offering, the following stockholders collectively will own approximately 84.8% of the outstanding shares of our Common Stock and will own individually the percentage set forth opposite their respective names:

       Spray Ventures AB.................................................. 32.8%
       Communicade Inc.................................................... 33.0
       Jeffrey A. Dachis..................................................  9.5
       Craig M. Kanarick..................................................  9.5

   Communicade Inc. is a wholly owned subsidiary of Omnicom Group, Inc. Per Bystedt, Jonas Svensson, Thomas Randerz and Johan Ihrfelt, each of whom is an officer or director of Razorfish, collectively own more than 50% of the outstanding voting stock of Spray Ventures AB.

We must maintain our reputation and expand our name recognition to remain competitive.

   We believe that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding our targeted client base. We also believe that the importance of reputation and name recognition will increase due to the growing number of information technology service providers. If our reputation is damaged or if potential clients do not know what services we provide, we may become less competitive or lose our market share. Promotion and enhancement of our name will depend largely on our success in continuing to provide high quality services and digital communications solutions, which cannot be assured. If clients do not perceive our digital communications solutions to be effective or of high quality, our brand name and reputation could be materially and adversely affected.

   In addition, we license two trademarks and our symbol to Razorfish Studios, Inc., a company controlled by Communicade and Messrs. Dachis and Kanarick. Because the "Razorfish" trademarks and symbol are closely associated with both Razorfish Studios and Razorfish, our name and reputation could be materially and adversely affected by content published or actions taken by Razorfish Studios. See "Certain Transactions" for a more complete description of the business relationship between Razorfish and Razorfish Studios.

Misappropriation of our trademarks and other proprietary rights could harm our reputation, affect our competitive position and cost us money.

   We believe our trademarks and other proprietary rights are important to our success and competitive position. If we are unable to protect our trademarks and other proprietary rights against unauthorized use by others, our reputation among existing and potential clients could be damaged and our competitive position adversely affected. We have registered certain of our trademarks in the United States and abroad. We also limit access to and distribution of our proprietary information, as well as proprietary information licensed from third-parties. We cannot ensure that these strategies will be adequate to deter misappropriation of our proprietary information and material.

   Our strategies to deter misappropriation could be inadequate in light of the following risks:

  . non-recognition or inadequate protection of our proprietary rights in certain foreign countries;

  . undetected misappropriation of our proprietary information or materials;

  . development of similar software or applications by our competitors; and

  . unenforceablity of the non-competition agreements entered into by our key employees.

If any of these risks materialize, we could be required to spend significant amounts to defend our rights and our managerial resources could be diverted. In addition, our trademarks and other proprietary rights may decline in value or not be enforceable. See "Business--Intellectual property rights" for more information concerning our intellectual property.

We compete in a new and highly competitive market that has low barriers to entry.

   We compete in the information technology services market which is relatively new and intensely competitive. We expect competition to intensify as the market evolves. We compete with:

  . Internet service firms;

  . technology consulting firms;

  . technology integrators;

  . strategic consulting firms; and

  . in-house information technology, marketing and design departments of our potential clients.

   Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we have.

   There are relatively few barriers preventing competitors from entering the information technology services market. As a result, new market entrants pose a threat to our business. We do not own any patented technology that precludes or inhibits competitors from entering the information technology services market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, results of operations and financial condition. See "Business--Industry background" and "Business--Competition" for a more complete description of the industry in which we compete, a list of our competitors and the competitive factors within our industry.

We need to keep pace with changing communications technologies in order to provide effective digital communications solutions.

   Our success depends on our ability to keep pace with the rapid changes occurring in communications technologies and the new and improved devices and services that result from these changes. Our inability to respond quickly and cost-effectively to changing communications technologies and devices could make our existing service offering non-competitive and may cause us to lose our market share. For example, if the Internet is rendered obsolete or less important by faster, more efficient technologies, we must be prepared to offer non-Internet-based solutions or risk losing current and potential clients. In addition, to the extent that mobile phones, pagers, personal digital assistants or other devices become important aspects of digital communications solutions, we need to have the technological expertise to incorporate them into our solutions.

Our business depends on continued growth in the use of the Internet.

   Our future success is substantially dependent upon continued growth in the use of the Internet because we primarily use Internet-based technology to create our solutions. To the extent that businesses do not consider the Internet a viable commercial medium, our client base may not grow. The adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new, Internet-based strategy that may make their existing personnel and infrastructure obsolete.

   In addition, our business may be indirectly impacted if the number of users on the Internet does not increase or if commerce over the Internet does not become more accepted and widespread. The use and acceptance of the Internet may not increase for a number of reasons, including:

  . actual or perceived lack of security of information, such as credit card numbers;

  . high cost or lack of availability of access;

  . congestion of traffic or other usage delays on the Internet;

  . inconsistent quality of service or the lack of availability of cost-effective, high-speed service;

  . possible outages due to Year 2000 difficulties or other damage to the Internet;

  . governmental regulation;

  . uncertainty regarding intellectual property ownership; and

  . lack of high-speed modems and other communications equipment.

   Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. If the necessary infrastructure, products, services or facilities are not developed, or if the Internet does not become a viable and widespread commercial medium, our business, results of operations and financial condition could be materially and adversely affected.


Our business is subject to U.S. and foreign government regulation of the Internet.

   Both the U.S., at the state, local and federal government levels, and the European Union have recently passed legislation relating to the Internet. Because these laws are still being implemented, we are not certain how our business will be impacted by them. We may be indirectly affected by this new legislation to the extent it impacts our clients and potential clients. In addition, U.S. and foreign governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the Internet. We cannot predict if or how any future legislation would impact our business, results of operations or financial condition. See "Business--U.S. and foreign government regulation" for a more complete description of the regulations that govern our industry.

The Year 2000 problem may adversely affect our business.

   The Year 2000 issue is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. We believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter, but we can give you no assurance in this regard until such systems are operational in the year 2000. In addition, Year 2000 problems of our clients could affect our systems or operations. Widespread Year 2000 difficulties could also decrease demand for our services as companies expend resources upgrading their computer systems. As part of our analysis of the Year 2000 problem, we have analyzed the impact of the "worst case scenario" on our business. The "worst case scenario" would occur if the statements and warranties of our vendors concerning their Year 2000 compliance and upgrade programs were entirely false, our current upgrades were unsuccessful and our contingency plan failed, resulting in a critical systems failure throughout Razorfish.

   Although, as a general matter, we do not specifically warrant to clients that our work will be Year 2000 compliant, certain clients have requested and received such warranties. In such cases, we do not warrant the compliance of third-party software; rather, we warrant only that software created by us will be Year 2000 compliant. However, even absent a specific Year 2000 warranty, there is a risk that clients for whom we have created or implemented software will attempt to hold us liable for any damages that result in connection with Year 2000 issues.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more complete description of the Year 2000 risks that we face and the steps we have taken to reduce those risks.

The conversion to the euro may adversely affect our business in Europe.

   Due to our operations in the United Kingdom, Sweden, Finland, Norway and Germany, we may be exposed to certain risks as a result of the conversion process by certain European Union member states of their respective currencies to the euro that commenced on January 1, 1999. The conversion rates between the member states' currencies and the euro are fixed by the Council of the European Union. We are unsure as to whether the conversion to the euro will have an adverse impact on our business, but potential risks include (1) the costs of modifying our software and information systems and (2) changes in the conduct of business and in the principal European markets for our products and services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency fluctuation and the euro conversion" for a more complete description of the impact of the conversion to the euro on our financial condition.

The volume of trading and price of our Common Stock could fluctuate significantly.

   Currently there is no public market for our Common Stock. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid it may be. Although in recent months investors have shown great interest in technology companies focused on the Internet, many publications indicate that the stock of these companies trade at overly inflated prices. If investor interest in these stocks declines, the price for our Common Stock could drop suddenly and significantly, even if our operating results are positive. In addition, the trading volume of Internet-related stocks has been volatile in recent months. If the trading volume of our Common Stock experiences significant changes, the price of our Common Stock could be adversely affected.

   Wide fluctuations in our trading price or volume could also be caused by:


   .quarterly variations in our operating results;

   .investor perception of our company and the information technology services market in general;

   .announcements or implementation of technological innovations;

   .announcements or implementation by us or our competitors of new products or services;

   .changes in financial estimates by securities analysts; and

   .general economic and information technology services market conditions.

   Declines in the trading or price of our Common Stock could also materially and adversely affect employee morale and retention, our access to capital and other aspects of our business.

The sale of a substantial number of shares of our Common Stock in the public market could adversely affect the market price.

   Following this offering, a portion of our shares of Common Stock will be eligible for sale in the public market. Sales or the expectation of sales of a large number of shares of our Common Stock in the public market could adversely affect the prevailing market price of our Common Stock. We and our directors and executive officers have agreed, except in limited circumstances, not to sell any shares of Common Stock for 180 days after the date of this prospectus without the prior consent of Credit Suisse First Boston Corporation; however, Credit Suisse First Boston Corporation may release the shares from these restrictions at any time. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our Common Stock after this offering.


Our management has broad discretion over the use of proceeds from this offering.

   Our management has significant flexibility in applying the proceeds we receive in this offering. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot determine the value or propriety of our management's application of the proceeds on our behalf. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds of this offering.

The value of your investment in our Common Stock will be diluted.

   If you purchase Common Stock in this offering, you will pay more for your shares than the amount paid by existing stockholders or individuals or companies which acquired shares by exercising options granted before this offering. As a result, the value of your investment based on the value of our net tangible assets, as recorded in our books, will be less than the amount you pay for shares of Common Stock in this offering. In addition, the total amount of our capital will be less than what it would have been had you and all of the existing stockholders and optionees paid the same amount per share of Common Stock as you will pay in this offering. See "Dilution" for a more complete description of how the value of your investment in our Common Stock will be diluted upon the completion of this offering.

Our charter documents could make it more difficult for a third party to acquire us.

   Our Certificate of Incorporation and By-laws are designed to make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. For example, our certificate of incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of "blank check" preferred stock. Without stockholder approval, the Board of Directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire our company.

   Our By-laws do not permit any person other than the Board of Directors or certain executive officers to call special meetings of the stockholders. In addition, a stockholders' proposal for an annual meeting must be received 45 days prior to the meeting in order to be placed on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the Board of Directors would be subject to significant delays and difficulties. See "Description of Capital Stock" for a more detailed description of the terms of our charter documents that could hinder a third party's attempt to acquire control of Razorfish.

                                USE OF PROCEEDS

   Razorfish estimates that it will receive net proceeds of approximately $28.6 million or approximately $33.2 million if the underwriters' overallotment option is exercised in full from the sale of the shares of Common Stock offered by us, at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by Razorfish.

   Razorfish expects to use such net proceeds for general corporate purposes, including:

   .expanding its human resources department and hiring additional personnel;

   .the development of a formal sales and marketing department;

   .strategic acquisitions or investments;

   .international expansion;

   .technical upgrades of internal systems; and

   .working capital requirements.

   Razorfish's management continually evaluates potential strategic acquisitions or investments, but at the present time Razorfish has no understandings, commitments or agreements with respect to any such acquisition or investment. Pending such uses, Razorfish intends to invest the net proceeds from the offering in U.S. government securities and other investment-grade, interest-bearing instruments.

   The foregoing represents Razorfish's present intentions with respect to the allocation of proceeds of this offering based upon its present plans and business conditions. The occurrence of certain unforeseen events or changed business conditions could result in the application of the proceeds of the offering in a manner other than as described in this prospectus. See "Risk Factors--Our management has broad discretion over the use of proceeds from this offering" for discussion of this risk.

                                DIVIDEND POLICY

   Razorfish's Board of Directors has never declared or paid any cash dividends on its Common Stock and does not expect to do so in the foreseeable future. Razorfish currently intends to retain any earnings to finance the expansion and development of its business. Razorfish's Board of Directors will make any future determination of the payment of dividends based upon conditions then existing, including Razorfish's earnings, financial condition and capital requirements, as well as such economic and other conditions as the Board of Directors may deem relevant. In addition, the payment of dividends may be limited by financing agreements that Razorfish may enter into in the future.

                                 CAPITALIZATION

   The following table sets forth the capitalization of Razorfish (1) on an actual basis as of December 31, 1998, (2) on a pro forma basis assuming the acquisition of Spray and the exercise by Communicade of an option to purchase 1,976,810 shares (or 10%) of Razorfish's Common Stock had been completed as of December 31, 1998 and (3) pro forma as adjusted to give pro forma effect to the sale of 3,000,000 shares of Common Stock offered hereby. The non-voting shares of Class B Common Stock were a portion of the purchase price paid by Razorfish in connection with the acquisition of Spray, and they were issued to Communicade and Spray Ventures in February 1999. See "Business--Spray acquisition" and "Description of Capital Stock--Common stock."

   This table should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and each of Razorfish's and Spray's consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                    As of December 31, 1998
                                                  -----------------------------
                                                                     Pro forma
                                                  Actual  Pro forma as adjusted
                                                  ------  --------- -----------
                                                         (in thousands)
Total long-term debt............................. $3,212   $ 3,236    $ 3,236
Stockholders' equity:
  Class A Common Stock, $.01 par value:
   29,999,950 shares authorized, 9,223,821 shares
   issued and outstanding, actual (29,999,950
   shares authorized, 21,081,665 issued and
   outstanding, pro forma; 24,081,665 issued and
   outstanding, pro forma as adjusted)(1)........     92       211        241
  Class B Common Stock, $.01 par value: 50 shares
   authorized, no shares issued and outstanding,
   actual (50 shares authorized, 50 shares issued
   and outstanding, pro forma and pro forma as
   adjusted).....................................    --        --         --
  Preferred Stock, $.01 par value: no shares
   authorized, no shares issued and outstanding,
   actual (10,000,000 shares authorized, no
   shares issued and outstanding, pro forma and
   pro forma as adjusted)........................    --        --         --
  Additional paid-in capital(2)..................  2,752    54,447     82,989
  Retained earnings (accumulated deficit)........   (119)    (119)       (119)
  Cumulative foreign currency translation
   adjustments...................................      4         4          4
                                                  ------   -------    -------
    Total stockholders' equity(2)................  2,729    54,543     83,115
                                                  ------   -------    -------
      Total capitalization....................... $5,941   $57,779    $86,351
                                                  ======   =======    =======

--------

(1) Does not include (a) options to purchase 659,955 shares of Common Stock issued pursuant to Razorfish's 1997 Stock Option Plan and outstanding as of December 31, 1998 (of which options to purchase 132,161 shares were exercisable as of December 31, 1998) or the remaining 196,136 shares of Common Stock reserved for issuance as of December 31, 1998 pursuant to the 1997 Stock Option Plan, all of which will be granted concurrently with the consummation of this offering or (b) 600,000 shares of Common Stock reserved for issuance pursuant to Razorfish's 1999 Stock Incentive Plan of which no options are outstanding but 78,402 options of which will be granted concurrently with the consummation of this offering. See "Management--Employee benefit plans."

(2) The purchase price paid by Communicade in connection with the exercise of the option described in the introduction to the table above was based on a discount of 20% from an assumed offering price of $10.00 per share (or $8.00 per share). The purchase price for these shares will be adjusted based on a discount of 20% from the actual offering price of the shares sold in this offering. At the closing of this offering, Communicade will pay, or Razorfish will refund, the difference between the amount paid by Communicade and the amount payable based on the actual offering price, as applicable. An increase or decrease in the offering price of $1.00 will result in an increase or decrease in the aggregate purchase price payable by Communicade of $1,581,448. Assuming that the actual offering price of the shares offered hereby is $11.00 per share (the midpoint of the range disclosed on the cover of the prospectus), the purchase price payable by Communicade will increase by $1,581,448 to $17,395,928.

                                    DILUTION

   Assuming that the acquisition of Spray and the exercise by Communicade of an option to purchase 1,976,810 shares (or 10%) of Razorfish's Common Stock had been completed as of December 31, 1998, Razorfish's pro forma net tangible book value as of December 31, 1998 would have been approximately $14.4 million, or $0.68 per share. Net tangible book value per share is equal to the total tangible assets of Razorfish minus total liabilities divided by the number of shares of Common Stock outstanding. Assuming Razorfish had also sold the 3,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $11.00 per share), and after deducting underwriting discounts and commissions and estimated offering expenses payable by Razorfish, Razorfish's pro forma net tangible book value at December 31, 1998 would have been approximately $43.0 million, or $1.78 per share. This represents an immediate increase in pro forma net tangible book value of $1.10 per share to existing stockholders (including Spray Ventures and Communicade) and an immediate dilution of $9.22 per share to new investors. Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock. The following table illustrates the substantial and immediate per share dilution to new investors:

                                                                   Per share
                                                                  ------------
   Assumed initial public offering price per share...............       $11.00
     Pro forma net tangible book value per share as of December
      31, 1998................................................... $0.68
     Increase per share attributable to new investors............  1.10
                                                                  -----
   Pro forma net tangible book value per share after giving
    effect to the offering.......................................         1.78
                                                                        ------
   Dilution per share to new investors...........................       $ 9.22
                                                                        ======

   The following table sets forth as of December 31, 1998 the number of shares of Common Stock purchased from Razorfish, the total consideration paid and the average price per share paid by existing stockholders and by new investors at an assumed offering price of $11.00 per share:

                                      Shares          Total
                                    purchased     consideration
                                  -------------- --------------- Average price
                                  Number Percent Amount  Percent   per share
                                  ------ ------- ------- ------- -------------
   Existing stockholders(1)...... 21,082   87.5% $54,659   62.4%     $2.59
   New investors.................  3,000   12.5   33,000   37.6      11.00
                                  ------  -----  -------  -----
     Total....................... 24,082  100.0% $87,659  100.0%     $3.64
                                  ======  =====  =======  =====

--------

(1) Includes 7,904,827 shares acquired by Spray Ventures and 1,976,207 shares acquired by Communicade at $3.64 per share, pursuant to the Spray acquisition, and 1,976,810 shares acquired by Communicade at $8.00 per share pursuant to the exercise of its option to purchase up to 10% of Razorfish's Common Stock. The purchase price paid by Communicade in connection with the exercise of the 10% option was based on a discount of 20% from an assumed offering price of $10.00 per share (or $8.00 per share). The purchase price for these shares will be adjusted based on a discount of 20% from the actual offering price of the shares sold in this offering. See "Capitalization."

   If the underwriters exercise their over-allotment in full, the pro forma net tangible book value per share of Common Stock as of December 31, 1998 would have been $1.94 per share, which would result in dilution to the new investors of $9.06 per share, and the number of shares held by the new investors will increase to 3,450,000, or 14.1% of the total number of shares to be outstanding after this offering, and the number of shares held by the existing stockholders will be 21,081,665 shares, or 85.9% of the total number of shares to be outstanding after this offering.

   The foregoing tables assume no exercise of any outstanding stock options to purchase Common Stock. As of December 31, 1998, there were outstanding options to purchase an aggregate of 659,955 shares of Common Stock, 132,161 of which were then exercisable, and Razorfish had also reserved for issuance as of December 31, 1998 an additional 196,136 shares of Common Stock for issuance upon the exercise of options which had not yet been granted under the 1997 Stock Option Plan but which Razorfish intends to grant concurrently with the consummation of this offering. Razorfish has reserved a total of 600,000 shares of Common Stock for issuance under the 1999 Stock Incentive Plan of which no options are outstanding but 78,402 options of which will be granted concurrently with the consummation of this offering. To the extent options are exercised, there will be accretion to both new and existing investors. See "Capitalization," "Management--Employee benefit plans" and note 8 to Razorfish's consolidated financial statements.

   The following table illustrates the accretion to investors as of December 31, 1998 (assuming that the acquisition of Spray, the exercise by Communicade of its option to purchase 1,976,810 shares (or 10%) of Razorfish's Common Stock and the sale of 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $11.00 had been completed as of December 31, 1998) after giving pro forma effect to the exercise of all outstanding nominal issuances of options to purchase Common Stock, including proceeds received upon exercise of these options:

                                                                       Per share
                                                                       ---------
     Net tangible book value per share as of December 31, 1998........   $1.78
     Increase per share attributable to exercise of nominal issuances
      of options to purchase Common Stock as of December 31, 1998.....    0.02
                                                                         -----
   Pro forma net tangible book value per share........................   $1.80
                                                                         =====

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF RAZORFISH

   The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Razorfish's consolidated financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations information for the three-year period ended December 31, 1998 and the balance sheet information as of December 31, 1997 and 1998 is derived from the consolidated financial statements of Razorfish, which have been audited by Arthur Andersen LLP, independent public accountants, and is included elsewhere in this prospectus. The statement of operations information for the year ended December 31, 1995 and the balance sheet information as of December 31, 1995 and 1996 is derived from the consolidated financial statements of Razorfish, which have been audited by Arthur Andersen LLP, independent public accountants, and is not included in this prospectus.

                                              Year ended December 31,
                                      ----------------------------------------
                                        1995      1996       1997      1998
                                      --------- ---------  --------- ---------
                                        (in thousands, except share and per
                                                    share data)
Statement of Operations Information:
Revenues............................       $312    $1,218     $3,618   $13,843
Direct salaries and costs...........        107       895      1,906     7,770
                                      --------- ---------  --------- ---------
Gross profit........................        205       323      1,712     6,073
Sales and marketing.................         16       129        175       438
General and administrative..........        142       500        877     2,897
Amortization of goodwill............        --        --         --        107
Non-cash compensation expense.......        --        --          79     2,278
                                      --------- ---------  --------- ---------
Income (loss) from operations.......         47      (306)       581       353
Interest expense, net...............        --          5         19       241
                                      --------- ---------  --------- ---------
Income (loss) before income taxes...         47      (311)       562       112
Provision (benefit) for income
 taxes..............................         11       (57)       265       455
                                      --------- ---------  --------- ---------
Net income (loss)...................       $ 36    $ (254)    $  297   $  (343)
                                      ========= =========  ========= =========
Net income (loss) per share
 Basic..............................      $0.00    $(0.03)     $0.03    $(0.04)
 Diluted............................      $0.00    $(0.03)     $0.03    $(0.04)
Weighted average common shares
 outstanding
 Basic..............................  9,090,906 9,090,906  9,156,819 9,223,821
 Diluted............................  9,537,607 9,537,607  9,886,241 9,670,522

                                                   December 31,
                                      ----------------------------------------
                                        1995      1996       1997      1998
                                      --------- ---------  --------- ---------
                                                  (in thousands)
Balance Sheet Information:
Cash and cash equivalents...........       $--       $ 63     $1,176    $  599
Total assets........................        123       593      4,267    12,085
Total long-term debt................         17        55         77     3,212
Total debt..........................         21        91      1,953     5,542
Stockholders' equity................         36       281        657     2,729

              SELECTED CONSOLIDATED FINANCIAL INFORMATION OF SPRAY

   The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Spray's consolidated financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations information for the three-year period ended December 31, 1998 and the balance sheet information as of December 31, 1997 and 1998 is derived from the consolidated financial statements of Spray, which have been audited by Arthur Andersen LLP, independent public accountants, and is included elsewhere in this prospectus. The balance sheet information as of December 31, 1996 is derived from the consolidated financial statements of Spray, which have been audited by Arthur Andersen LLP, independent public accountants, and is not included in this prospectus. The statement of operations information for the two-year period ended December 31, 1995 and the balance sheet information as of December 31, 1994 and 1995 is unaudited and has been prepared on the same basis as the audited consolidated financial statements of Spray included elsewhere in this prospectus. In the opinion of management, this unaudited information includes all adjustments, consisting of only normally recurring adjustments necessary for a fair presentation of such information. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                 Year ended December 31,
                                            ----------------------------------
                                            1994  1995   1996   1997    1998
                                            ---- ------ ------ ------  -------
                                                     (in thousands)
Statement of Operations Information:
Revenues..................................  $458 $2,192 $5,319 $7,818  $15,402
Direct salaries and costs.................   323  1,734  4,391  7,258   13,111
                                            ---- ------ ------ ------  -------
Gross profit..............................   135    458    928    560    2,291
Sales and marketing.......................    38     97    350    395      757
General and administrative................   --     --     256    965    2,763
Amortization of goodwill..................   --     --     --      89      331
                                            ---- ------ ------ ------  -------
Income (loss) from operations.............    97    361    322   (889)  (1,560)
Interest income (expense), net............   --       1    --      84     (235)
                                            ---- ------ ------ ------  -------
Income (loss) before minority interest and
 income taxes.............................    97    362    322   (805)  (1,795)
Minority interest.........................   --     --     --      88      319
                                            ---- ------ ------ ------  -------
Income (loss) before income taxes.........    97    362    322   (717)  (1,476)
Provision (benefit) for income taxes......   --      66    241    (24)     --
                                            ---- ------ ------ ------  -------
Net income (loss).........................  $ 97 $  296 $   81 $ (693) $(1,476)
                                            ==== ====== ====== ======  =======

                                                      December 31,
                                            ----------------------------------
                                            1994  1995   1996   1997    1998
                                            ---- ------ ------ ------  -------
                                                     (in thousands)
Balance Sheet Information:
Cash and cash equivalents.................  $110 $  184 $  240 $  581  $   907
Total assets..............................   325  1,036  1,239  4,664    6,827
Total long-term debt......................   --     --     --      45       24
Total debt................................   --     --     --     542    1,623
Stockholders' equity......................   142    476    269  1,617      836

     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   The following unaudited pro forma condensed consolidated financial statements as of the year ended December 31, 1998 and for the two-year period ended December 31, 1998 have been derived from the application of pro forma adjustments to the historical consolidated financial statements of Razorfish, Spray, Spray Ventures and Avalanche Systems, which are included elsewhere in this prospectus. The historical accounts of Spray for the year ended December 31, 1997 do not include the results of operations of Spray Ventures prior to September 1, 1997, the date on which Spray acquired the operating subsidiaries of Spray Ventures. The historical accounts of Spray for the year ended December 31, 1997 include the results of operations of two insignificant subsidiaries of Spray that were not purchased by Razorfish in the Spray acquisition. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of Spray and the exercise by Communicade of an option to purchase 1,976,810 shares (or 10%) of Razorfish's Common Stock as if such transactions had occurred on December 31, 1998. The unaudited pro forma consolidated statement of operations information for the two-year period ended December 31, 1998 gives effect to the acquisitions that Razorfish completed in 1998 and 1999 and Communicade's exercise of the 10% option as if such transactions had occurred on January 1, 1997.

   The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of what Razorfish's actual results of operations or financial condition would have been assuming the acquisitions that Razorfish completed in 1998 and 1999 and the exercise by Communicade of an option to purchase up to 10% of Razorfish's Common Stock had been completed on such dates, nor does it purport to be indicative of results of operations or financial condition that may be achieved in the future.

   The acquisitions that Razorfish completed in 1998 and 1999 have been accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess purchase price over the fair value of net assets acquired, which equals $35.1 million for Spray, $0.8 million for Avalanche Systems and an aggregate of $2.8 million for the other acquisitions, has been allocated to goodwill, customer lists and workforce. The estimated fair value of the net assets acquired from Spray was determined based on independent third-party valuations and management's knowledge of current industry trends and transactions. Management considers such estimates to be reasonable.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                          As of December 31, 1998

                               Historical             Pro forma adjustments
                         ------------------------  -----------------------------
                                                       Spray
                          Razorfish      Spray     acquisition(a)  10% option(b)  Pro forma
                         -----------  -----------  -------------   ------------- -----------
ASSETS
Current assets:
 Cash and cash
  equivalents........... $   598,720  $   907,000   $       --      $15,814,476  $17,320,196
 Accounts receivable,
  net...................   2,373,006    2,437,000           --              --     4,810,006
 Other current assets...   2,602,822      534,000           --              --     3,136,822
                         -----------  -----------   -----------     -----------  -----------
  Total current assets..   5,574,548    3,878,000           --       15,814,476   25,267,024
Property and equipment,
 net....................   1,185,544    1,436,000           --              --     2,621,544
Intangibles.............   3,454,582    1,513,000    35,164,000(a)          --    40,131,582
Investments and other
 assets.................   1,870,809          --            --              --     1,870,809
                         -----------  -----------   -----------     -----------  -----------
    Total assets........ $12,085,483  $ 6,827,000   $35,164,000     $15,814,476  $69,890,959
                         ===========  ===========   ===========     ===========  ===========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
 Due to Omnicom......... $ 1,782,380  $       --    $       --      $       --   $ 1,782,380(d)
 Accounts payable and
  accrued expenses......   1,791,417    2,854,000           --              --     4,645,417
 Related party debt.....     500,000          --            --              --       500,000
 Deferred tax
  liabilities...........   1,395,884          --            --              --     1,395,884
 Current portion of
  capital lease
  obligations...........      47,107          --            --              --        47,107
 Other current
  liabilities...........     609,213    2,830,000           --              --     3,439,213
                         -----------  -----------   -----------     -----------  -----------
  Total current
   liabilities..........   6,126,001    5,684,000           --              --    11,810,001
Long-term debt..........   3,206,506       24,000           --              --     3,230,506
Capital lease
 obligations............       5,671          --            --              --         5,671
Other long-term
 liabilities............      18,655      283,000           --              --       301,655
                         -----------  -----------   -----------     -----------  -----------
    Total liabilities...   9,356,833    5,991,000           --              --    15,347,833
Stockholders' equity:
Preferred Stock.........         --           --            --              --           --
Common stock:
 Class A................      92,238       37,000        61,810(c)       19,768      210,816
 Class B................         --           --              1(c)          --             1
 Additional paid-in
  capital...............   2,751,863    3,492,000    32,409,189(c)   15,794,708   54,447,760
 Retained deficit.......    (119,311)  (2,581,000)    2,581,000(c)          --      (119,311)
Cumulative foreign
 translation
 adjustments............       3,860     (112,000)      112,000(c)          --         3,860
                         -----------  -----------   -----------     -----------  -----------
  Total stockholders'
   equity...............   2,728,650      836,000    35,164,000      15,814,476   54,543,126
                         -----------  -----------   -----------     -----------  -----------
   Total liabilities and
    stockholders'
    equity.............. $12,085,483  $ 6,827,000   $35,164,000     $15,814,476  $69,890,959
                         ===========  ===========   ===========     ===========  ===========

 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated financial statements are integral parts of this statement.

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

      (a) Spray acquisition


         On January 5, 1999, Razorfish acquired all of the issued and outstanding shares of capital stock of Spray from Spray Ventures and Communicade in exchange for an aggregate of 9,881,034 shares of Common Stock (representing 50% of Razorfish's outstanding shares of Common Stock on a fully diluted basis after giving effect to this acquisition) and 50 shares of non-voting Class B Common Stock.

        Set forth below is Razorfish's allocation of the purchase price of the Spray acquisition:

         Aggregate purchase price................................. $36,000,000
           Less: net book value of assets acquired................     836,000
                                                                   -----------
         Excess of cost over net book value of assets acquired.... $35,164,000
                                                                   ===========
         Allocation of excess cost over net book value of assets
          acquired:
           Goodwill............................................... $26,664,000
           Customer lists.........................................   7,600,000
           Workforce..............................................     900,000
                                                                   -----------
             Total................................................ $35,164,000
                                                                   ===========

         The allocation of excess cost over net book value of assets acquired to the intangible assets relating to the Spray acquisition was determined based upon an independent third-party valuation. The estimated useful lives are as follows:

         Goodwill...................................................... 20 years
         Customer lists................................................ 16 years
         Workforce.....................................................  6 years

      (b) Communicade's 10% option

         On February 3, 1999, Communicade exercised its option to purchase up to 10% of Razorfish's Common Stock and acquired 1,976,810 shares of Common Stock for total proceeds of $15,814,476 million. The purchase price paid by Communicade in connection with the exercise of this option was based on a discount of 20% from an assumed offering price of $10.00 per share (or $8.00 per share). The purchase price for these shares will be adjusted based on a discount of 20% from the actual offering price of the shares offered hereby. At the closing of this offering, Communicade will pay, or Razorfish will refund, the difference between the amount paid by Communicade and the amount payable based on such actual offering price, as applicable. Assuming that the actual offering price of the shares offered hereby is $11.00 per share (the midpoint of the range disclosed on the cover of this prospectus), the purchase price payable by Communicade will increase by $1,581,448 to $17,395,928.

      (c) Reflects the adjustments to stockholders' equity as follows:

                                                                   Acquisitions
                                                                   ------------
         Elimination of Spray common stock.......................  $   (37,000)
         Issuance of Common Stock in connection with the
          acquisition of Spray...................................       98,810
                                                                   -----------
            Subtotal.............................................       61,810
                                                                   -----------
         Issuance of Class B Common Stock in connection with the
          acquisition of Spray...................................            1
                                                                   -----------
         Additional paid-in capital:
          Elimination of Spray additional paid-in capital........   (3,492,000)
          Additional paid-in capital from issuance of Class A and
           B Common Stock in connection with the acquisition of
           Spray.................................................   35,901,189
                                                                   -----------
            Subtotal.............................................   32,409,189
         Retained deficit:
         Elimination of Spray historical retained deficit........    2,581,000
         Cumulative foreign translation adjustment:
         Elimination of Spray historical cumulative foreign
          translation adjustment.................................      112,000
                                                                   -----------
            Total................................................  $35,164,000
                                                                   ===========

       (d) "Due to Omnicom" was reduced subsequent to December 31, 1998 by $1,103,998 to $678,382 in connection with the exercise of Communicade's 10% option; however, this adjustment has not been reflected in the Pro Forma Condensed Consolidated Balance Sheet.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      For the year ended December 31, 1997

                                            Historical                                    Pro forma adjustments
                   ---------------------------------------------------------------- ----------------------------------------
                                             Spray                       Other                         Other          10%
                   Razorfish    Spray     Ventures(a)   Avalanche   acquisitions(b)    Spray        acquisitions     option
                   ---------- ----------  -----------  -----------  --------------- -----------     ------------    --------
Revenues.........  $3,617,688 $7,818,000  $ 1,585,000  $ 2,313,863    $3,007,745    $       --       $ (529,750)(c) $    --
Direct salaries
 and costs.......   1,906,111  7,258,000    2,644,000    2,356,000     2,108,185            --       (1,143,775)(d)      --
                   ---------- ----------  -----------  -----------    ----------    -----------      ----------     --------
Gross profit
 (loss)..........   1,711,577    560,000   (1,059,000)     (42,137)      899,560            --          614,025          --
Sales and
 marketing.......     174,550    395,000       53,000          --        136,379            --          (53,000)(e)      --
General and
 administrative..     876,567    965,000      450,000    2,052,058       385,727            --         (304,385)(f)      --
Non-recurring
 charges.........         --         --       238,000          --            --             --         (238,000)(g)      --
Amortization of
 intangibles.....         --      89,000          --           --            --       1,958,200 (h)     354,067 (h)      --
Non-cash
 compensation
 expense.........      78,819        --           --           --            --             --              --           --
                   ---------- ----------  -----------  -----------    ----------    -----------      ----------     --------
Income (loss)
 from
 operations......     581,641   (889,000)  (1,800,000)  (2,094,195)      377,454     (1,958,200)        855,343          --
Gain on disposal
 of subsidiary...         --         --      (100,000)         --            --             --              --           --
Interest expense
 (income), net...      19,489    (84,000)      44,000          --         12,952            --          (65,090)(i)  (53,441)
Minority
 interests.......         --     (88,000)    (147,000)         --         16,610            --         (139,900)(j)      --
                   ---------- ----------  -----------  -----------    ----------    -----------      ----------     --------
Income (loss)
 before income
 taxes...........     562,152   (717,000)  (1,597,000)  (2,094,195)      347,892     (1,958,200)      1,060,333       53,441
Provision
 (benefit) for
 income taxes....     264,963    (24,000)         --           --         85,237            --           30,030 (k)      --
                   ---------- ----------  -----------  -----------    ----------    -----------      ----------     --------
Net income
 (loss)..........  $  297,189 $ (693,000) $(1,597,000) $(2,094,195)   $  262,655    $(1,958,200)     $1,030,303     $ 53,441
                   ========== ==========  ===========  ===========    ==========    ===========      ==========     ========
Per share
 information:
Net income (loss)
 per share:
 Basic...........  $     0.03
                   ==========
 Diluted.........  $     0.03
                   ==========
Weighted average
 common shares
 outstanding:
 Basic...........   9,156,819
                   ==========
 Diluted.........   9,886,241
                   ==========
                    Pro forma
                   --------------
Revenues.........  $17,812,546
Direct salaries
 and costs.......   15,128,521
                   --------------
Gross profit
 (loss)..........    2,684,025
Sales and
 marketing.......      705,929
General and
 administrative..    4,424,967
Non-recurring
 charges.........          --
Amortization of
 intangibles.....    2,401,267
Non-cash
 compensation
 expense.........       78,819
                   --------------
Income (loss)
 from
 operations......   (4,926,957)
Gain on disposal
 of subsidiary...     (100,000)
Interest expense
 (income), net...     (126,090)
Minority
 interests.......     (358,290)
                   --------------
Income (loss)
 before income
 taxes...........   (4,342,577)
Provision
 (benefit) for
 income taxes....      356,230
                   --------------
Net income
 (loss)..........  $(4,698,807)
                   ==============
Per share
 information:
Net income (loss)
 per share:
 Basic...........  $     (0.22)
                   ==============
 Diluted.........  $     (0.22)
                   ==============
Weighted average
 common shares
 outstanding:
 Basic...........   21,014,663(l)
                   ==============
 Diluted.........   21,205,525(l)
                   ==============

 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated financial statements are integral parts of this statement.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      For the year ended December 31, 1998

                                       Historical                        Pro forma adjustments
                         ----------------------------------------- --------------------------------------
                                                        Other                        Other         10%
                          Razorfish      Spray     acquisitions(b)    Spray       acquisitions    option       Pro forma
                         -----------  -----------  --------------- -----------    ------------   --------     -----------
Revenues................ $13,843,289  $15,402,000    $1,728,763    $       --       $    --      $    --      $30,974,052
Direct salaries and
 costs..................   7,769,752   13,111,000     1,681,737            --            --           --       22,562,489
                         -----------  -----------    ----------    -----------      --------     --------     -----------
Gross profit............   6,073,537    2,291,000        47,026            --            --           --        8,411,563
Sales and marketing.....     438,204      757,000       164,222            --            --           --        1,359,426
General and
 administrative.........   2,897,064    2,763,000       269,223            --            --           --        5,929,287
Amortization of
 intangibles............     106,634      331,000           --      1,958,200 (h)     64,126 (h)      --        2,459,960
Non-cash compensation
 expense................   2,278,281          --            --             --            --           --        2,278,281
                         -----------  -----------    ----------    -----------      --------     --------     -----------
Income (loss) from
 operations.............     353,354   (1,560,000)     (386,419)    (1,958,200)      (64,126)         --       (3,615,391)
Interest expense
 (income), net..........     241,342      235,000         5,342            --            --      (481,684)(i)         --
Minority interests......         --      (319,000)          --             --            --           --         (319,000)
                         -----------  -----------    ----------    -----------      --------     --------     -----------
Income (loss) before
 income taxes...........     112,012   (1,476,000)     (391,761)    (1,958,200)      (64,126)(k)  481,684      (3,296,391)
Provision (benefit) for
 income taxes...........     454,813          --       (181,227)           --            --           --          273,586
                         -----------  -----------    ----------    -----------      --------     --------     -----------
Net (loss) income....... $  (342,801) $(1,476,000)   $ (210,534)   $(1,958,200)     $(64,126)    $481,684     $(3,569,977)
                         ===========  ===========    ==========    ===========      ========     ========     ===========
Per share information:
Net loss per share:
Basic................... $     (0.04)                                                                         $     (0.17)
                         ===========                                                                          ===========
Diluted................. $     (0.04)                                                                         $     (0.17)
                         ===========                                                                          ===========
Weighted average common
 shares outstanding:
Basic...................   9,223,821                                                                           21,081,665(l)
                         ===========                                                                          ===========
Diluted.................   9,670,522                                                                           21,528,366(l)
                         ===========                                                                          ===========

 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated financial statements are integral parts of this statement.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    (a)Spray Services acquisition

         On September 1, 1997, Spray acquired substantially all of the assets of the Spray Services AB group of companies from Spray Ventures for 1,162 newly issued shares of Spray, representing 51% of the then outstanding shares of common stock of Spray. The new shares were valued at $1,967,000; Spray paid $86,000 in direct costs, resulting in a total purchase price of $2,053,000. This acquisition was accounted for as a purchase; accordingly, the operating results of Spray Services since September 1, 1997 have been included in Spray's consolidated financial statements.

         The historical Spray Ventures consolidated statement of operations include the results of operations of Spray Services and two subsidiaries of Spray not acquired by Razorfish. All revenue for the year ended December 31, 1997 was generated by Spray Services and the two subsidiaries not acquired by Razorfish. Spray Ventures, on a stand-alone basis, incurred certain costs for the year ended December 31, 1997.

      (b) Other acquisitions

         The historical "Other acquisitions" column for the year ended December 31, 1997 includes the full-year results of operations for the acquired companies, other than Spray, Spray Services and Avalanche Systems which are presented in separate columns.

         The historical "Other acquisitions" column for the year ended December 31, 1998 includes the results of operations for the acquired companies, other than Spray, for the period of January 1, 1998 through the respective acquisition dates described below.


      Avalanche Systems acquisition

         On January 15, 1998, the Company purchased a 66 2/3% ownership interest from the shareholders of a newly formed corporation, Avalanche Solutions, Inc. In connection with this transaction, Avalanche Solutions acquired substantially all of the assets of Avalanche Systems, Inc. from Fleet Bank National Association and Fleet Bank Capital Corporation in a foreclosure sale. These assets were seized from Avalanche Systems, whose shareholders were the holders of the remaining 33 1/3% of the capital stock of Avalanche Solutions. In April 1998, the Company purchased this 33 1/3% ownership interest in Avalanche Solutions. The total cash consideration for all stock and net assets acquired was approximately $1,294,000.

         These acquisitions have been accounted for under the purchase method of accounting; accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on their respective acquisition dates. As a result of these acquisitions, the Company has recorded goodwill of approximately $789,000, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years.

      CHBi acquisition

         On May 21, 1998, Razorfish acquired all of the outstanding stock of CHBi Limited for cash consideration of $2,028,000. Razorfish is required to make certain cash earn-out payments to the former shareholders of CHBi based upon the achievement of targeted operating performance of the company through May 2001. No earn-out payments have been earned to date. Further earn-out payments, if any, will be recorded as additional purchase price and, as such, a corresponding adjustment to goodwill. This acquisition was accounted for as a purchase; accordingly, the operating results of CHBi since June 1, 1998 have been included in Razorfish's consolidated financial statements.

      Plastic acquisition

         On June 26, 1998, Razorfish acquired substantially all of the assets of Alpha On-line, Inc. d/b/a Plastic and Plasticweb for cash consideration of $686,000. Razorfish is required to make certain cash earn-out payments to the former shareholders of Plastic based upon the achievement of targeted operating performance of the company through December 2001. No earn-out payments have been earned to date. Further earn-out payments, if any, will be recorded as additional purchase price and, as such, a corresponding adjustment to goodwill. This acquisition was accounted for as a purchase; accordingly, the operating results of Plastic since June 1, 1998 have been included in Razorfish's consolidated financial statements.

      <tag> Media acquisition

         On July 30, 1998, Razorfish acquired substantially all of the assets of Titus Anspach Group, LLC d/b/a <tag> Media for cash consideration of $256,000. Razorfish is required to make certain cash earn-out payments to the former shareholders of <tag> Media based upon the achievement of targeted operating performance of the company through December 2001. No earn-out payments have been earned to date. Further earn-out payments, if any, will be recorded as additional purchase price and, as such, a corresponding adjustment to goodwill. This acquisition was accounted for as a purchase; accordingly, the operating results of <tag> Media since August 1, 1998 have been included in Razorfish's consolidated financial statements.

      Sunbather acquisition

         On October 26, 1998, Razorfish acquired substantially all of the assets of Sunbather Limited from an administrator appointed for the company for cash consideration of $289,653. This acquisition was accounted for as a purchase; the purchase price has been allocated to the tangible and intangible net assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The operating results of Sunbather since October 1, 1998 have been included in Razorfish's consolidated financial statements.

      (c) Revenues

         Reflects the elimination of revenues related to two subsidiaries of Spray not acquired by Razorfish.

       (d) Direct salaries and costs

         Reflects the elimination of direct salaries and costs related to Spray Ventures and two subsidiaries of Spray not acquired by Razorfish.

      (e) Sales and marketing

         Reflects the elimination of sales and marketing expenses related to Spray Ventures and two subsidiaries of Spray not acquired by Razorfish.

      (f) General and administrative

         Reflects the elimination of general and administrative expenses related to Spray Ventures and two subsidiaries of Spray not acquired by Razorfish.

      (g) Non-recurring charges

         Reflects the elimination of non-recurring charges for Spray
      Ventures.

      (h) Amortization of intangibles

                                                        Year ended December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
        Amortization of Spray intangibles.............  $1,958,200  $ 1,958,200
        Amortization of Avalanche Systems goodwill
         prior to
         January 15, 1998.............................       39,463         --
        Amortization of other acquisitions' goodwill
         prior to their respective acquisition dates..      314,604      64,126
                                                        ----------- -----------
          Total pro forma goodwill adjustments........  $ 2,312,267 $ 2,022,326
                                                        =========== ===========

      (i) Interest expense (income), net

         Reflects the elimination of interest expense for Razorfish, Spray, Spray Services, Avalanche Systems and the other acquisitions for the years ended December 31, 1997 and 1998, as if the 10% option had been exercised on January 1, 1997 and, therefore, no borrowings would have been incurred by each of the entities due to available cash resources.

       (j) Minority interests

         Reflects the elimination of minority interest related to two subsidiaries of Spray not acquired.

      (k) Provision (benefit) for income taxes

         Reflects the elimination of benefit for income taxes related to two subsidiaries of Spray not acquired.

    (l) Set forth below are the weighted average shares of Common Stock outstanding during the periods for the basic and diluted computations:

                                                       Year ended December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
        Basic:
        Historical Razorfish basic...................    9,156,819    9,223,821
        Shares issued in acquisition of Spray........    9,881,034    9,881,034
        Shares issued on exercise of Communicade's
         10% option..................................    1,976,810    1,976,810
                                                       -----------  -----------
         Pro forma basic.............................   21,014,663   21,081,665
                                                       ===========  ===========
        Diluted:
        Historical Razorfish diluted.................    9,886,241    9,670,522
        Shares issued in acquisition of Spray........    9,881,034    9,881,034
        Shares issued on exercise of Communicade's
         10% option..................................    1,976,810    1,976,810
        Effect of anti-dilutive common stock
         options.....................................     (538,560)         --
                                                       -----------  -----------
         Pro forma diluted...........................   21,205,525   21,528,366
                                                       ===========  ===========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with each of Razorfish's and Spray's consolidated financial statements and notes thereto and "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this prospectus. This prospectus contains forward-looking statements relating to future events and Razorfish's future financial performance. Actual results could be significantly different than those discussed in this prospectus. Factors that could cause or contribute to such differences include those set forth in the section entitled "Risk Factors," as well as those discussed elsewhere in this prospectus.

     Unless otherwise indicated, all references to Razorfish refer to Razorfish and, subsequent to their acquisition or formation, its subsidiaries, including Spray.

Overview

   Razorfish is a leading-edge international digital communications solutions provider. Razorfish's digital communications solutions help clients increase sales, improve communications and create business identities. Razorfish provides an integrated service offering consisting of strategic consulting, design of information architectures and user-interfaces and creation and customization of software necessary to implement its digital communications solutions. Razorfish primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, Razorfish's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants. Prior to its acquisition, Spray was engaged in the same business, with the same business philosophy and strategy as Razorfish.

   Razorfish's revenues are derived from fees for services generated on a project-by-project basis. In general, clients are charged for the time, materials and expenses incurred on a particular project; however, a portion of Razorfish's revenues is derived from fixed-fee contracts. Historically, Razorfish has not operated on a retainer basis; however, in the future, Razorfish may utilize such arrangements.

   Razorfish recognizes revenues for time and materials-based arrangements and fixed-fee arrangements on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. At the beginning of each fixed-fee engagement, Razorfish estimates the total cost of the project. Razorfish reassesses its estimated costs for each project on a quarterly basis, and provisions for estimated losses on unfinished projects are made over the life of the project in the period in which such losses are determined.

   The agreements entered into in connection with a project, whether time and materials or fixed-fee based, are generally terminable by the client upon 30-days' prior written notice. If the client terminates the agreement, it is required to pay Razorfish for all time, materials and expenses incurred by Razorfish through the effective date of termination. If clients terminate existing agreements or if Razorfish is unable to enter into new engagements, Razorfish's business, financial condition and results of operations could be materially and adversely affected.

   In addition, because a proportion of Razorfish's expenses are relatively fixed, a variation in the number of client engagements can cause significant variations in operating results from quarter to quarter.

   Razorfish's projects vary in size and scope; therefore, a client that accounts for a significant portion of Razorfish's revenues in one period may not generate a similar amount of revenue in subsequent periods. On a pro forma basis assuming all of the 1998 and 1999 acquisitions had occurred on January 1, 1997, Charles Schwab would have accounted for approximately 12.1% of revenues for 1998, and no client would have accounted for more than 10.0% of revenues in 1997.

  Charles Schwab accounted for approximately 27.1% of Razorfish's actual revenues in 1998. In 1997, the following clients accounted for the percentage of Razorfish's actual revenues set forth opposite their respective names:

                                                                    Percent of
      Client                                                       1997 revenues
      ------                                                       -------------
      CBS.........................................................     19.5%
      AT&T........................................................     16.2
      Road Runner.................................................     14.1
      Charles Schwab..............................................     13.7

Hagstromer & Qviberg accounted for 15.0% of Spray's actual revenues for 1998. Telia and SAS accounted for approximately 17.0% and 12.0% of Spray's actual revenues, respectively, during 1997. No other client of Razorfish or Spray accounted for more than 10% of Razorfish's or Spray's actual revenues in 1998 or 1997.

  Razorfish believes that it will continue to derive a significant portion of its revenues from a limited number of larger clients. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our business, financial condition and results of operations.

Operating and other expenses

   Razorfish's direct salaries and costs are comprised primarily of salaries, employee benefits and incentive compensation of billable employees and a proportionate share of all other operating expenses based on the ratio of billable to total employees.

   Razorfish's sales and marketing expenses are comprised of the salaries of employees who engage in sales and marketing activities and the costs of those activities.

   Razorfish's general and administrative expenses are comprised of the salaries, employee benefits and incentive compensation of non-billable employees and a proportionate share of all other operating expenses based on the ratio of non-billable to total employees.

   Razorfish's non-cash compensation expense is comprised of the compensation cost associated with the difference between the fair market value of options granted and the exercise price of such options over the vesting period of the options. Razorfish will incur a maximum of approximately $341,000 in 1999, $141,000 in 2000 and $28,000 in 2001 in non-cash compensation expense relating to the grant of certain options to employees in 1997 and 1998. Such amounts may decrease if employees depart Razorfish before their options are fully vested.

Acquisitions

   Razorfish completed five acquisitions during 1998. Razorfish also acquired Spray and certain of its subsidiaries in the first quarter of 1999. Razorfish acquired substantially all of the assets of:

    (1) Sunbather, a London-based new media company, in October 1998;

    (2) <tag> Media, a Los Angeles-based new media entertainment consultant, in July 1998;

    (3) Plastic, a San Francisco-based new media company, in June 1998; and

    (4) Avalanche Systems, a New York-based new media company, in January 1998.

In May 1998, Razorfish acquired all of the capital stock of CHBi, a London-based new media company. In January 1999, Razorfish acquired all of the capital stock of Spray for 50% of Razorfish's Common Stock on a fully diluted basis (after giving effect to this acquisition). See "Business--Other acquisitions"and "Business--Spray acquisition."

   The following table sets forth, for each line item shown, the amounts attributable to certain of Razorfish's 1998 acquisitions. When Razorfish acquired Avalanche Systems it combined Avalanche Systems' operations with Razorfish's existing New York operations; therefore, no separate information for Avalanche Systems is presented.

In addition, when Razorfish acquired Sunbather, it combined Sunbather's operations with CHBi's existing operations; therefore, the amounts for those companies are presented together.

                            Razorfish Los Angeles                         Razorfish Limited
                               (formerly <tag>    Razorfish San Francisco  (formerly CHBi
                                   Media)           (formerly Plastic)     and Sunbather)
                            --------------------- ----------------------- -----------------
                                                    (in thousands)
   Revenue.................         $398                  $1,228               $1,700
   Direct salaries and
    costs..................          300                     602                1,199
                                    ----                  ------               ------
   Gross profit............           98                     626                  501
   Sales and marketing.....           27                      35                   48
   General and
    administrative.........          123                     163                  173
   Amortization of
    goodwill...............            5                       6                  --
                                    ----                  ------               ------
   Income (loss) from
    operations.............          (57)                    422                  280
   Interest expense, net...            5                       6                    2
                                    ----                  ------               ------
   Income (loss) before
    income taxes...........          (62)                    416                  278
   Provision (benefit) for
    income taxes...........          (20)                    171                   94
                                    ----                  ------               ------
   Net income (loss).......         $(42)                 $  245               $  184
                                    ====                  ======               ======

   Spray Ventures was incorporated in July 1995 and had a total of seven operating companies by early 1997. In August 1997, Spray Ventures established a wholly owned subsidiary, Spray Services, and transferred all but one of its operating subsidiaries to Spray Services. Spray Ventures then transferred substantially all of the assets of Spray Services to Tetre AB in consideration for shares equal to 51% of Tetre immediately following the transfer. In connection with this transfer, Spray Ventures also granted the Tetre shareholders an option to purchase shares equal to 1% of Tetre, and Tetre AB changed its name to Spray.

   In February 1998, Spray Ventures transferred its remaining operating company to Spray in consideration for additional shares in Spray such that Spray Ventures' holdings in Spray equaled 58%. In connection with this transfer, Spray Ventures cancelled the option granted to the former Tetre shareholders to purchase 1% of Spray.

   During the second quarter of 1998, the former Tetre shareholders converted their remaining 42% ownership interest in Spray into 42% of Spray Ventures, and, as a result, Spray became 100% owned by Spray Ventures. See "Business-- Spray acquisition."

Seasonality

   In general, the laws of the European countries in which Razorfish operates mandate that all employees receive significantly more vacation days than in the United States. For example, in Sweden, each employee must receive a minimum of 25 days paid vacation per year. These vacations are typically taken in the third quarter, resulting in declining revenues during this period due to a reduction in both billable hours and client demand.

Quarter-to-quarter fluctuations in margins

   Razorfish's operating results and quarter-to-quarter margins may fluctuate in the future as a result of many factors, some of which are beyond Razorfish's control. Historically, Razorfish's and Spray's quarterly margins have been impacted by:

  . the number of client engagements undertaken or completed;

  . a change in the scope of ongoing client engagements;

  . seasonality;

  . a shift from fixed-fee to time and materials-based contracts;

  . the number of days during the quarter;

  . utilization rates of employees;

  . marketing and business development expenses;

  . charges relating to strategic acquisitions;

  . pricing changes in the information technology market; and

  . economic conditions generally or in the information technology services market.

   Razorfish expects this trend to continue.

Results of operations

   The following table sets forth certain consolidated statement of operations data of Razorfish both in actual dollars and as a percentage of revenues for the period indicated:



                                        Year ended December 31,
                         --------------------------------------------------
                              1996              1997            1998
                         ----------------  --------------- ----------------
                                 Percent          Percent          Percent
                                    of               of               of
                         Amount  revenues  Amount revenues Amount  revenues
                         ------  --------  ------ -------- ------  --------
                                          (dollars in millions)
Revenues................ $ 1.22   100.0%   $3.62   100.0%  $13.84   100.0%
Direct salaries and
 costs..................   0.90    73.5     1.91    52.7     7.77    56.1
                         ------   -----    -----   -----   ------   -----
Gross profit............   0.32    26.5     1.71    47.3     6.07    43.9
Sales and marketing.....   0.13    10.6     0.17     4.8     0.44     3.2
General and
 administrative.........   0.50    41.1     0.88    24.2     2.89    20.9
Amortization of
 goodwill...............    --      --       --      --      0.11     0.8
Non-cash compensation
 expense................    --      --      0.08     2.2     2.28    16.5
                         ------   -----    -----   -----   ------   -----
Income (loss) from
 operations.............  (0.31)  (25.2)    0.58    16.1     0.35     2.5
Interest expense, net...    --      --      0.02     0.5     0.24     1.7
                         ------   -----    -----   -----   ------   -----
Income (loss) before
 income taxes...........  (0.31)  (25.2)    0.56    15.6     0.11     0.8
Provision (benefit) for
 income taxes...........  (0.06)   (4.7)    0.26     7.3     0.45     3.3
                         ------   -----    -----   -----   ------   -----
Net income (loss)....... $(0.25)  (20.9)%  $0.30     8.3%  $(0.34)   (2.5)%
                         ======   =====    =====   =====   ======   =====

   The following table sets forth certain consolidated statement of operations data of Spray both in actual dollars and as a percentage of revenues for the period indicated:

                                          Year ended December 31,
                              -------------------------------------------------
                                   1996            1997             1998
                              --------------- ---------------- ----------------
                                     Percent          Percent          Percent
                                        of               of               of
                              Amount revenues Amount  revenues Amount  revenues
                              ------ -------- ------  -------- ------  --------
                                              (dollars in millions)

Revenues....................  $5.32   100.0%   $7.82   100.0%  $15.40   100.0%
Direct salaries and costs...   4.39    82.6     7.26    92.8    13.11    85.1
                              -----   -----   ------   ------  ------   ------
Gross profit................   0.93    17.4     0.56     7.2     2.29    14.9
Sales and marketing.........   0.35     6.5     0.40     5.1     0.76     4.9
General and administrative..   0.26     4.8     0.96    12.3     2.76    17.9
Amortization of goodwill....    --      --      0.09     1.2     0.33     2.2
                              -----   -----   ------   ------  ------   ------
Income (loss) from
 operations.................   0.32     6.1    (0.89)  (11.4)   (1.56)  (10.1)
Interest income (expense),
 net........................    --      --      0.09     1.2    (0.24)   (1.6)
                              -----   -----   ------   ------  ------   ------
Income (loss) before
 minority interest and
 income taxes...............   0.32     6.1    (0.80)  (10.2)   (1.80)  (11.7)
Minority interest...........    --      --     (0.09)   (1.1)   (0.32)   (2.0)
                              -----   -----   ------   ------  ------   ------
Income (loss) before income
 taxes......................   0.32     6.1    (0.71)   (9.1)   (1.48)   (9.7)
Provision (benefit) for
 income taxes...............   0.24     4.5    (0.02)    0.3      --       --
                              -----   -----   ------   ------  ------   ------
Net income (loss)...........  $0.08     1.6%  $(0.69)   (8.8)% $(1.48)   (9.7)%
                              =====   =====   ======   ======  ======   ======

Year ended December 31, 1998 compared to year ended December 31, 1997

 Revenues

   Razorfish's revenues increased $10.2 million, or 282.7%, to $13.8 million for the year ended December 31, 1998 from $3.6 million for the year ended December 31, 1997. This increase in revenues was primarily due to (1) the growth in Razorfish's New York operations as a result of the increase in the number, complexity and length of the projects completed, an increase in the billing rates of Razorfish's employees and the amount spent per project by clients and (2) the five acquisitions completed during 1998. Revenues for the New York operations increased to $9.9 million in 1998 from $3.6 million in 1997. The increase in revenues was also partially due to a shift from fixed-fee to time and materials based contracts.


   Spray's revenues increased $7.6 million, or 97.0%, to $15.4 million for 1998 from $7.8 million for 1997. This increase in revenues was due to the growth in Spray's Stockholm operations as a result of (1) the acquisition of Spray Services in August 1997, an increase in the number, complexity and length of the projects completed and the amount spent per project by clients and (2) the inclusion of a full-year of the results of operations of three new subsidiaries that began operations during the fourth quarter of 1997. Revenues for the Stockholm operations increased to $12.0 million in 1998 from $7.2 million in 1997. Spray's revenues in 1998 were partially offset by the disruption of operations in connection with the move to new office space and a change in management in Spray's Stockholm office during the third quarter of 1998.

   Pro forma revenues for Razorfish would have increased $13.2 million, or 73.9%, to $31.0 million for 1998 from $17.8 million for 1997.

 Direct salaries and costs

   Razorfish's direct salaries and costs increased $5.9 million, or 307.6%, to $7.8 million for 1998 from $1.9 million for 1997. As a percentage of revenues, direct salaries and costs increased to 56.1% during 1998 from 52.7% during 1997. The increase in direct salaries and costs in absolute dollar terms was a result of the increase in the number of billable employees. The increase in direct salaries and costs as a percentage of revenues was a result of higher direct costs as a percentage of revenues for the London and Los Angeles offices as employees were added ahead of proportionate increases in revenues. The increase was partially offset by improvements in gross margins in New York and the high revenues generated by the San Francisco office and an increase in the size and complexity of projects and more efficient staffing of such projects.

   Spray's direct salaries and costs increased $5.9 million, or 80.6%, to $13.1 million for 1998 from $7.3 million for 1997. As a percentage of revenues, salaries and direct costs decreased to 85.1% during 1998 from 92.8% during 1997. This increase in absolute dollar terms was due to the increase in the number of billable employees and an increase in January 1998 of the salary rates of the former employees of Spray Services. The decrease in salaries and direct costs as a percentage of revenues was due to efficiencies and higher gross margins realized at Spray's offices.

   Pro forma direct salaries and costs would have increased $7.4 million, or 49.1%, to $22.6 million for 1998 from $15.1 million for 1997. As a percentage of pro forma revenues, pro forma direct salaries and costs would have decreased to 72.9% during 1998 from 84.9% during 1997.

 Sales and marketing

   Razorfish's sales and marketing expenses increased $0.3 million, or 151.0%, to $0.4 million for 1998 from $0.2 million in 1997. As a percentage of revenues, sales and marketing expenses decreased to 3.2% during 1998 from 4.8% during 1997. The increase in sales and marketing expenses in absolute dollar terms was primarily due to an increase in the number of solutions managers spending a portion of their time on sales and marketing activities. The decrease in sales and marketing expenses as a percentage of revenues was the result of efficiencies gained as a result of the growth in the size of Razorfish's operations.

   Spray's sales and marketing expenses increased $0.4 million, or 91.7%, to $0.8 million for 1998 from approximately $0.4 million for 1997. As a percentage of revenues, sales and marketing expenses decreased to 4.9% during 1998 from 5.1% during 1997. The increase in absolute dollar terms was primarily due to an increase in the number of employees participating in sales, marketing and recruiting activities. The decrease in sales and marketing expenses as a percentage of revenues was the result of efficiencies gained as a result of the growth in the size of Spray's operations.

   Pro forma sales and marketing expenses would have increased $0.7 million, or 92.6%, to $1.4 million for 1998 from $0.7 million in 1997. As a percentage of pro forma revenues, pro forma sales and marketing expenses would have increased to 4.4% during 1998 from 4.0% during 1997.

 General and administrative

   Razorfish's general and administrative expenses increased $2.0 million, or 230.5%, to $2.9 million in 1998 from $0.9 million in 1997. As a percentage of revenues, general and administrative expenses decreased to 20.9% during 1998 from 24.2% in 1997. The increase in general and administrative expenses in absolute dollar terms was the result of the increase in the number of non-billable employees and an increase in other types of general and administrative expenses, such as salaries, rent expense, equipment rental and depreciation. The increase in the number of non-billable employees was the result of (1) an increase in the number of support staff hired in connection with the acquisitions and the growth in the size of Razorfish's operations and (2) a shift in the classification of certain department heads in Razorfish's larger offices from billable to non-billable employees because they spent a greater portion of their time on management functions instead of on billable projects. The decrease in general and administrative expenses as a percentage of revenues was due to efficiencies gained as a result of the growth in the size of Razorfish's operations. In addition, the expansion of Razorfish's operations to locations where rent expenses were lower, such as San Francisco, and the decrease in the number of non-billable employees in proportion to the total number of employees in a given office has also contributed to the decrease in general and administrative expenses as a percentage of revenues.

   Spray's general and administrative expenses increased $1.8 million, or 186.3%, to $2.8 million for 1998 from $1.0 million for 1997. As a percentage of revenues, general and administrative expenses increased to 17.9% during 1998 from 12.4% during 1997. This increase in general and administrative expenses in absolute dollar terms was the result of the increase in the number of non-billable employees and an increase in other types of general and administrative expenses, such as salaries, rent expenses, equipment rental and depreciation. The increase in general and administrative expenses as a percentage of revenues was primarily due to the costs incurred in connection with the move of the Stockholm office to new office space in the third quarter of 1998.

   Pro forma general and administrative expenses would have increased $1.5 million, or 34.1%, to $5.9 million for 1998 from $4.4 million for 1997. As a percentage of pro forma revenues, pro forma general and administrative expenses would have decreased to 19.2% during 1998 from 24.8% during 1997.

 Non-cash compensation expense

   Non-cash compensation expense increased to $2.3 million in 1998 from approximately $79,000 in 1997. This increase was due, primarily, to a one-time compensation charge of $1.9 million that was incurred in the second quarter of 1998 as a result of the grant of fully vested options to purchase 500,000 shares of Common Stock at an exercise price below the fair market value of the Common Stock on the date of grant. These options were granted to an officer of Razorfish pursuant to an employment agreement entered into by Razorfish and the officer in connection with the acquisition by Razorfish of Avalanche Systems. See "Business--Other acquisitions."

 Amortization of goodwill

   Amortization of goodwill for Razorfish was approximately $0.1 million in 1998 compared to none for 1997. This increase in amortization of goodwill was due to the goodwill resulting from the five acquisitions completed during 1998. Amortization of goodwill for Spray was $0.3 million for 1998 compared to $0.1 million for 1997. This increase was the result of the full-year effect of amortizing the goodwill associated with the subsidiaries of Spray that began operations in the fourth quarter of 1997. Pro forma amortization of goodwill would have increased $59,000 to $2.5 million for 1998 from $2.4 million for 1997.

 Income taxes

   Razorfish had income taxes of $0.5 million on pre-tax profits of $0.1 million during 1998. During 1997, Razorfish had income taxes of $0.3 million on pre-tax profits of $0.6 million. The effective income tax rate was 406.0% and 47.1% during 1998 and 1997, respectively. The differences in the effective tax rates during 1998 and 1997 from the federal and state statutory rates are primarily the result of non-tax deductible expenses, including (1) compensation charges incurred in connection with the grant of incentive stock options in 1998 of $1.9 million and (2) goodwill of $0.1 million in connection with the five acquisitions completed in 1998.

   Spray had no tax charge for 1998 on pre-tax losses of $1.5 million during such period. During 1997, Spray had a tax benefit of $24,000 on pre-tax losses of $0.7 million. During 1997 and 1998, Spray did not book a tax benefit due to uncertainties of its future realizability as a result of the restructuring of Spray that occurred in August 1997 and January 1999 and the existence of net operating losses from previous tax periods.

   Pro forma income taxes would have decreased to a $0.3 million tax charge for 1998 on pro forma pre-tax losses of $3.3 million from a pro forma tax charge of $0.4 million on pro forma pre-tax losses of $4.3 million for 1997. The pro forma effective income tax rate would have been 8.3% and 8.2% for 1998 and 1997, respectively. The tax charges for 1998 and 1997 were primarily due to the non-deductibility of the amortization of goodwill relating to the acquisition of Spray and was also affected because Spray did not book a tax benefit due to uncertainties of its future realizability and the existence of net operating losses from previous periods.

Year ended December 31, 1997 compared to year ended December 31, 1996

 Revenues

   Razorfish's revenues increased $2.4 million, or 197.0%, to $3.6 million for 1997 from $1.2 million for 1996. This increase in revenues was primarily the result of the growth in the Razorfish's business due to a larger client base and an increase in the number, complexity and length of the projects completed and a shift from fixed-fee to time and materials based contracts.

   Spray's revenues increased $2.5 million, or 47.0%, to $7.8 million for 1997 from $5.3 million for 1996. This increase in revenues was due to the growth in Spray's Stockholm office as a result of the acquisition of Spray Services in August 1997, as well as the addition of the results of operations of three new subsidiaries in the fourth quarter of 1997.


 Direct salaries and costs

   Razorfish's direct salaries and costs increased $1.0 million, or 112.9%, to $1.9 million for 1997 from $0.9 million for 1996. As a percentage of revenues, direct salaries and costs decreased to 52.7% during 1997 from 73.5% during 1996. The increase in direct salaries and costs in absolute dollar terms was the result of an increase in the number of billable employees hired in 1997 and an increase in billable employees' salary rates to bring them in line with those provided by other companies in the industry. The decrease in direct salaries and costs as a percentage of revenues was due to more efficient staffing of larger and more complex projects.

   Spray's direct salaries and costs increased $2.9 million, or 65.3%, to $7.3 million for 1997 from $4.4 million for 1996. As a percentage of revenues, direct salaries and costs increased to 92.8% during 1997 from 82.6% during 1996. This increase in absolute dollar terms was due to an increase in the number of billable employees. The increase in direct salaries and costs as a percentage of revenues was primarily due to the impact of integrating Spray Services into Spray following its acquisition which reduced the availability of Spray's professionals to generate revenues.

 Sales and marketing

   Razorfish's sales and marketing expenses increased approximately $46,000 or 35.4%, to $0.2 million during 1997 from $0.1 million for 1996. The increase in sales and marketing expenses in absolute dollar terms was primarily due to an increase in the number of solutions managers spending a portion of their time on sales and marketing activities. As a percentage of revenues, sales and marketing expenses decreased to 4.8% during 1997 from 10.6% in 1996.

   Spray's sales and marketing expenses increased $0.1 million, or 12.9%, to $0.4 million for 1997 from $0.3 million for 1996. As a percentage of revenues, sales and marketing decreased to 5.1% during 1997 from 6.5% during 1996. This decrease in sales and marketing expenses as a percentage of revenues was the result of efficiencies gained as a result of the growth in the size of Spray's operations.


 General and administrative

   Razorfish's general and administrative expenses increased $0.4 million, or 75.3%, to $0.9 million for 1997 from $0.5 million for 1996. As a percentage of revenues, general and administrative expenses decreased to 24.2% during 1997 from 41.1% during 1996. The increase in general and administrative expenses in absolute dollar terms was due to the increase in the number of non-billable employees hired in 1997, the growth in the Razorfish's operations and the rental of additional office space in New York City. The decrease in general and administrative expenses as a percentage of revenues was due to efficiencies gained as a result of the growth in the size of Razorfish's operations.

   Spray's general and administrative expenses increased $0.7 million, or 277.0%, to $1.0 million for 1997 from $0.3 million for 1996. As a percentage of revenues, general and administrative expenses increased to 12.3% during 1997 from 4.8% during 1996. This increase in general and administrative expenses, both in absolute dollar terms and as a percentage of revenues, was the result of the increase in the number of non-billable employees and an increase in all the other types of general and administrative expenses.


 Income taxes

   Razorfish's income taxes increased to approximately $0.3 million on pre-tax profits of $0.6 million for 1997 compared to a tax benefit of approximately $57,000 on pre-tax losses of $0.3 million for 1996. The effective income tax rate was 47.1% for 1997 and 18.3% for 1996. The tax benefit for 1996 was reduced by the effect of change in Razorfish's status from an "S" corporation to a "C" corporation in 1996.

   Spray had a benefit from income taxes of approximately $24,000 on pre-tax losses of $0.7 million during 1997. During 1996, Spray had a tax charge of $0.2 million on pre-tax profits of $0.3 million. The effective income tax rate was 3.3% and 74.8% for 1997 and 1996, respectively. The differences in the effective tax rates for 1997 and for 1996 from the statutory Swedish tax rates are primarily due to the non-deductibility of certain expenses.



Liquidity and capital resources

   Historically, Razorfish has relied on borrowings under lines of credit provided by Omnicom to finance its working capital requirements and capital expenditures.

   Historically, Spray has relied on cash flow from operations, capital contributions and proceeds from the issuance of convertible debt to finance its working capital requirements and capital expenditures.

 Net cash provided by (used in) operating activities

   Razorfish's net cash provided by operating activities was $2.1 million for 1998 compared to net cash used in operating activities of approximately $0.3 million for 1997. Net cash provided by operating activities in 1998 was primarily due to an addback of $2.7 million for depreciation and amortization and non-cash compensation expense as well as an increase in accounts payable, accrued expenses and amounts owed to related parties.

The net cash used in operating activities of $0.3 million in 1997 was primarily due to an increase in accounts receivable related to the growth in Razorfish's New York operations and an increase in the number of clients and in the number and size of projects. Net cash used in operating activities was approximately $0.2 million in 1996.

   Spray's net cash used in operating activities was approximately $0.1 million for 1998 compared to net cash provided by operating activities of $0.3 million for 1997. Net cash used in operating activities for 1998 was primarily the result of a net loss and an increase in accounts receivable, prepaid expenses and other current assets which was partially offset by a significant increase in other current liabilities and accrued expenses. Net cash provided by operating activities in 1997 was primarily due to an increase in accounts payable, accrued expenses and other current liabilities. Net cash provided by operating activities was $0.4 million for 1996.

 Net cash used in investing activities

   Razorfish's net cash used in investing activities was $5.2 million for 1998 compared to net cash used in investing activities of approximately $0.3 million for 1997. Net cash used in investing activities in 1998 was primarily used for the acquisition of five companies during this period and was also used for capital expenditures consisting primarily of the purchase of computer equipment, furniture and fixtures and leasehold improvements. Net cash used in investing activities was approximately $0.2 million in 1996.

   Spray's net cash used in investing activities was $1.4 million for 1998 compared to net cash used in investing activities of $0.6 million for 1997. Net cash used in investing activities in 1998 was primarily used for capital expenditures and investments in the three new subsidiaries that began operations in the fourth quarter of 1997. Net cash used in investing activities in 1997 was due to the investment in the new subsidiaries, net of cash acquired, and capital expenditures consisting primarily of the purchase of computer equipment and leasehold improvements. Net cash used in investing activities was approximately $0.1 million for 1996.

 Net cash provided by financing activities

   Razorfish's net cash provided by financing activities was $2.6 million and approximately $1.7 million for 1998 and 1997, respectively. This increase was primarily the result of additional borrowings under the lines of credit provided by Omnicom in connection with the five acquisitions during 1998 which was partially offset by deferred registration costs and the purchase of treasury stock. Net cash provided by financing activities was approximately $0.5 million in 1996.

   Spray's net cash provided by financing activities was $1.8 million and $0.7 million for 1998 and 1997, respectively. The increase in net cash provided by financing activities was primarily the result of an increase in related-party debt, the conversion of debt to a capital contribution and the exercise of options to purchase Common Stock. Net cash used in financing activities was $0.3 million for 1996.

 Capital expenditures, earn-out payments and rent expenses

   Razorfish's capital expenditures for 1998 were approximately $0.7 million compared to approximately $0.3 million for 1997. Capital expenditures were approximately $0.2 million for 1996. Historically, capital expenditures have been used to make leasehold improvements to Razorfish's leased office space and to purchase computer hardware and software and furniture and fixtures. Razorfish does not have any material commitments for capital expenditures for the forseeable future. Razorfish does not expect to make payments greater than $250,000 in 1999 in connection with earn-out arrangements under certain acquisition agreements. Razorfish may make additional payments in subsequent years pursuant to these agreements, the amounts of which cannot be determined at this time.

   Spray's capital expenditures were $1.0 million and $0.5 million for 1998 and 1997, respectively. Capital expenditures were approximately $0.1 million for 1996. Historically, capital expenditures have been used to make leasehold improvements to the Spray's leased office space and to purchase computer hardware and software. Spray does not have any material commitments for capital expenditures for the forseeable future.

   Rental payments for office space leased by Razorfish under current rental agreements will be $2.6 million in 1999.

 Lines of credit and other financings

   In September 1996, Razorfish entered into a Shareholders Agreement with Communicade (f/k/a JWL Associates Corp.), a wholly owned subsidiary of Omnicom, and Messrs. Dachis and Kanarick, pursuant to which Omnicom agreed that, as long as it was a shareholder of Razorfish, it would provide Razorfish with a line of credit of up to $2.0 million for working capital purposes and a financing line of credit in connection with Razorfish's acquisition of "new media" companies. The Shareholders Agreement terminated upon the effectiveness of a new Stockholders Agreement entered into by Razorfish, Communicade, Spray Ventures and Messrs. Dachis and Kanarick in connection with the acquisition of Spray. Pursuant to the terms of the Stockholders Agreement, Communicade has provided the working capital line of credit and the acquisition line of credit to Razorfish on the same terms and conditions as were set forth in the Shareholders Agreement. Razorfish repaid all outstanding amounts under the working capital line of credit in February 1999 with the proceeds from the exercise of the 10% option by Communicade. As of the date of this prospectus, Razorfish has approximately $4.0 million outstanding under the acquisition line of credit. The principal amounts under any loans made pursuant to the acquisition line of credit are to be repaid quarterly in equal installments over a seven-year period beginning on the date of the applicable loan. The Stockholders Agreement terminates on the closing of this offering; accordingly, Razorfish will no longer have available any revolving line of credit. See "Certain Transactions."

   Pursuant to the terms of the Stockholders Agreement, Communicade was granted an option to purchase from Razorfish the number of shares of Common Stock equal to 10% of the Common Stock on a fully diluted basis on the date the option is exercised. The purchase price per share upon exercise of the 10% Option is equal to 80% of the price per share to be sold in this offering. In February 1999, Communicade exercised this option and purchased 1,976,810 shares of Common Stock. The aggregate purchase price that Communicade paid for these shares was approximately $15.8 million. The final purchase price will be determined on the closing date of this offering. See "Certain Transactions."

   At December 31, 1998, Spray had a loan of SEK 23,576,000 ($2.8 million) due to Spray Ventures. The terms and conditions of this loan were the same as Razorfish's borrowings from Omnicom. Razorfish repaid this loan with the proceeds of the 10% option.

   Razorfish provides lines of credit to certain of its subsidiaries under the same terms and conditions as its borrowings from Omnicom.

   Razorfish believes that cash generated by operations combined with the proceeds of the exercise by Communicade of its 10% option and this offering will be sufficient to meet its working capital needs for the next twelve months.

Year 2000

   The Year 2000 issue is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather then the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities. The Year 2000 problem is not limited to information technology systems but may also impact embedded systems, such as those that control elevators, alarm systems and many other devices.

   Razorfish believes that its internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter. Nonetheless, there can be no assurance in this regard until such systems are operational in the year 2000. In the judgment of management, Razorfish's exposure is minimal, the cost of recovery will be insignificant, and its business will not be adversely impacted.

   Razorfish has examined all of its internal systems that constitute core components of its operations, including both computer systems and elements of the office environment. Razorfish has also conducted a complete inventory of the hardware and software in use by Razorfish in order to verify the state of Year 2000 compliance of all assets necessary to maintain the operations of Razorfish during the potential disaster scenarios that Razorfish has identified.

   In connection with its Year 2000 compliance efforts, Razorfish will continue to purchase and upgrade all desktop and server hardware and software according to the capital budget in place for 1999. One full-time information services specialist is dedicated to the completion of the full hardware and software inventory and the installation of all application software. Razorfish's planned upgrades to its telephone system and alarm system necessary to support Razorfish's growth will also result in Year 2000 compliance. In the judgment of management, the cost of compliance could range from $0.1 million to $0.3 million.

   Razorfish has also examined Year 2000 issues as they relate to each third party with which it has a material relationship, such as its payroll provider and the supplier of the software used by the accounting department. Razorfish's investigation into the capabilities of its vendors continues, but Razorfish expects to receive statements from them of Year 2000 compliance shortly. In the judgment of management, internally used third-party tools, such as operating systems, databases and other design and development applications, are 90% Year 2000 compliant and will be fully compliant by June 30, 1999. Management believes that any failures of these systems would have negligible impact on Razorfish's operations and would take only a few days to resolve.

   Razorfish has verified that its internally developed solutions are Year 2000 compliant. Although as a general matter Razorfish does not specifically warrant to clients that its work will be Year 2000 compliant, certain clients have requested and received such warranties. In such cases, Razorfish does not warrant the compliance of third-party software; rather, Razorfish warrants only that software created by Razorfish will be Year 2000 compliant. However, even absent a specific Year 2000 warranty, there is a risk that clients for whom Razorfish has created or implemented software will attempt to hold Razorfish liable for any damages that result in connection with Year 2000 issues.

   Razorfish has also prepared a contingency plan, which includes the availability of Year 2000 compliant software on its servers and the availability of a full complement of trained information services support staff to deal with unforeseen desktop failures. Razorfish has redundant servers for a variety of its operating systems to minimize potential outages of server operations. Regular backups will be supplemented and relocated offsite to ensure Razorfish's ability to reconstruct its failed systems quickly. Secondary DNS servers throughout Razorfish will maintain Razorfish's vital Internet connections.

   As part of its analysis of the Year 2000 problem, Razorfish has analyzed the impact of the "worst case scenario" on its business. The "worst case scenario" would occur if the statements and warranties of Razorfish's vendors concerning their Year 2000 compliance and upgrade programs were entirely false, its current upgrades were unsuccessful and its contingency plan failed, resulting in a critical systems failure throughout Razorfish. Although management does not believe that this worst case scenario is likely to occur, if it does occur, management estimates that it would cost approximately $7.0 million to replace every single system and keep them operational for one month. The worst case scenario would include replacing or rebuilding:

  .all servers and the related operating systems;

  .every date-aware function on the network systems;

  .all workstation hardware;

  .all general application software programs;

  .the financial systems;

  .nonfunctioning telecommunications systems;

  .climate control systems; and

  .every office appliance such as copiers and fax machines.

Currency fluctuation and the euro conversion

   Razorfish does not believe that it is subject to material currency fluctuations as a result of its international operations. Revenue from the operations of its subsidiaries, Razorfish Limited (formerly CHBi) and Spray, are currently denominated primarily in British pounds and the Swedish kroner, respectively. Razorfish does not plan to repatriate such revenues to the United States in the foreseeable future. Historically, Razorfish has not experienced any material changes in quarter-to-quarter operating results due to currency fluctuations. However, no assurance can be given that quarterly results will not be impacted in the future, for financial reporting purposes only, due to the conversion into dollars of non-dollar denominated revenues.

   Eleven of the fifteen member states of the European Union have agreed to adopt the euro as their common legal currency. On January 1, 1999, these members began the process of converting their native currencies to the euro, and on that date the euro commenced trading on currency exchanges and became available for non-cash transactions. For the period from January 1, 1999 to January 1, 2002 both the euro and the native currencies will be legal tender in the participating member states. During this period, the conversion rates for currencies will be determined by a formula that has been established by the European Commission. On January 1, 2002, new euro-denominated bills and coins will be fully deployed and all native bills and coins will be withdrawn by July 1, 2002.

   In addition, as of January 1, 1999, the new European Central Bank gained the authority to direct monetary policy with respect to the euro, including money supply and official interest rates for the euro. Some of the rules and regulations with regard to the euro have yet to be promulgated and completed by the European Commission.

   While the United Kingdom and Sweden are members of the European Union, they are not participating in the euro conversion; however, they may elect to convert to the euro at a later date. Risks related to the conversion to the euro may not impact Razorfish directly, but could have a materially adverse effect on its clients' businesses, which could have an indirect effect on their demand for Razorfish's services. Although Razorfish's management does not believe that the conversion to the euro will have a material or adverse impact on its business, they have not completed their assessment of the effect that the introduction of the euro will have on its business, results of operations and financial condition.

Recent accounting pronouncements

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 did not have a material impact on Razorfish's results of operations, financial position or cash flows.

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 did not have a material impact on Razorfish's results of operations, financial position or cash flows.

   In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." Statement of Position 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As Razorfish has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on Razorfish's results of operations, financial position or cash flows.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. There will be no impact to Razorfish's results of operations, financial position or cash flows upon the adoption of this standard.

                                    BUSINESS

   The information in this section includes forward-looking statements which involve risks and uncertainties. Razorfish's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the caption "Risk Factors" and elsewhere in this prospectus.

Overview

   Razorfish is a leading-edge international digital communications solutions provider. Digital communications solutions are business solutions that use digital technologies to enhance communications and interactions between people and companies. Examples of our solutions include (1) a re-designed on-line trading system for Charles Schwab, (2) a user-interface for theglobe.com, (3) an enhanced on-line business identity for IBM's RS/6000 product line and (4) a user-interface for Road Runner, the high-speed on-line service that is owned by ServiceCo, a joint venture among Time Warner, MediaOne, Microsoft and Advance Newhouse. Razorfish's digital communications solutions help clients increase sales, improve communications and create business identities.

   Razorfish provides an integrated service offering consisting of strategic consulting, design of information architectures and user-interfaces and creation and customization of software necessary to implement its digital communications solutions. Razorfish primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, Razorfish's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants.

   Razorfish was established in January 1995. Since its inception, Razorfish has focused on growing in size and expanding the scope of its business to provide an increasingly wider range of digital communications solutions. Razorfish's growth has been the result of internal expansion and the acquisition of five companies in 1998. In January 1999, Razorfish also acquired Spray, thereby expanding its geographical presence to a total of six countries. In addition, as a result of this acquisition, Razorfish's employee base was increased to 380 full time employees.

Industry background

   Technology has enhanced the ability of companies to create, store, process and distribute information. As companies face increasing pressure to operate more efficiently and to better serve customer needs, information flow both inside and outside an organization has risen in importance. However, the escalating cost and complexity of information technology and the technical expertise required to implement technology-based solutions have led companies to increasingly rely on information technology service providers. This trend toward outsourcing and a focus by companies on their core business has driven the rapid growth of the information technology services market. The information technology services market has grown most quickly in countries, such as the United States and those in northern Europe, where high personal computer usage and technology adoption rates among businesses and consumers provide for large client bases.

   With the growth in the use of the Internet, companies are increasingly seeking to improve their business practices through digital communications solutions. Today, digital communications solutions are largely Internet-based. Forrester Research, Inc. projects that the size of the worldwide Internet professional services market will grow from $2.4 billion in 1997 to $32.8 billion in 2002, a compound annual growth rate of 68.7%. Internet-based solutions include intranets, extranets and websites. An intranet is an internal company network that utilizes various Internet Protocols to allow employees access to corporate information and internal business applications. An extranet is a secure Internet Protocol network environment that links the company with customers and suppliers and effectively integrates the stages involved in the delivery of the company's products or services. Websites present an opportunity for electronic commerce, Internet branding and the delivery of information and entertainment services.

   As the informational requirements of companies have become more complex, organizations have required a broader range of information technology services, including strategy, architecture design, application development and systems integration. Due to this demand for a broader range of services, various types of service providers have entered the market for digital communications solutions including Internet service firms, technology consulting firms, technology integrators and strategic consulting firms. However, management believes that these competitors generally lack the creativity, breadth of services or technical expertise needed to fully address an organization's needs. Furthermore, management believes that firms that focus solely on Internet-based solutions, such as web design firms, will lack the technical expertise to deliver non-Internet-based digital communications solutions that companies are beginning to seek. In addition, because the information technology services market is fragmented by the cultural and language differences among countries, management believes that firms that lack a presence and expertise in local markets are unable to compete as effectively in those markets. The growing demand for creative digital communications solutions has led to a significant market opportunity for firms, such as Razorfish, that combine an international presence with local expertise and provide an integrated service offering.

The Razorfish approach

   Razorfish believes that with the tremendous growth in the use of digital technologies around the world, companies must re-evaluate their traditional business models and incorporate digital communications into their organizations in order to remain competitive. Razorfish helps companies interact effectively, both internally with employees and externally with vendors, suppliers and customers, in this new digital environment. Razorfish designs and implements digital communications solutions to enhance its clients' core business, operations and communications. In order to service its clients, Razorfish:

   Provides an integrated, full-service offering. Razorfish offers an integrated service offering consisting of strategic consulting, design of information architectures and end-user interfaces, and creation and customization of software necessary to implement digital communications solutions. Its employees have expertise in a broad range of disciplines including business strategy, marketing, branding, technology and creative design. Razorfish works with a client from the analysis of its business problems to the implementation of an appropriate solution. As a result, clients benefit not only from the time and cost savings of working with a single firm, but also from the optimized digital communications solutions made possible by Razorfish's integrated, full-service offering. Management believes that this differentiates it from other service providers that focus on a single aspect of the service offering.

   Develops and implements high value-added solutions. Razorfish enables its clients to improve their overall business practices by providing digital communications solutions that can increase sales, improve communications and create business identities. Solutions have included the creation of new distribution channels, the repositioning of on-line brands and the integration of a client's operations by opening and expanding lines of communication among the client's employees, customers, distributors and vendors. These high value-added solutions result in significant opportunities for revenue growth and cost reduction for Razorfish clients. For example, Razorfish re-designed and enhanced the on-line trading system for Charles Schwab that now accounts for approximately 61% of Charles Schwab's daily trading volume.

   Provides an end-user-focused solution. Because the end-user determines the ultimate success of a client's product or service, Razorfish analyzes end-user needs and applies its creativity and expertise to create digital communications solutions that are easy-to-use, enjoyable, functional and optimized for a particular need. Razorfish utilizes information from clients and end-user surveys to develop user profiles and product and service characteristics that serve as the basis for the design and development of its digital communications solutions. Razorfish believes that this end-user-focused approach distinguishes it from its competitors.

   Leverages its international presence and local expertise. Razorfish has offices in the United States and five European countries. Razorfish believes that it is better able to serve multi-national and local clients because its local consulting teams understand the nuances of local cultures, economies and business practices. In addition, each office has the ability to draw on the knowledge base and resources of over 285 billable Razorfish professionals worldwide.

Strategy

   Razorfish's objective is to enhance its position as a leading-edge provider of digital communications solutions. In order to achieve this goal, Razorfish will:

   Focus on leading-edge digital technologies. Today, Razorfish primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. Razorfish's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants. Razorfish will continue to build its capabilities by (1) recruiting the most talented people from leading technology firms and colleges and universities and
(2) providing continuous training for its employees through tuition reimbursement and training programs. Razorfish believes that by following a technology-neutral approach to solutions development, it will be well positioned to capture additional market share as companies seek non-Internet-based digital communications solutions.

   Maintain creative leadership. Razorfish believes that it wins most of its engagements due to its creativity. Furthermore, management believes that Razorfish's design team is one of the most established in the information technology services market. In order to maintain its creative leadership, Razorfish sponsors cultural seminars and non-traditional special events and provides benefits, such as a fund for creative learning opportunities, for its employees. Razorfish will continue to invest in building the creative talents of its employees.

   Target industries that can benefit from the use of digital communications. Razorfish believes that increased deregulation, consolidation and global competition will lead companies in more industries to use digital communications technology to differentiate their products and services. Razorfish intends to target companies in those industries in order to further expand its business.

   Maintain the Razorfish culture. From its inception, Razorfish has focused on building a working environment that encourages individuality and initiative to promote the development of creative, cutting-edge solutions. Razorfish has instituted programs that help maintain a productive and energetic workplace, including a worldwide employee exchange program that allows employees to transfer to other offices for specified periods of time. Razorfish believes that by continuing and expanding these programs it will be able to attract top professionals and maintain retention rates higher than the industry average.

   Expand through strategic acquisitions. Razorfish believes that building a critical mass of strategic, technical and creative talent and establishing a multi-national presence through both acquisitions and internal growth will provide it with a substantial competitive advantage. Razorfish has grown rapidly since its inception in 1995. It completed five acquisitions in the United States and Europe in 1998 and completed the Spray acquisition in January 1999. Razorfish will continue to pursue strategic acquisitions to (1) acquire expertise in new technologies, (2) gain access to additional talented professionals, (3) enter into new geographic markets and (4) expand its client base.

   Build partnerships with clients. Razorfish establishes strong ties with its clients' senior management by assisting them in addressing their strategic business issues. Razorfish intends to leverage these relationships to expand the scope and length of current engagements and to enter into additional engagements.

The Razorfish project management process

   Razorfish utilizes a team-based approach to creating digital communications solutions and has developed a proprietary five-phase project management process that emphasizes client interaction to ensure creative and efficient solutions. Razorfish's solutions managers, project managers, technologists and creative personnel work together with the client in all five phases to guarantee that the solution maintains a uniform look and stays within budget. At the end of each phase, Razorfish produces a set of deliverables for client acceptance. This process ensures that the digital communications solution meets with the client's expectations at every stage of its development. This project management process consists of the following phases:

 Phase I: Clarify

   Phase I involves understanding the client's business and clarifying the client's immediate business needs, as well as determining the client's long-term goals. During this phase, Razorfish evaluates the market segment in which the client competes and assesses the client's operating and technical environment. Once the client's objectives are outlined, a strategic plan is formulated, including a definition of how the success of the project will be assessed. Razorfish also establishes the project's scope and budget and creates a detailed work plan during this phase.

 Phase II: Architect

   During Phase II, Razorfish creates the architecture of the digital communications solution for the specific business problem to be addressed and the definition of the functional, technical and creative requirements necessary to put the solution into effect. Each aspect of the project is documented in writing and Razorfish collaborates with the client to refine the architecture of the solution. Razorfish develops a prototype of the solution to test the initial concept and its functionality.

 Phase III: Design

   Once the structural foundation is established, Razorfish focuses on completing the information, interaction and interface design aspects of the project. Razorfish develops the features of the project, refines the technology architecture for the solution and conducts usability testing to evaluate the performance of the solution. By the end of this phase, Razorfish delivers a functional prototype of the solution and a detailed plan for its implementation.

 Phase IV: Implement

   The final product is built and launched for the client during Phase IV. If necessary, Razorfish integrates the solution with the client's existing information technology infrastructure. As part of the final delivery process, Razorfish performs quality assurance tests and ensures that the client understands how to use and maintain the product through client training and maintenance documentation.

 Phase V: Enhance

   After implementation of the solution, Razorfish monitors it for a specified period of time and analyzes how the solution performs against the criteria established in Phase I. At the client's option, Razorfish may also design a marketing and promotion plan for the product. In addition, Razorfish will encourage clients to continue to work with Razorfish to address the needs for the next generation of the solution as new technologies are developed and end-user's requirements evolve.

Digital communications solutions

   The following chart illustrates some of the digital communications solutions that Razorfish has created for its clients. Razorfish has provided these examples in order for you to get a better understanding of the type of projects that it has completed and expects to continue to complete in the forseeable future.

 Financial & Consulting Services

   Challenge: Assist Charles Schwab  Solution: Razorfish redesigned its trading
              in responding to                 floor website and on-line
              increased competition            marketing presence to strengthen
              in on-line investment            Charles Schwab's position as the
              services.                        industry-leading e-commerce
                                               brokerage house. Razorfish also
                                               enhanced Schwab's on-line
                                               business identity and developed
                                               a new user experience which are
                                               consistently conveyed throughout
                                               the website. As a result,
                                               Charles Schwab is able to
                                               clearly highlight its distinct
                                               competitive strengths to both
                                               its visitors and customers.

                                               www.schwab.com

 Media & Entertainment

   Challenge: Strengthen Road        Solution: Razorfish developed the user-
              Runner's presence in             interface and front-end
              the high-speed on-               application of Road Runner, the
              line service                     high-speed on-line service which
              industry.                        is owned by ServiceCo, the joint
                                               venture among Time Warner,
                                               MediaOne, Microsoft, Compaq and
                                               Advance Newhouse. Leveraging the
                                               use of new technologies, the
                                               front-end application provides a
                                               dynamic and engaging multimedia
                                               experience for users. This new
                                               version of Road Runner is being
                                               deployed throughout Time
                                               Warner's regional cable
                                               affiliates.
                                               www.rr.com
   Challenge: Enhance the end-       Solution: Razorfish designed a unique, on-
              user's experience and            line environment to support
              strengthen the on-               theglobe.com's position as a
              line business                    popular on-line community. The
              identity of                      website features an elegant end-
              theglobe.com.                    user interface designed to
                                               appeal to theglobe.com's diverse
                                               target audience and to provide a
                                               compelling end-user experience.
                                               Razorfish also has developed a
                                               template system that allows both
                                               community members and third
                                               party providers to post content
                                               on the website. Razorfish is
                                               currently working with
                                               theglobe.com to continue to
                                               enhance the end-user's overall
                                               experience and to expand the
                                               features and functionality
                                               offered by theglobe.com.

                                               www.theglobe.com

 Software, Technology & Telecommunications

   Challenge: Establish a stronger   Solution: Razorfish consolidated the three
              on-line business                 existing RS/6000 websites and
              identity for IBM's               reorganized the information to
              RS/6000, a series of             be more user-friendly. Razorfish
              powerful UNIX-based              also created a stronger on-line
              workstations, servers            business identity for the
              and supercomputers.              RS/6000 through a dynamic
                                               homepage, active menus and its
                                               custom Java interface.

                                               www.rs6000.ibm.com

   Challenge: Showcase Ericsson's    Solution: Spray designed a website to
              Multi-Service Access             present multiple views of each
              group's                          product, including its technical
              communications                   specifications and use in
              networking equipment             business solutions. The end-user
              in a way that can be             can access independent press
              appreciated by both              coverage about and support for
              technicians and                  each product on the website.
              laypersons.                      Spray created a three-layered
                                               architecture to overlay a
                                               database containing all of the
                                               information to be presented.
                                               This architecture gives the end-
                                               user the ability to access
                                               customized information based on
                                               his or her own level of
                                               understanding of Ericsson's
                                               communications networking
                                               equipment.

                                               www.ericsson.se/access

   Challenge: Enhance eBay's         Solution: Razorfish is assisting eBay in
              successful on-line               improving the structure of
              trading community                eBay's website. The new graphic-
              website by improving             based look will enhance visual
              the graphic design               appeal and better convey the
              and user-interface.              eBay brand. Razorfish is working
                                               with eBay to enhance the user
                                               experience for a rapidly growing
                                               user base and to seamlessly
                                               integrate new features into this
                                               design.

                                               www.ebay.com

 Travel & Leisure

   Challenge: Create a digital       Solution: CHBi created a website that is a
              solution to help                 key channel for product and
              reposition the RAC, a            service delivery. The website
              U.K. motoring club,              offers interactive accommodation
              from a roadside                  planning, combined route
              recovery organization            planning, live traffic news and
              to a travel service              the ability to become a member
              provider.                        and purchase travel and
                                               automotive accessories and
                                               travel-related services on-line.
                                               Razorfish is currently working
                                               to deliver these services via
                                               other media platforms, including
                                               interactive TV and mobile
                                               phones.

                                               www.rac.co.uk

   Challenge: Create a central       Solution: Spray built an on-line travel
              information source               service featuring an
              for the customers of             information-rich database that
              the six international            covers approximately 600
              airlines, Air Canada,            destinations in over
              Lufthansa, SAS, Thai,            100 countries. The website is
              United and Varig,                automatically updated four times
              that form the Star               a day and gives users access to
              Alliance(TM).                    flight schedules, maps, currency
                                               exchange rates, three-day
                                               weather forecasts, airport and
                                               ground transportation
                                               information and electrical and
                                               cellular phone standards. Users
                                               can also purchase airline
                                               tickets from certain airlines
                                               and learn about airline bonus
                                               programs.

                                               www.star-alliance.com

 Consumer Brands & Retail

   Challenge: Display Electrolux     Solution: Spray designed a website
              products to its                  featuring a 1950's-style cartoon
              world-wide customer              house and family. The end-user
              base in a way that               is invited into each room of the
              accommodates country-            house where a member of the
              to-country                       family describes the history and
              differences in                   features of the Electrolux
              product names and                products used in that room in a
              packaging while                  humorous fashion. The website
              maintaining a                    also features "fridge cam," a
              consistent business              camera mounted in the
              identity.                        refrigerator of an actual
                                               suburban Stockholm family that
                                               snaps a photo and posts it on
                                               the website whenever the
                                               refrigerator door is opened.
                                               Spray has developed tools that
                                               enable Electrolux country
                                               managers to translate the
                                               contents of the website into
                                               local languages while allowing
                                               Electrolux's Swedish
                                               headquarters to control the
                                               brand image and content.

                                               www.electrolux.se

 Cultural Institutions

   Challenge: Extend The             Solution: Razorfish developed a multi-
              Smithsonian                      dimensional, digital exhibit
              Institution's reach              that allows visitors to explore
              beyond its physical              cultural history through various
              walls.                           everyday objects. The visitor to
                                               the website controls the
                                               experience by viewing the
                                               exhibition pieces on the website
                                               in any order; the selection of
                                               an object links the visitor to
                                               another "room" with other
                                               related objects and information.
                                               The end result is a
                                               personalized, fluid experience
                                               for the visitor. In addition,
                                               end-users can enhance the
                                               exhibit by donating their own
                                               objects and stories to The
                                               Smithsonian Institution on-line.

                                               www.si.edu/revealingthings

Marketing and sales

   Razorfish's marketing efforts are dedicated to strengthening its brand name and enhancing its reputation as a creative provider of digital communications solutions. Razorfish believes that the current strength of its brand name provides it with a competitive advantage over those professional information technology services firms whose brands may not be as well known or may not convey the same focused message of creative digital communications solutions.

   Razorfish's brand development programs are designed to reinforce the message that Razorfish is an international company with a local presence that can provide an integrated, full-service offering. Razorfish also intends to increase its advertising in an effort to expand the recognition of its brand name. Razorfish's marketing programs, advertising campaigns and marketing tools are developed within Razorfish and can be delivered to all Razorfish offices without incurring the additional expense of retaining a marketing firm.

   Currently, Razorfish's solutions managers are responsible for marketing and sales. This approach provides Razorfish with a flexible sales resource. Because of the historically high demand for Razorfish's services, Razorfish has not needed a formal marketing or sales force. There can be no assurance that this trend will continue; therefore, Razorfish intends to use a portion of the proceeds of the offering to develop a sales force. Razorfish intends the marketing and sales force primarily to develop and prioritize new business leads and to filter incoming contacts from prospective clients.

Clients

   Razorfish currently targets companies in industries that can use digital technologies to increase sales, improve communications and create business identities. These industries include financial and consulting services, media and entertainment, software, technology and telecommunications, and consumer brands and retail. Set forth below is a representative list of Razorfish's clients during the past twelve months within each targeted industry. Because of the project-based nature of Razorfish's business, some of the listed companies may not be current clients of Razorfish as a result of the completion of recent projects.

FINANCIAL & CONSULTING SERVICES                MEDIA & ENTERTAINMENT
Bank One                                       Canal Plus
Barclays Global                                Cosmopolitan Magazine/Hearst Communications
Charles Schwab                                 Disney
Dow Jones                                      Excite
Egg                                            Financial Times
Guardian Life Insurance Company of America     Razorfish Studios
Goldfish                                       Road Runner/Time Warner
Hagstromer and Qviberg                         Stern Magazine
Husbanken                                      Showtime Networks
KPMG LLP                                       theglobe.com
Sparebank 1                                    The New Millennium Experience Company
                                               TV4
CONSUMER BRANDS & RETAIL                       Warner Music Group
Allied Domecq PLC
Arla                                           SOFTWARE, TECHNOLOGY &
Bayer AG                                       TELECOMMUNICATIONS
Canon                                          Acer
Electrolux                                     British Telecom
Hennes & Mauritz                               eBay
Kenwood USA                                    Ericsson
Liz Claiborne                                  HTV
Pripps                                         IBM
Sony Electronics                               Intel
Toro                                           MCI/WorldCom
Virgin Cola                                    Microsoft
Virgin Clothing                                NASA Ames Research Center
                                               Nokia
INDUSTRIAL                                     SegaSoft
Ashlar Inc.                                    Sega Entertainment
British Aerospace PLC                          Sharp Electronics
J&W                                            Telia
Merck Sharp & Dohme                            Telewest
Novartis
Shell Trading & Transport                      TRAVEL & LEISURE
Siemens                                        Best Western International
                                               Braathens
                                               Finnair
                                               First Hotels
                                               RAC Motoring Services
                                               Savoy
                                               Scandinavian Airline Systems
                                               Star Alliance
                                               Statens Jarnvagar
                                               The Tote

   Razorfish has also created digital communications solutions for prestigious cultural institutions including The Smithsonian Institution, Carnegie Hall, The Whitney Museum and the Norwegian State Church (Norsk Kirkeiutlandet).

   Razorfish believes that increased deregulation, consolidation and global competition will lead companies in more industries to use digital communications technology to differentiate their products and services. Razorfish anticipates targeting those industries that it believes will most effectively be able to use digital communications technologies to increase sales, improve communications and create business identities.

   Each of Razorfish's clients is generally charged for the time, materials and expenses incurred on a particular project. However, the agreements entered into in connection with a project are generally terminable by the client upon 30-days' prior written notice. Razorfish cannot give any assurances that a client will not terminate an engagement before its completion. If its clients terminate existing agreements or if Razorfish is unable to enter into new engagements, its business, financial condition and results of operations could be materially and adversely affected.

   On a pro forma basis as if all of the 1998 and 1999 acquisitions had occurred at the beginning of 1998 and 1997, respectively, Charles Schwab would have accounted for 12.1% of revenues in 1998, and no client would have accounted for more than 10.0% of revenues in 1997. Charles Schwab accounted for approximately 27.1% of Razorfish's actual revenues for 1998. Hagstromer and Qviberg accounted for approximately 15.0% of Spray's actual revenues for 1998. Razorfish believes that it will continue to derive a significant portion of its revenues from a limited number of clients. The volume of work performed for these clients may not be sustained from year to year, and there is a risk that these principal clients may not retain Razorfish in the future. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse affect on Razorfish's business, financial condition and results of operations.

Spray acquisition

   In January 1999, Razorfish acquired all of the issued and outstanding shares of capital stock of Spray from Spray Ventures and Communicade in exchange for an aggregate of 9,881,034 shares of Razorfish Common Stock and 50 shares of Razorfish non-voting Class B Common Stock. The shares of Common Stock issued represented 50% of the shares of Razorfish Common Stock on a fully diluted basis immediately following this acquisition. Immediately prior to this transaction, Communicade purchased 563 shares of Spray, which represented 20% of the outstanding shares of Spray on a fully-diluted basis at the time of purchase, from Spray Ventures and sold these shares to Razorfish in connection with the Spray acquisition. Razorfish, Communicade and Messrs. Dachis and Kanarick also entered into a Stockholders Agreement in connection with the acquisition of Spray, which provided Communicade with the option to purchase up to 10% of Razorfish's Common Stock. Because Omnicom is the parent corporation of Communicade, it has an indirect interest in Razorfish, which was decreased as a result of the Spray acquisition and then subsequently increased by Communicade's exercise of this 10% option resulting in Omnicom's ownership interest remaining approximately the same as it was prior to these transactions. See "Certain Transactions" and "Principal Stockholders."

   In addition, simultaneously with the Spray acquisition, Messrs. Dachis and Kanarick sold 363,636 shares of Common Stock to Communicade, which represented 4% of the outstanding shares of Common Stock on a fully diluted basis at the time of purchase. See "Certain Transactions."

   The table below sets forth the ownership interests of Spray Ventures, Communicade and Messrs. Dachis and Kanarick in Razorfish before and immediately following the acquisition of Spray:

                                                         Ownership interest (%)
                                                         -----------------------
                                                            Pre-        Post-
                                                         acquisition acquisition
                                                         ----------- -----------
       Spray Ventures...................................     -- %       40.0%
       Communicade......................................    36.8        30.3
       Jeffrey A. Dachis................................    25.0        11.6
       Craig M. Kanarick................................    25.0        11.6

   Razorfish authorized 50 shares of non-voting Class B Common Stock in connection with the Spray acquisition. These shares were issued to Communicade and Spray Ventures at the closing of this acquisition. In addition, the total number of outstanding shares of Razorfish Common Stock doubled as a result of this transaction. See "Description of Capital Stock--Common stock--Class B Common Stock."

   At the time of the Spray acquisition, Spray had 171 employees. Spray had approximately $15.4 million in revenues for the fiscal year ended December 31, 1998. Razorfish gained certain of its current clients as a result of the Spray acquisition including Hagstromer and Qviberg, one of Sweden's largest investment banks, Hennes & Mauritz, a Swedish retail clothing company, Canal Digital, a Norwegian satellite TV company, and Nokia.

   Spray Ventures was incorporated in Sweden in July 1995. Its business was the development of digital solutions primarily for use on the Internet. Spray Ventures' business grew rapidly in size and scope. By early 1997, Spray Ventures owned a total of seven operating companies that provided a wide range of services including web design, content and education regarding use of the Internet and the solutions created by Spray Ventures. Spray Ventures' operations expanded from Sweden to include operations in Norway, Finland, Germany and the United States.

   In August 1997, Spray Ventures established a wholly owned subsidiary, Spray Services, and transferred all of its operating subsidiaries, except for Circus, a content provider, to Spray Services. Spray Ventures then transferred substantially all of the assets of Spray Services to Tetre AB in consideration for 51% of Tetre immediately following the transfer. In connection with this transaction, Spray Ventures also granted the Tetre shareholders an option to purchase shares equa1 to 1% of Tetre, and Tetre changed its name to Spray.

   During the end of 1997 and the beginning of 1998, Spray Ventures began consolidating its operations and reorganizing its corporate structure. In February 1998, it sold Circus to Spray in consideration for additional shares in Spray such that Spray Ventures' holdings in Spray equalled 58%. In connection with this transfer, Spray cancelled the 1% option granted to the former Tetre shareholders. During the second quarter of 1998, the former Tetre stockholders converted their remaining 42% ownership interests in Spray into 42% of Spray Ventures. As part of the consolidation, Spray Ventures shut down four of its operating subsidiaries and incorporated those businesses into the remaining operating subsidiaries and shut down its U.S. operations.

   In September 1998, Spray also sold its interests in three non-consultancy businesses to Spray Ventures and focused its business on interactive media development and consultancy.

   Razorfish and Spray were founded upon like principles and have had similar growth patterns, which have generated what Razorfish believes are compatible corporate cultures. In addition, the companies have utilized similar business methodologies and approaches. For these reasons, Razorfish expects its integration of Spray to be successful. In addition, Razorfish believes that the combined strength of the companies and their common cultural outlook will help attract and retain qualified personnel. Razorfish intends to change the name of Spray to Razorfish AB.

Other acquisitions

   In order to acquire expertise in new technologies, gain access to professionals and expand into new geographic regions, Razorfish has completed six acquisitions, including the acquisition of Spray, in the United

States and Europe since its inception in 1995. In assessing a potential acquisition candidate, Razorfish evaluates the target's internal culture, customer base, local market share, financial characteristics, service offerings and quality of management. In addition, Razorfish analyzes macroeconomic issues such as technology adoption rates and the growth rates of the target's local economy. Set forth below are descriptions of the acquisitions that Razorfish completed in 1998.

 Sunbather Limited

   Razorfish, through Razorfish Limited, acquired in October 1998 substantially all of the assets of Sunbather, a London-based new media company with experience in interactive and digital television, from an administrator appointed for the company. At the time of the acquisition, Sunbather had 11 employees and, in its last completed fiscal year ended March 31, 1998, had approximately (Pounds)565,000 ($908,000) in revenues.

 <tag> Media

   Razorfish acquired substantially all of the assets of Los Angeles-based
<tag> Media in August 1998. <tag> Media had eight employees at the time of the acquisition and, in its last completed fiscal year ended December 31, 1997, approximately $322,000 in revenues. <tag> Media specialized in working with film and record companies to deliver their messages and content through computer-based entertainment.

 Plastic

   Razorfish acquired in June 1998 substantially all of the assets of San Francisco-based Plastic, a new media company with strong technical expertise. Razorfish acquired Plastic to expand its presence to California. At the time of the acquisition, Plastic had 15 employees and had, in its last completed fiscal year ended December 31, 1997, approximately $835,000 in revenues.

 CHBi

   In May 1998, Razorfish acquired all of the outstanding stock of London-based CHBi (now Razorfish Limited). Razorfish's acquisition of this new media company was its first venture into the European markets. At the time of the acquisition, CHBi had 26 employees and had, in its last completed fiscal year ended May 31, 1998, approximately (Pounds)835,000 ($1.3 million) in revenues.

 Avalanche Systems

   In January 1998, Razorfish, through its subsidiary, Avalanche Solutions, acquired in a foreclosure sale substantially all of the assets of New York-based Avalanche Systems, a new media company with capabilities in creative design. Upon the closing of this transaction, Razorfish and the two founders of Avalanche Systems owned all of the outstanding stock of Avalanche Solutions. The two founders of Avalanche Solutions surrendered their stock to Razorfish after the closing, and, as a result, Avalanche Solutions became a wholly owned subsidiary of Razorfish. At the time of the acquisition, Avalanche Systems had 32 employees and had, in its last completed fiscal year ended December 31, 1997, approximately $2.3 million in revenues.

Internal information systems

   Razorfish continuously works to improve its internal communication systems and production tools for creating and maintaining digital communications solutions for its clients. Currently, Razorfish is upgrading its intranet system by adding new functions and faster hardware. Razorfish's intranet is a suite of applications including a global calendar and scheduling module, a timesheet and financial reporting module, a corporate knowledge database, project tracking and management modules, on-line forums for fostering knowledge sharing and other applications that increase productivity and creativity.

   Razorfish has also developed several applications to improve its productivity in other areas of service delivery, including: (1) XX, an extranet tool for on-line collaborative project development, (2) Webspy, an internet traffic monitoring and reporting tool, (3) Vegas, a streaming media player and
(4) Olof Engine, a multimedia presentation tool. These and other internally developed technologies reduce development time and cost and increase productivity at Razorfish. Razorfish believes that these additional capabilities will improve employee productivity, client service delivery and management of its worldwide operations.

Competition

   The information technology services market has grown dramatically in recent years as a result of the increasing use of digital technology by businesses for communication, marketing and information dissemination to their employees, customers, vendors and suppliers. Different information technology service providers focus on different types of services, including technology consulting and marketing services. For example, Internet content providers, consulting and advertising agencies and telecommunications companies offer very different services that may be tied to the Internet, such as the creation of intranets and extranets, consulting and training, website design and development and advertising. This factor, along with the rapid pace of technological change, makes the information technology services market an intensely competitive and rapidly evolving market. Razorfish expects competition to persist and intensify in the future.

   Razorfish's competitors include:

    . Internet service firms, such as AGENCY.COM, Icon Medialab, iXL, Modem
      Media . Poppe Tyson, Organic Online, Pixelpark, Proxicom and
    USWeb/CKS;

    . technology consulting firms, such as Diamond Technology Partners and Metzler Group;

    . technology integrators, such as Andersen Consulting, Cambridge
      Technology Partners, Cap Gemini, EDS, IBM, Sapient and WM-Data;

    . strategic consulting firms, such as Bain, Booz-Allen & Hamilton, Boston Consulting Group and McKinsey; and

    . in-house information technology, marketing and design service departments of its potential clients.

   Many of Razorfish's competitors have:

    . longer operating histories;

    . larger installed client bases;

    . longer relationships with clients;

    .  greater brand or name recognition; and

    . significantly greater financial, technical, marketing and public relations resources than Razorfish.

   Although only a few of these competitors have to date offered a package of services as fully integrated as Razorfish's, several have announced their intention to offer a broader range of technology-based solutions. Furthermore, greater resources may enable a competitor to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of its products and services than Razorfish. In addition, the lack of any significant barriers to entry into this market permits new market entrants that further intensify competition.

   Razorfish believes that the principal competitive factors in its market, in relative importance, are the ability to attract and retain professionals, technical knowledge and creative skills, brand recognition and reputation, reliability of the delivered solution, client service and price. Razorfish believes that it has won most of its engagements due to its creativity and technology-neutral approach to solving business problems. See "Risk Factors--We compete in a new and highly competitive market that has low barriers to entry," "Risk Factors--We must maintain our reputation and expand our name recognition to remain competitive" and "Business--Marketing and sales."

Intellectual property rights

   Razorfish protects its intellectual property through a combination of license agreements and trademark, service mark, copyright and trade secret laws. Razorfish enters into confidentiality agreements with its employees and clients and limits access to and distribution of proprietary information licensed from third parties. In addition, Razorfish enters into non-competition agreements with its key employees.

   Razorfish pursues the registration of its trademarks in the United States and internationally. It has obtained U.S. registration for the "Razorfish" and "Webspy" marks and has applied for registration of certain of its other trademarks and servicemarks.

   In addition, Razorfish licenses the "Razorfish" trademark and symbol and "The Blue Dot" trademark on a royalty-free basis to Razorfish Studios. Razorfish Studios produces and publishes on-line content, including art, computer games, and literature, as well as screensavers, audio recordings, books and films. Because the "Razorfish" trademark and symbol are closely associated with both Razorfish Studios and Razorfish, Razorfish's name and reputation could be materially and adversely affected by content published or actions taken by Razorfish Studios. However, the license permits Razorfish to terminate the license in the event Razorfish Studios takes any action to denigrate the Razorfish trade name.

   Razorfish's efforts to protect its intellectual property rights could be inadequate to deter misappropriation of proprietary information. For example, Razorfish may not detect unauthorized use of its intellectual property. In addition, the legal status of intellectual property on the Internet is currently subject to various uncertainties. See "Risk Factors--Misappropriation of our trademarks and other proprietary rights could harm our reputation, affect our competitive position and cost us money" and "Risk Factors--Our business is subject to developing U.S. and foreign government regulation of the Internet."

U.S. and foreign government regulation

   Congress has recently passed legislation that regulates certain aspects of the Internet, including on-line content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations also are considering, and may consider in the future, other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership.

   The European Union also has recently enacted several directives relating to the Internet. In order to safeguard against the spread of certain illegal and socially harmful materials on the Internet, the European Commission has drafted the "Action Plan on Promoting the Safe Use of the Internet." Other European Commission directives address the regulation of privacy, e-commerce, security, commercial piracy, consumer protection and taxation of transactions completed over the Internet.

   It is not known how courts will interpret both existing and new laws. Therefore, we are uncertain as to how new laws or the application of existing laws will affect our business. In addition, our business may be indirectly affected by our clients who may be subject to such legislation. Increased regulation of the Internet may decrease the growth in the use of the Internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Employees

   As of March 1, 1999, Razorfish had 380 full time employees, 152 of whom were located in the United States and 228 of whom were located in Europe. Razorfish's employees include 36 solutions managers (business, marketing and branding strategists), 69 project managers, 100 developers, 92 designers, 15 sales and marketing personnel, 49 support staff (information services, human resources, financial and legal personnel) and 19 executives (executive vice presidents and managing directors).

   Razorfish's continuing success will depend in large part on its ability to attract, motivate and retain highly qualified employees. Competition for such personnel is intense, and Razorfish may not be able to retain its senior management or other key personnel in the future. Razorfish believes it maintains high employee retention rates as compared to industry averages by paying competitive salaries, granting stock options and other awards and reimbursing employees for tuition expenses in connection with information technology-related coursework. Employees also may temporarily transfer to another of Razorfish's domestic or European offices. Razorfish plans to allocate a portion of the proceeds of the offering to expand programs for the recruitment of qualified personnel. See "Use of Proceeds."

   Razorfish's employees are not represented by any union, and except for senior management and certain other employees, are retained on an at-will basis. However, the regulations of certain European countries in which Razorfish operates, including Sweden, may make it difficult for Razorfish to terminate those employees. In addition, those regulations govern the amount of vacation time that must be given to employees, which is significantly more vacation than in the United States. Razorfish considers its relations with its employees to be satisfactory.

Facilities

   Razorfish's headquarters are located in a leased facility in New York City consisting of approximately 15,000 square feet of office space. The leases for this office space expire on December 31, 2001. Razorfish also leases office space in Los Angeles, San Francisco, London, Stockholm, Oslo, Helsinki and Hamburg.

Legal proceedings

   Razorfish is not a party to any material legal proceedings.

                                   MANAGEMENT

Directors and executive officers

   Set forth below is certain information with respect to the directors and executive officers of Razorfish.

             Name           Age                    Position
             ----           ---                    --------
   Jeffrey A. Dachis.......  32 President, Chief Executive Officer, Treasurer
                                  and Director
   Craig M. Kanarick.......  32 Chief Scientist, Vice Chairman of the Board,
                                  Secretary and Director
   Per I.G. Bystedt........  34 Chairman of the Board and Director
   Jonas S.A. Svensson.....  31 Vice Chairman of the Board, Executive Vice
                                  President--Corporate Development and Director
   Peter Seidler...........  40 Chief Creative Officer
   Susan Black.............  32 Chief Financial Officer
   Michael S. Simon........  35 Executive Vice President--Business Affairs and
                                  General Counsel
   Jean-Philippe Maheu.....  35 Executive Vice President--North American
                                  Operations
   Thomas L. Randerz.......  42 Executive Vice President--European Operations
   Evan Orensten...........  33 Executive Vice President--Global Intelligence
                                  and Knowledge Management
   Johan Ihrfelt...........  31 Executive Vice President--Mergers and
                                  Acquisitions--Europe
   John Wren...............  46 Director

   Jeffrey A. Dachis, a co-founder of Razorfish, has served as President, Chief Executive Officer, Treasurer and a director of Razorfish since its inception in January 1995. He was a Graphic Production Specialist for Applied Graphics Technologies, a graphic pre-press production house, from May 1994 to April 1995. From September 1993 until April 1994, Mr. Dachis served as Vice President of Corporate Marketing of Game Financial Corp., a credit card cash advance and electronic funds transfer company. Mr. Dachis is also Chief Executive Officer and a director of Razorfish Studios. He will devote substantially all of his time to the management of Razorfish. See "Certain Transactions." Mr. Dachis holds a B.A. degree in dance and dramatic literature from SUNY Purchase and an M.A. degree in media/entertainment business from New York University.

   Craig M. Kanarick, a co-founder of Razorfish, has been a Vice Chairman of the Board of Razorfish since January 1999, Chief Scientist of Razorfish since August 1998 and Secretary and a director of Razorfish since its inception in January 1995. Mr. Kanarick was Chairman of the Board of Razorfish from its inception until January 1999. From June 1993 to January 1995, Mr. Kanarick was a freelance digital media consultant and designer. Mr. Kanarick is Chairman of the Board, Chief Creative Officer, Secretary and a director of Razorfish Studios. He is also a director of the New York New Media Association and Rhizome Communications, Inc., a non-profit digital arts corporation. Mr. Kanarick will devote substantially all of his time to the management of Razorfish. See "Certain Transactions." Mr. Kanarick holds a B.A. degree in philosophy and a B.S. degree in computer science from the University of Pennsylvania and an M.S. degree in visual studies from the MIT Media Lab at the Massachusetts Institute of Technology.

   Per I.G. Bystedt has served as Chairman of the Board of Razorfish since January 1999. He is also Chief Executive Officer and a director of Spray Ventures. Mr. Bystedt served as Chairman of the Board of Spray from September 1997 until the closing of the Spray acquisition in January 1999. From January 1995 until February 1997, Mr. Bystedt served as Chief Executive Officer of TV3 Broadcasting Group Ltd., a Scandinavian satellite and cable television network. From January 1997 to April 1997, Mr. Bystedt was an Executive Vice President for Modern Times Group AB with the primary responsibility for supervising all of the satellite and cable TV, pay TV and smart card system companies within this organization. Mr. Bystedt also served as Chief Executive Officer for ZTV Group AB, a commercial television company in Scandinavia, from April 1994 to December 1995, and for the television production company, Trash Television AB, from September 1992 to April 1994 . Mr. Bystedt holds a degree in natural science from Hersby Skola and an M.B.A. degree from the Stockholm School of Economics.

   Jonas S.A. Svensson, a co-founder of Spray, has served as a Vice Chairman of the Board and Executive Vice President--Corporate Development of Razorfish since January 1999. Prior to the Spray Acquisition, he served as director of brand and strategic developments of Spray and was also Chairman of the Board of Spray. From January 1995 to June 1995, Mr. Svensson was Executive Vice President for Everyday, a company specializing in interactive media and ISP services that is a member of Kinnevik, the Nordic media group. He was a student at the Stockholm School of Economics from August 1990 to January 1995.

   Peter Seidler has been Chief Creative Officer of Razorfish since May 1998. Mr. Seidler was Chief Creative Officer of Avalanche Solutions, a company that he founded in connection with the acquisition by Razorfish of Avalanche Systems' assets, from January 1998 to May 1998. From November 1994 until January 1998, he was Chief Creative Officer and President of Avalanche Systems, a strategic digital communications company that he founded. See "Business-- Other acquisitions." Mr. Seidler was also the founder and Creative Director of Seidler Design Inc., a digital interface design company, from August 1993 until November 1994. Mr. Seidler holds a B.A. degree from the City University of New York and an M.F.A. degree in conceptual art from California Institute of the Arts.

   Susan Black has been Chief Financial Officer of Razorfish since January 1998. Prior to joining Razorfish, Ms. Black was Chief Financial Officer of the New York office of TBWA Chiat/Day Inc., an advertising agency, from March 1996 to December 1997. Prior to the merger of TBWA International and Chiat/Day, Ms. Black was International Controller for TBWA from May 1994 to February 1996. From August 1988 to April 1994, Ms. Black worked for Arthur Andersen LLP in various positions, including manager. Ms. Black holds a First Class B.S. degree in economics from Loughborough University and is a member of the Institute of Chartered Accountants of England and Wales.

   Michael S. Simon has been Executive Vice President--Business Affairs of Razorfish since November 1998 and General Counsel of Razorfish since July 1998. Mr. Simon was Senior Vice President of Business Affairs of Razorfish from July 1998 to November 1998, and he was Razorfish's Vice President of Business Affairs from October 1996 to July 1998. Prior to joining Razorfish, Mr. Simon was a Senior Director of Legal Affairs for Polygram Records, Inc. from April 1995 to October 1996. From November 1993 to April 1995, he was an associate at the law firm Levine Thall Plotkin & Mennin, LLP. Mr. Simon is also the President and a director of Razorfish Studios. Mr. Simon was also the President of Simon Ventures, Ltd., an artist management and management consulting firm that he founded, from October 1996 until Simon Ventures was sold to Razorfish Studios in February 1999. He will devote a substantial portion of his time to the management of Razorfish. See "Certain Transactions." Mr. Simon holds a B.A. degree in American studies from Amherst College and a J.D. degree from Columbia University.

   Jean-Philippe Maheu has served as Executive Vice President--North American Operations of Razorfish since January 1999 and Executive Vice President of Corporate Development of Razorfish from December 1997 until December 1998. Mr. Maheu served as Vice President of Business Development and Strategy of Razorfish from July 1997 until December 1997. From February 1995 to June 1997, Mr. Maheu served as a principal of Gunn Partners, a management consulting firm. From September 1989 to January 1995, Mr. Maheu was a consultant and manager of A.T. Kearney, an international management consulting firm. Mr. Maheu holds a M.S. degree in information systems from Pierre and Marie Curie University-- Paris and an M.B.A. degree in finance and marketing from the J.L. Kellogg Graduate School of Management at Northwestern University.

   Thomas L. Randerz has served as Executive Vice President--European Operations of Razorfish since the closing of the Spray acquisition in January 1999. Following Spray's merger with Tetre AB in June 1997, Mr. Randerz was responsible for Spray's activities in the financial sector until September 1997 when he became Spray's Chief Operating Officer. He served in such position until January 1999. Prior to joining Spray, Mr. Randerz was the Chief Executive Officer of Tetre AB. From May 1987 to October 1995 he was a consultant and manager with Cap Gemini, an information technology consulting firm. Mr. Randerz holds a degree from the University of Stockholm.

   Evan Orensten has served as Executive Vice President--Global Intelligence and Knowledge Management of Razorfish since January 1999. From June 1997 to January 1999, he was a Managing Director of Razorfish's New York office. Mr. Orensten served as a Vice President and Senior Interactive Strategist of Siegel & Gale, a consulting firm, from January 1995 to May 1997. From April 1994 to January 1995, Mr. Orensten was a Production Associate in the multimedia department of Smith Barney Inc., and from January 1994 to April 1994, he was an account executive of Interbrand, Inc., a consulting firm. Mr. Orensten holds an A.B. degree in Asian studies from Vassar College and an M.B.A. degree in international business from L'Ecole des Haute Etudes Commerciales.

   Johan Ihrfelt, a co-founder of Spray, has served as Executive Vice President--Mergers and Acquisitions--Europe of Razorfish since the closing of the Spray acquisition in January 1999. He was the Chief Financial Officer and Human Resources Manager of Spray, as well as a director, from August 1997 until January 1999. Prior thereto, he served as Chief Executive Officer of Spray from its incorporation until July 1997. From July 1994 until June 1995, Mr. Ihrfelt was responsible for international operations at Interactive Television AB, a member of the Kinnevik Group. He graduated from the Stockholm School of Economics in June 1994.

   John Wren has been a director of Razorfish since September 1996. Mr. Wren has served as Chief Executive Officer of Omnicom since January 1997 and has also been President of Omnicom since September 1995. From May 1993 until June 1998, he served as Chairman and Chief Executive Officer of the Diversified Agency Services division of Omnicom. Mr. Wren was appointed to Omnicom's Board of Directors in May 1993.

Board of Directors

   Razorfish currently has authorized five directors. Each director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier. Each of the current members of the Board of Directors has been elected pursuant to the terms of the Stockholders Agreement entered into as of October 1, 1998 by and among Razorfish, Spray Ventures, Communicade and Messrs. Dachis and Kanarick, which will terminate upon the consummation of this offering.

   Prior to the consummation of this offering, Razorfish will appoint two independent directors and will establish an Audit Committee and a Compensation Committee with such independent directors as members.

   The Audit Committee will review the preparations for and the scope of the audit of Razorfish's annual financial statements, review drafts of such statements, make recommendations as to the engagement and fees of the independent auditors and monitor the functioning of Razorfish's accounting and internal control systems by meeting with representatives of management, the independent auditors and the internal auditors. The Committee will have direct access to the independent auditors, the internal auditors and counsel to Razorfish and perform such other duties relating to the maintenance of the proper books of account and records of Razorfish and other matters as the Board of Directors may assign from time to time. In addition, in order to maintain listing on Nasdaq, Razorfish must maintain an audit committee with a majority of its members who are "independent directors." Independent directors are persons who are neither officers nor employees of Razorfish or its subsidiaries or any other person who has a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

   The Compensation Committee will supervise and make recommendations with respect to compensation levels of key employees and all benefit plans involving employees of Razorfish. It will approve, upon the recommendation of the President or other appropriate officer, the terms of employment of all officers of Razorfish (except the Chairman of the Board and the President) and recommend the terms of employment of the Chairman of the Board and the President to the Board of Directors for approval.

Compensation of Directors

   Directors who are also employees of Razorfish receive no additional compensation for their services as directors. Directors who are not employees of Razorfish will not receive a fee for attendance in person at meetings of the Board of Directors or committees of the Board of Directors, but they will be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings. Non-employee director will receive grants of stock and options to purchase stock upon their appointment to the Board of Directors.

   The Delaware General Corporation Law provides that a company may indemnify its directors and officers as to certain liabilities. Razorfish's Certificate of Incorporation and By-laws provide for the indemnification of its directors and officers to the fullest extent permitted by law. The effect of such provisions is to indemnify the directors and officers of Razorfish against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Razorfish. Razorfish may obtain directors and officers liability insurance to effectuate these provisions.

Employment and non-competition agreements

 Employment agreements with Messrs. Dachis and Kanarick

   Razorfish has entered into employment agreements with each of Jeffrey A. Dachis and Craig M. Kanarick, pursuant to which Mr. Dachis serves as President, Chief Executive Officer and Treasurer and Mr. Kanarick serves as Chief Scientist, Secretary and Vice Chairman of the Board. Each of Messrs. Dachis and Kanarick is paid an annual base salary of $104,000, subject to increases in accordance with Razorfish's salary review and budget policies. In addition, pursuant to the terms of the agreements, Messrs. Dachis and Kanarick serve as directors of Razorfish without any additional compensation.

   The initial term of each agreement expires on December 31, 2001. Upon the expiration of the initial term, each agreement remains in effect and may be terminated by either party upon six months' prior written notice. In addition, at any time after June 30, 2001, Razorfish may, at its option, elect to place either executive on "leave of absence status" during which time such executive will no longer be responsible for his respective duties but will be entitled to payment of his salary and other benefits provided in the agreement.

   These agreements also contain customary provisions relating to the protection of confidential information and non-solicitation of Razorfish's employees or clients upon the executive's termination of employment.

 Employment agreements with Messrs. Bystedt, Svensson and Ihrfelt

   Razorfish has entered into employment agreements with each of Per Bystedt, Jonas Svensson and Johan Ihrfelt, pursuant to which each will perform duties designated by Razorfish, in either Stockholm or New York, and will report to Mr. Dachis. Each such employee is paid an annual base salary of $145,000, subject to increases in accordance with Razorfish's salary review and budget policies. Beginning after one year of employment, each such employee will be eligible to participate in Razorfish's bonus and profit-sharing programs.

   The initial term of each agreement expires on December 31, 2001. Upon the expiration of the initial term, each agreement remains in effect and may be terminated by either party upon 30 days' prior written notice.

   These agreements contain customary provisions relating to assignment to Razorfish of proprietary information developed during employment and the protection of confidential information.

 Employment agreements with other members of management

   Razorfish has also entered into employment agreements with Peter Seidler, Jean-Philippe Maheu and Evan Orensten. Mr. Seidler serves as Razorfish's Chief Creative Officer and is paid an annual base salary of $125,000. The initial term of his employment expires on December 31, 2001. Upon the expiration of such initial term, Mr. Seidler's agreement continues in effect and may be terminated by either party upon 30 days' prior written notice. Mr. Maheu serves as Executive Vice President--North American Operations. His annual base salary under the agreement is $125,000. The term of Mr. Maheu's employment agreement expires on June 30, 1999 and is automatically renewable for successive one-year terms unless terminated by either party 90 days prior to the scheduled renewal date. Mr. Orensten serves as Executive Vice President--Global Intelligence and Knowledge Management. His annual base salary under the agreement is $125,000. The term of Mr. Orensten's employment agreement expires on May 31, 1999 and is automatically renewable for successive one-year terms unless terminated by either party 60 days prior to the scheduled renewal date.

   Each of Messrs. Seidler, Maheu and Orensten is also eligible to participate in Razorfish's bonus and profit-sharing programs. The agreements each also contain customary provisions relating to assignment to Razorfish of proprietary information developed during employment, the protection of confidential information, and non-solicitation of Razorfish's employees or clients upon the executive's termination of employment.

 Non-competition agreements with Messrs. Dachis and Kanarick

   Razorfish has entered into non-competition agreements with each of Jeffrey
A. Dachis and Craig M. Kanarick. The agreements provide that each of Messrs. Dachis and Kanarick will not, until the later of December 31, 2001 and the termination of such person's employment with Razorfish, (1) solicit business of the type performed by Razorfish from any Razorfish client, (2) solicit Razorfish's employees or (3) render services of the type performed by Razorfish for any Razorfish client. A Razorfish client includes any person that is a client at the time of, or during the two-year period prior to, termination of such employee's employment and prospective clients to whom Razorfish has made a presentation during the one-year period prior to such termination.

Executive compensation

   The table below summarizes information concerning the compensation paid by Razorfish during 1998 to Razorfish's Chief Executive Officer and Razorfish's four other most highly paid executive officers (collectively, the "Named Executive Officers"):

                                                       Long-term compensation
                             Annual compensation               awards
                             ----------------------------------------------------
Name and principal position    Salary       Bonus   Securities underlying options
---------------------------  ----------    --------------------------------------
Jeffrey A. Dachis..........  $  104,000    $  5,000               --
 President, Chief Executive
  Officer and Treasurer
Craig M. Kanarick..........     104,000       5,000               --
 Chief Scientist, Vice
 Chairman of the Board and
 Secretary
Peter Seidler..............     112,500(1)    2,000            13,456(2)
 Chief Creative Officer
Jean-Philippe Maheu........     125,000      13,500               --
 Executive Vice President--
  North American Operations
Evan Orensten..............     110,416(3)   16,000               --
 Executive Vice President--
  Global Intelligence and
  Knowledge Management

--------

(1) Mr. Seidler's salary was $100,000 per year from January 16, 1998 to April 30, 1998 when it was increased to $125,000 per year.

(2) 13,456 of these options were granted to Mr. Seidler in order to satisfy certain obligations of Razorfish with respect to a previous grant of options made to Mr. Seidler.

(3) Mr. Orensten's salary was $100,000 per year from January 1, 1998 until August 1, 1998 when it was increased to $125,000 per year.

   The amount of the bonus paid to the Named Executive Officer was partially based upon the financial results of Razorfish during the first two quarters of 1998 and partially based on the decision of the Chief Executive Officer. An additional bonus in the form of stock options under the 1997 Stock Option Plan will be granted to the Named Executive Officer upon the completion of this offering. Pursuant to these grants, Messrs. Dachis, Kanarick, Seidler, Maheu and Orensten will hold options for 20,260, 20,260, 2,500, 5,000 and 5,000 shares of Common Stock, respectively, exercisable at the price of the shares offered hereby.

Option grants in fiscal 1998


   The following table sets forth information regarding stock options granted pursuant to the 1997 Stock Option Plan during Fiscal 1998 to each of the Named Executive Officers.

                                                                         Potential realized
                                        Individual Grants                 value at assumed
                         -----------------------------------------------  annual rates of
                         Number of   Percent of                             stock price
                         securities total options                         appreciation for
                         underlying  granted to   Exercise or               option term
                          options   employees in  base price  Expiration ------------------
Name                      granted    fiscal 1998  (per share)    date       5%       10%
----                     ---------- ------------- ----------- ---------- --------- --------
Jeffrey A. Dachis.......      --         -- %        $ --           --   $     --  $    --
Craig M. Kanarick.......      --         --            --           --         --       --
Peter Seidler...........  500,000       53.4          1.00     04/30/08    314,445  796,870
                           13,456        2.9         10.00     11/26/08  3,246,458   25,986
Jean-Philippe Maheu.....      --         --            --           --         --       --
Evan Orensten...........      --         --            --           --         --       --

   Of the options granted to Mr. Seidler, 13,456 were granted to satisfy an obligation of Razorfish with respect to a previous grant made to Mr. Seidler. In addition, the exercise price of the other 500,000 options was below the fair market value of the Common Stock on the date of grant. This determination is based on an independent third-party valuation of Razorfish's Common Stock. Accordingly, Razorfish recorded a compensation charge of $1.9 million in 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The values set forth in the last two columns of the table set forth above represent the gain that Mr. Seidler would realize assuming that (1) he exercises all of the options granted at the end of their respective terms and
(2) the value of a share of Razorfish's Common Stock has increased annually by a rate of 5% and 10% during the term of the option. These growth rates are prescribed by the Securities and Exchange Commission. By including these values in this prospectus, Razorfish does not intend to forecast the possible appreciation of its Common Stock or to establish a present value of these options. In addition, Mr. Seidler will not realize any gain unless there is an increase in Razorfish's stock price.

Aggregated option exercises in fiscal 1998 and fiscal year-end option values

   The following table sets forth information concerning the value of unexercised in-the-money options held by the Named Executive Officers as of December 31, 1998.

                                                         Number of securities                Value of unexercised
                                                    underlying unexercised options          in-the-money options at
                                                          at fiscal year-end                    fiscal year-end
                         Shares acquired   Value    -----------------------------------    -------------------------
Name                       on exercise    realized   Exercisable        Unexercisable      Exercisable Unexercisable
----                     --------------- ---------- ---------------    ----------------    ----------- -------------
Jeffrey A. Dachis.......         --      $      --             16,667              33,333    $60,001     $119,999
Craig M. Kanarick.......         --             --             16,667              33,333     60,001      119,999
Peter Seidler...........     500,000      1,800,000            13,456                 --     (72,662)         --
Jean-Philippe Maheu.....      33,334        120,002             9,597              52,525     34,549      189,090
Evan Orensten...........      33,334        120,002             8,334              50,000     30,002      180,000

   There was no public trading market for the Common Stock at December 31, 1998. Accordingly, these values of exercisable and unexercisable in-the-money options have been calculated on the basis of the fair market value of the Common Stock at December 31, 1998 ($4.60 per share) as determined by an independent third-party valuation, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

   The value realized by Messrs. Seidler, Maheu and Orensten upon the exercise of these options represents the aggregate amount of the difference between the fair market value for a share of Common Stock on the date of exercise ($4.60 per share) and the exercise price of such options ($1.00 per share).

   The table below sets forth what the value of unexercised, in-the-money options at December 31, 1998 would have been for each Named Executive Officer assuming that the fair market value of Razorfish's Common Stock was $11.00 (the midpoint of the range disclosed on the cover of this prospectus) on the date of exercise.

                                                         Value of unexercised
                                                        in-the-money options at
                                                            fiscal year-end
                                                       -------------------------
Name                                                   Exercisable Unexercisable
----                                                   ----------- -------------
Jeffrey A. Dachis.....................................  $166,670     $333,330
Craig M. Kanarick.....................................   166,670      333,330
Peter Seidler.........................................    13,456          --
Jean-Philippe Maheu...................................    95,970      525,250
Evan Orensten.........................................    83,340      500,000

Employee benefit plans

 1997 Stock Option Plan

   General. On February 24, 1997, Razorfish's Board of Directors adopted and its stockholders approved the 1997 Stock Option Plan. The 1997 Stock Option Plan provides for the issuance of a total of up to 1,172,548 shares of Common Stock. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award are available for other awards under the 1997 Stock Option Plan.

   Awards under the 1997 Stock Option Plan. Awards under the 1997 Stock Option Plan may be made in the form of (1) incentive stock options, (2) non-qualified stock options (incentive and non-qualified stock options are collectively referred to as "Options"), (3) restricted stock or (4) any combination thereof. Awards may be granted to such directors, employees and consultants of Razorfish (collectively, "Key Persons") as the Board of Directors or the Compensation Committee of the Board of Directors shall in its discretion select. Only employees of Razorfish are eligible to receive grants of incentive stock options.

   Administration. The 1997 Stock Option Plan is administered by the Board of Directors. The Board of Directors is authorized to construe, interpret and implement the provisions of the 1997 Stock Option Plan, to select the Key Persons to whom awards will be granted, to determine the terms and provisions of awards and, with the consent of the grantee, to cancel and re-grant outstanding awards. The determinations of the Board of Directors are made in its sole discretion and are conclusive. Razorfish intends to appoint two independent directors to a committee to be formed that will administer the 1997 Stock Option Plan.

 Grants under the 1997 Stock Option Plan

   Options. The Board of Directors determines the terms and conditions of each Option. The purchase price per share payable upon the exercise of an Option (the "Option Exercise Price") is established by the Board of Directors, and, in the case of an incentive stock option the Option Exercise Price must be equal to at least 100% of the fair market value of a share of the Common Stock on the date of grant. The Option Exercise Price is payable in cash, by surrender of shares of Common Stock having a fair market value on the date of the exercise equal to part or all of the Option Exercise Price, or by a combination of cash and such shares, as the Board of Directors may determine.

   As of the date of this prospectus, there are Options outstanding to purchase an aggregate of 647,995 shares of Common Stock of which 221,713 are currently exercisable. In addition, Razorfish intends to grant all of the remaining 201,886 shares of Common Stock reserved for issuance under the 1997 Stock Option Plan to some officers and employees concurrently with the consummation of this offering. Of these Options, 533,664 were granted at an exercise price less than the fair market value of the Common Stock on the date of grant and 114,331 were granted at an exercise price equal to or in excess of the fair market value of the Common Stock on the date of grant. The weighted average exercise price and remaining contractual life of the outstanding Options are $2.59 and 9 years, respectively.

   Restricted stock. The Board of Directors may grant restricted shares of Common Stock to such Key Persons, in such amounts and subject to such terms and conditions (which may depend on or be related to performance goals and other conditions) as the Board of Directors shall determine in its discretion. The restricted period for an award of restricted stock may not exceed five years. The Board of Directors may require that the certificates for the shares of Common Stock covered by a restricted stock award remain in the possession of a bank, other institution or the Company until such shares are free from restrictions. Subject to all applicable restrictions, the grantee has the rights of a stockholder with respect to the restricted stock, provided that all stock dividends, stock rights and stock issued upon split-ups or reclassification shall be subject to the same restrictions as the restricted shares to which such dividends, rights and stock relate.

   In February 1997, Razorfish issued an aggregate of 65,911 shares of Common Stock under the 1997 Stock Option Plan to seven employees pursuant to the terms of Stock Grant Agreements entered into between Razorfish and each such employee. These shares vested 100% on the date of grant. These shares were issued to each employee in consideration for services rendered to Razorfish by such employee. Each Stock Grant Agreement also requires the employee to enter into a Stock Restriction Agreement with Razorfish. Each Stock Restriction Agreement provides that the holder of the shares of Common Stock will not sell, assign, pledge or otherwise transfer the shares without the written consent of Razorfish. In the event that the holder desires to transfer all or any portion of the shares or upon the occurrence of certain events, Razorfish has a right of first refusal to purchase such shares at fair market value as determined by the Board of Directors. Each Stock Restriction Agreement terminates upon the cessation of Razorfish's business, the bankruptcy, receivership or dissolution of Razorfish or by the agreement of the parties.

 Termination of employment or service

   Options. In general, the option agreements entered into pursuant to the 1997 Stock Option Plan provide that: (1) upon termination of the grantee's employment or service by reason of discharge other than for death or permanent and total disability, all options not yet exercised shall terminate; and (2) if a grantee dies or becomes permanently and totally disabled while in Razorfish's employ or service, the grantee's options will become exercisable as to all of the shares underlying such options and generally remain exercisable for one year after the date of such termination, but not after the expiration date of the award.

   Restricted stock. If a grantee's employment or service terminates for any reason or if any condition established by the Board of Directors with respect to such restricted shares shall not have occurred prior to the end of the restricted period, the restricted shares shall be forfeited to Razorfish, and the rights of the holder with respect to such shares shall cease.

   Other features of the 1997 Stock Option Plan. The Board of Directors may, without stockholder approval, suspend, discontinue, revise or amend the 1997 Stock Option Plan at any time or from time to time; provided, however, that stockholder approval shall be obtained for any amendment which (1) increases the number of shares available for issuances (subject to certain exceptions),
(2) changes who is eligible to receive awards under the 1997 Stock Option Plan or (3) materially increases the benefits accruing to Key Persons. Unless sooner terminated by the Board of Directors, the provisions of the 1997 Stock Option Plan with respect to the grant of incentive stock options shall terminate on the tenth anniversary of the adoption of the 1997 Stock Option Plan by the Board of Directors. All awards made under the 1997 Stock Option Plan prior to its termination shall remain in effect until they are satisfied or terminated. In the event of a stock dividend, stock split, recapitalization or the like, to the extent it deems necessary, the Board of Directors will equitably adjust the aggregate number of shares subject to the 1997 Stock Option Plan. No provision is made in the 1997 Stock Option Plan for the adjustment of outstanding awards.

   Tax consequences. The following description of the tax consequences of awards under the 1997 Stock Option Plan is based on present Federal tax laws, and does not purport to be a complete description of the tax consequences of the 1997 Stock Option Plan.

   There are generally no Federal tax consequences either to the optionee or to Razorfish upon the grant of an Option. On the exercise of an incentive stock option, the optionee will not recognize any income, and Razorfish will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"). However, if the optionee disposes of shares acquired upon the exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and Razorfish will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the Option Exercise Price (or the gain on sale, if less); the remainder of any gain, and any loss, to the optionee will be treated as capital gain or loss. If the shares are disposed of after the foregoing holding periods are met, Razorfish will not be entitled to any deduction, and the entire gain or loss will be treated as a capital gain or loss to the optionee. On exercise of a non-qualified stock option, the amount by which the fair market value of Common Stock on the date of exercise exceeds the Option Exercise Price will generally be taxable to the optionee as ordinary income and will generally be deductible for tax purposes by Razorfish. The disposition of shares upon exercise of a non-qualified option will generally result in capital gain or loss to the optionee but will have no tax consequences to Razorfish.

   An award of restricted shares of Common Stock generally will not result in income for the grantee or in a tax deduction for Razorfish until such time as the shares are no longer subject to forfeiture unless the grantee elects otherwise. At that time, the grantee generally will recognize ordinary income equal to the fair market value of the shares less any amount paid for them, and Razorfish generally will be entitled to a tax deduction in the same amount.

   Limitations on Razorfish's compensation deduction. Section 162(m) of the Code limits the deduction which Razorfish may take for otherwise deductible compensation payable to certain executive officers to the extent that compensation paid to such officers for a year exceeds $1.0 million, unless such compensation meets certain requirements. Although Razorfish believes that compensation realized from options that have been granted under the 1997 Stock Option Plan generally will satisfy the requirements of Section 162(m) of the Code, there is no assurance that such awards will satisfy such requirements. The deduction for compensation resulting from a restricted stock award will be subject to the limitation imposed by Code Section 162(m).

 1999 Stock Incentive Plan

   General. In March 1999, Razorfish's Board of Directors adopted and the stockholders approved the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan provides for the issuance of a total of up to 600,000 shares of Common Stock. Generally, shares subject to an award that remain unissued upon expiration, cancellation, settlement or forfeiture of the award are available for other awards under the 1999 Stock Incentive Plan.

   Awards under the 1999 Stock Incentive Plan. Awards under the 1999 Stock Incentive Plan may be made in the form of (1) incentive stock options, (2) non-qualified stock options, (3) stock appreciation rights, (4) dividend equivalent rights, (5) restricted stock, (6) performance units, (7) performance shares or
(8) any combination thereof. Awards may be granted to such Key Persons as the Board of Directors or a Board appointed committee (the "Administrator") shall in its discretion select. Only employees of Razorfish are eligible to receive grants of incentive stock options. Each award shall be evidenced by an agreement (each an "Award Agreement") entered into by Razorfish and the grantee. Either the Board of Directors or the Administrator shall determine the terms and provisions of each award granted under the 1999 Stock Incentive Plan, including the vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment, payment contingencies and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one, or any combination of, the following:
(1) increase in share price, (2) earnings per share, (3) total stockholders' return, (4) net operating income, (5) personal management objectives and (6) any other measure of performance selected by the Administrator.

   As of the date of this prospectus, no awards have been granted pursuant to the 1999 Stock Incentive Plan.

   Administration. The 1999 Stock Incentive Plan is administered by the Administrator. The Administrator is authorized to construe, interpret and implement the provisions of the 1999 Stock Incentive Plan, to select the Key Persons to whom awards will be granted, to determine the terms and provisions of awards and, with the consent of the grantee, to amend the terms of any outstanding award. The determinations of the Administrator are made in its sole discretion and are conclusive.

 Grants under the 1999 Stock Incentive Plan

   Awards. The Administrator determines the terms and conditions of each award. The purchase price per share payable upon the exercise of an Option (the "Option Exercise Price") is established by the Administrator, and, in the case of an incentive stock option the Option Exercise Price must be equal to at least 100% of the fair market value of a share of the Common Stock on the date of grant. The Option Exercise Price is payable in cash, check, by delivery of grantee's promissory note by surrender of shares of Common Stock having a fair market value on the date of the exercise equal to the Option Exercise Price, by the sale of the shares through a broker-dealer or by any combination of the foregoing methods of payment, as the Administrator may determine.

 Termination of employment or service

   Awards. Upon the termination of a Key Person's employment with Razorfish or any of its subsidiaries, as the case may be, an award granted pursuant to the 1999 Stock Incentive Plan may be exercised to the extent provided in the Award Agreement.

   Other features of the 1999 Stock Incentive Plan. The Board of Directors may, without stockholder approval, amend, suspend or terminate the 1999 Stock Incentive Plan at any time or from time to time; provided, however, that (1) stockholders approval shall be obtained as required and (2) such amendment, suspension or termination shall not affect awards that have been previously granted. Unless sooner terminated by the Board of Directors, the provisions of the 1999 Stock Incentive Plan shall terminate on the tenth anniversary of the adoption of the 1999 Stock Incentive Plan by the Board of Directors. All awards made under the 1999 Stock Incentive Plan prior to its termination shall remain in effect until they are satisfied or terminated. Subject to any action that may be required by the stockholders of Razorfish, the Administrator may, in its discretion, proportionately adjust the number and price of outstanding awards, and the number of shares authorized for issuance under the 1999 Stock Incentive Plan, in the event of a stock dividend, stock split, recapitalization or other corporate action having a similar effect on the capitalization of Razorfish. In the event of a Change in Control (as defined in the 1999 Stock Incentive Plan), the Administrator has the authority to accelerate the vesting schedule of, release from restrictions on transfer of and terminate repurchase or forfeiture rights with respect to any outstanding award. The Administrator may establish programs that provide for (1) the exchange of awards for one or more other types of awards by certain Key Persons and (2) the grant of certain types of awards to one or more classes of Key Persons. In addition, the Administrator may at any time offer to buy out for cash or shares of Common Stock any outstanding award.

   Tax consequences. The following description of the tax consequences of awards under the 1999 Stock Incentive Plan is based on present Federal tax laws, and does not purport to be a complete description of the tax consequences of the 1999 Stock Incentive Plan.

   The tax consequences of Options and restricted stock granted under the 1999 Stock Incentive Plan will generally be the same as the tax consequences of Options and restricted stock granted under the 1997 Stock Option Plan. In the case of a stock appreciation right, upon exercise of such right the holder will be taxed at ordinary income rates on the amount of cash and the fair market value of the other property received. Subject to the limitation described below, Razorfish will be entitled to a deduction at the same time and in the same amount as the holder has income. The tax consequences of other kinds of awards will depend on the particular terms and conditions of such awards. In general, in case of other awards, it is anticipated that such awards will result in ordinary income to the recipient and a deduction to Razorfish; however, the amount and timing of such income and any such deduction will depend on the time and conditions of the award.

   Limitations on Razorfish's compensation deduction. Although it is anticipated that certain awards under the 1999 Stock Incentive Plan will, pursuant to Section 162(m) of the Code, meet the requirements to avoid a limit on deductibility, no assurances can be given that all awards will meet such requirements. Specifically, awards of restricted stock will be subject to the limitation on deductability imposed by Section 162(m) of the Code.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 10, 1999 and as adjusted to reflect the sale of the Common Stock offered hereby by:

   (1) each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by Razorfish to own beneficially 5% or more of the Common Stock, (2) Razorfish's directors and Named Executive Officers and (3) all directors and executive officers of Razorfish as a group.

   As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date of this prospectus through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 21,087,875 shares of Common Stock outstanding as of March 10, 1999, and 24,087,875 shares of Common Stock outstanding as of the closing of this offering, respectively.

   Spray Ventures, Communicade and Messrs. Dachis and Kanarick are parties to the Stockholders Agreement. Because the Stockholders Agreement terminates on the consummation of this offering, the shares owned by one party to the Stockholders Agreement are not attributed to the beneficial ownership of the other parties in this table.

   Although listed in the table below, Messrs. Bystedt, Svensson and Wren do not own directly any shares of Common Stock. They are listed due to their affiliation with Spray Ventures, in the case of Messrs. Bystedt and Svensson, and Communicade, in the case of Mr. Wren, both of which are direct holders of Common Stock. See notes 8 and 12 to the table.

                                            Number of shares  Percentage owned
                                            of common stock   -----------------
                                           beneficially owned
           Name and address of             prior to and after Prior to  After
          beneficial owners(1)                  offering      offering offering
          --------------------             ------------------ -------- --------
Spray Ventures AB (2)....................       7,904,827       37.5%    32.8%
 Nybrogatan 55
 114 85 STOCKHOLM

  Per I.G. Bystedt (3)...................       7,904,827(4)    37.5     32.8

  Jonas S.A. Svensson (3)................       7,904,827(4)    37.5     32.8

Omnicom Group, Inc. (5)..................       7,958,333(6)    37.7     33.0
 c/o Communicade Inc.
 437 Madison Avenue
 New York, New York 10022

  John Wren..............................       7,958,333(7)    37.7     33.0

  c/o Omnicom Group, Inc.
  437 Madison Avenue
  New York, New York 10022

Jeffrey A. Dachis........................       2,346,390(8)    11.1      9.7

Craig M. Kanarick........................       2,346,390(9)    11.1      9.7

Peter Seidler............................         515,956(10)    2.4      2.1

Jean-Philippe Maheu......................          47,931(11)    *        *

Evan Orensten............................          46,668(12)    *        *

All directors and executive officers as a
 group (12 persons)......................      21,201,580(13)   99.7     88.0

--------
*  Less than 1%

(1) Unless otherwise noted, the address of each of the persons listed is 107 Grand Street, 3rd Floor, New York, New York 10013.

(2) Per Bystedt, Jonas Svensson, Thomas Randerz and Johan Ihrfelt, each of whom is an officer or director of Razorfish, collectively own more than 50% of the outstanding voting stock of Spray Ventures AB. There is no agreement among these individuals as to the voting of their shares of Spray Ventures. Spray Ventures is a publicly held company in Sweden.

(3) The principal business address of Messrs. Bystedt and Svensson is c/o Spray Network AB, Nybrogaten 55, Stockholm 11485, Sweden.

(4) Represents shares of Common Stock beneficially held by Spray Ventures. Messrs. Bystedt and Svensson are members of the board and shareholders of Spray Ventures. However, none of Messrs. Bystedt or Svensson or any other member of the board of Spray Ventures, acting alone, has voting or investment power with respect to Razorfish's Common Stock directly or indirectly beneficially owned by Spray Ventures and, as a result, each of Messrs. Bystedt and Svensson disclaim beneficial ownership of these shares. Spray Ventures is a publicly held company in Sweden.

(5) The shareholder of record is Communicade, a wholly owned subsidiary of Omnicom. Omnicom is a publicly held company. John Wren, a director of Razorfish, is also an executive officer of Omnicom. However, Mr. Wren, acting alone, has no voting or investment power with respect to the Razorfish Common Stock held by Communicade.

(6) Includes (a) 2,345,160 shares acquired in connection with the Spray acquisition and (b) 1,976,810 shares acquired upon the exercise of the 10% option.

(7) Represents shares of Common Stock beneficially held by Communicade. Mr. Wren is an executive officer of Omnicom, the parent company of Communicade. However, neither Mr. Wren nor any other officer or director of Omnicom, acting alone, has voting or investment power with respect to the Company's Common Stock directly or indirectly beneficially owned by Omnicom and, as a result, Mr. Wren disclaims beneficial ownership of these shares.

(8) Includes 33,334 shares of Common Stock subject to options that are currently exercisable by Mr. Dachis and 20,260 shares of Common Stock subject to options to be granted to Mr. Dachis concurrently with the consummation of this offering and to be exercisable in full on grant.

(9) Includes 33,334 shares of Common Stock subject to options that are currently exercisable by Mr. Kanarick and 20,260 shares of Common Stock subject to options to be granted to Mr. Kanarick concurrently with the consummation of this offering and to be exercisable in full on grant.


(10) Includes 13,456 shares of Common Stock subject to options that are currently exercisable by Mr. Seidler and 2,500 shares of Common Stock subject to options to be granted to Mr. Seidler concurrently with the consummation of this offering and to be exercisable in full on grant.

(11) Includes 9,597 shares of Common Stock subject to options that are currently exercisable by Mr. Maheu and 5,000 shares of Common Stock subject to options to be granted to Mr. Maheu concurrently with the consummation of this offering and to be exercisable in full on grant.

(12) Includes 8,334 shares of Common Stock that are currently exercisable by Mr. Orensten and 5,000 shares of Common Stock subject to options to be granted to Mr. Orensten concurrently with the consummation of this offering and to be exercisable in full on grant.

(13) Includes (a) an aggregate of 113,106 shares of Common Stock subject to options that are held by the directors and executive officers and are currently exercisable or exercisable within 60 days of March 10, 1999 and 73,020 shares to be granted to the directors and executive officers concurrently with the consummation of this offering and to be exercisable in full on grant, (b) shares held by Communicade, the beneficial ownership of which is attributed to but disclaimed by Mr. Wren, and (c) shares held by Spray Ventures, the beneficial ownership of which is attributed to but disclaimed by Messrs. Bystedt and Svensson.

                              CERTAIN TRANSACTIONS

Transactions with Omnicom

   In September 1996, Razorfish, Communicade (f/k/a JWL Associates Corp.) and Messrs. Dachis and Kanarick, officers of Razorfish, entered into the Shareholders Agreement, which remained in effect until the closing of the Spray acquisition. Pursuant to the terms of the agreement, Omnicom agreed that, as long as it was a shareholder of Razorfish, it would provide Razorfish with a $2.0 million working capital line of credit and an acquisition line of credit to be used for the purchase of "new media" companies.

   In connection with the Spray acquisition, Razorfish, Communicade, Spray Ventures and Messrs. Dachis and Kanarick entered into the Stockholders Agreement which terminates upon the closing of this offering. Pursuant to the terms of the Stockholders Agreement, Communicade has provided the working capital line of credit and the acquisition line of credit to Razorfish on the same terms and conditions as were set forth in the Shareholders Agreement.

   Razorfish repaid all outstanding amounts borrowed under the working capital line of credit in February 1999 with the proceeds from the exercise of the 10% option by Communicade. The first $1.0 million of principal amount outstanding bore no interest and additional amounts bore interest at a rate set from time to time by Omnicom, which is currently 5.95%. At the time Razorfish repaid this debt, there was a total of $1.3 million outstanding, and the applicable interest rate was 5.95%. The working capital line of credit was secured by a first priority lien on Razorfish's assets. This lien was released at the time of repayment. This line of credit will terminate upon the closing of this offering.

   As of the date of this prospectus, Razorfish has approximately $4.0 million outstanding under the acquisition line of credit. Interest on any loan made under the acquisition line of credit accrues at the same rate applicable to the working capital line of credit and is payable quarterly on the outstanding principal amount. The principal under any loan under the acquisition line of credit is payable quarterly in equal installments over a seven-year period. The unused portion of this line of credit will terminate upon the closing of this offering, and all amounts outstanding under this line of credit must be repaid as described in the previous sentence. The current interest rate is 5.95%. The table below sets forth the amount borrowed for each acquisition of a "new media" company that Razorfish funded with a loan from Communicade:

                                                        Amount
         Acquisition                                   borrowed
         -----------                                  ----------
         Avalanche Systems........................... $1,000,000
         CHBi........................................  1,966,000
         <tag> Media.................................    250,000
         Plastic.....................................    525,000
                                                      ----------
         Total....................................... $3,741,000
                                                      ==========

   See "Business--Other acquisitions" for a description of the acquisitions set forth above.

   Pursuant to the terms of the Stockholders Agreement, Communicade was granted the 10% option. The purchase price per share upon exercise of the 10% option is equal to 80% of the price per share to be sold in this offering. In February 1999, Communicade exercised the 10% option and purchased 1,976,810 shares of Common Stock. The aggregate purchase price that Commmunicade paid for these shares was $15.8 million. The purchase price paid by Communicade in connection with the exercise of this option of $8.00 per share was based on an assumed offering price of $10.00 per share. The purchase price for these shares will be adjusted based on the actual offering prices of the shares offered hereby. At the closing of this offering, Communicade will pay or Razorfish will refund the difference between the amount paid by Communicade and the amount payable based on such actual offering price, as applicable. Assuming that the actual offering price of the shares offered hereby is $11.00 per share (the midpoint of the range disclosed on the cover of this prospectus) the purchase price payable by Communicade will increase by $1,581,448 to $17,395,928. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and capital resources."


   Simultaneously with the Spray acquisition, Messrs. Dachis and Kanarick each transferred an additional 363,636 shares of Common Stock, representing a total of 4% of the issued and outstanding shares of Common Stock on the date of transfer, to Communicade in exchange for $1.5 million in cash.

Transactions with Spray executives

   In June 1997, Per Bystedt, an officer of Razorfish, and Spray entered into a convertible debt agreement pursuant to which Mr. Bystedt loaned Spray approximately $182,000. This loan was due on December 31, 1997 and bore interest at 2.0% per annum. Prior to the maturity date of this loan, Spray converted the loan into 56 shares of common stock with a per share value of approximately $3,000.

   In September 1997, Spray executed a demand note in favor of Mr. Bystedt for the aggregate principal amount of SEK 1.0 million ($0.1). This note bore interest at a rate of 9.25% and was repaid in 1998. In addition, prior to 1998, Spray Ventures periodically made advances to Spray in an aggregate amount of SEK 2.6 million ($0.3 million). These advances were forgiven by Spray Ventures in 1998.

Razorfish Studios

   Razorfish Studios produces and publishes on-line content, including art, computer games, and literature, as well as screensavers, audio recordings, books and films. The majority of Razorfish Studios' common stock is owned by Communicade and Messrs. Dachis and Kanarick, each of whom is a stockholder of Razorfish. Michael S. Simon, an officer of Razorfish, is also a stockholder and a director and the President of Razorfish Studios. Mr. Dachis is the Chief Executive Officer of Razorfish Studios, and Mr. Kanarick is the Chairman of the Board, Chief Creative Officer and Secretary of Razorfish Studios.

   Razorfish Studios was formed in October 1997. Both prior to its formation, and for a period of time after, part of the Razorfish Studios business was operated as a division of Razorfish. In October 1997, Razorfish assigned to Razorfish Studios all of its rights, title and interest in and to all of the Razorfish Studios digital media properties owned by Razorfish, including the Razorfish Studios website and RSUB, The Razorfish Subnetwork (located at www.rsub.com), and all content located in such websites.

   In exchange for the use of its facilities, Razorfish allocates a portion of its overhead to Razorfish Studios, based on the ratio of the number of employees of Razorfish Studios to the number of employees of both Razorfish and Razorfish Studios. Historically, Razorfish made its employees available to Razorfish Studios at a single discounted rate which was approximately 57% of the average billing rate for Razorfish employees. Razorfish currently charges Razorfish Studios its full billing rates with no discounts. In addition, Razorfish provides Razorfish Studios with funds to cover operating expenses and salaries which are refunded by Razorfish Studios. As of December 31, 1998, Razorfish Studios owed approximately $601,000 to Razorfish for certain services rendered by Razorfish employees, overhead and other advances made by Razorfish. Messrs. Dachis and Kanarick have unconditionally guaranteed to pay this amount to Razorfish in the event of a default by Razorfish Studios, pursuant to a guaranty entered into in December 1998. Razorfish expects that future amounts owed by Razorfish Studios will also be guaranteed by Messrs. Dachis and Kanarick.

   Razorfish Studios currently has four employees. Such employees occasionally perform work for Razorfish at the same hourly rate as is charged to Razorfish Studios for the use of Razorfish employees. Razorfish Studios also sells limited numbers of its products to Razorfish and its employees at a discounted rate to the retail cost. Such products are used by Razorfish primarily as promotional items for its clients.

   Razorfish licenses the "Razorfish" trademark and symbol to Razorfish Studios pursuant to a trademark license agreement on a royalty-free basis. The trademark license contains customary provisions giving Razorfish the ability to control the use of the Razorfish trademark by Razorfish Studios. Because the "Razorfish" trademark and symbol are closely associated with both Razorfish Studios and Razorfish, Razorfish's name and reputation could still be materially and adversely affected by content published or actions taken by Razorfish Studios.

Other transactions

   In December 1998, Messrs. Dachis and Kanarick, officers of Razorfish, sold 500,000 shares of Common Stock to Razorfish for an aggregate purchase price of $500,000. The purchase price is payable in full in March 1999. The 500,000 purchased shares were issued out of treasury to Mr. Seidler in connection with the exercise in December 1998 of options held by him at an exercise price of $1.00 per share.

                          DESCRIPTION OF CAPITAL STOCK

General

   Razorfish's authorized capital stock consists of 29,999,950 shares, $.01 par value per share, of Class A Common Stock, 50 shares, $.01 par value per share, of Class B Common Stock and 10,000,000 shares, par value $.01 per share, of preferred stock.

   The following summary of the terms and provisions of Razorfish's capital stock are not complete, and you should read Razorfish's Certificate of Incorporation and By-laws, which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

Common stock

 Class A Common Stock

   Following this offering, 24,087,875 shares of Common Stock will be outstanding and 24,537,875 shares if the underwriters exercise their over-allotment option in full. As of March 10, 1999, there were 16 holders of the Company's Common Stock. Each Stockholder is entitled to one vote for each share owned on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of preferred stock, stockholders are entitled to dividends that the Board of Directors may declare. The decision to declare dividends is made by the Board of Directors in their sole discretion, but the Board of Directors may only declare dividends if there are funds legally available to pay for the dividends. See "Dividend Policy."

   Stockholders are entitled to share ratably in the net assets of Razorfish upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

   Stockholders have no preemptive rights to purchase shares of stock of Razorfish. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of Razorfish. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by Razorfish in this offering when they are paid for will be, fully paid and non-assessable.

 Class B Common Stock

   All 50 shares of the Class B Common Stock are issued and outstanding. The Class B Common Stock was issued to Spray Ventures and Communicade in February 1999 as a part of the purchase price for Spray. The rights, privileges and restrictions of the Class B Common Stock are the same as those of the Class A Common Stock, except that Communicade and Spray Ventures are not entitled to vote these shares. Communicade and Spray Ventures may have the right to vote these shares in specific instances in accordance with the Delaware General Corporation Law.

Preferred stock

   Pursuant to the Certificate of Incorporation, the Board of Directors has the authority, without further action by Razorfish's stockholders, to issue up to 10,000,000 shares of preferred stock. The Board of Directors may issue this stock in one or more series and may fix the rights, preferences, privileges and restrictions of this stock. Some of the rights and preferences that the Board of Directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The Board of Directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights and preferences selected by the Board of Directors may be greater than the rights of the Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of Razorfish. Razorfish has no present plan to issue shares of preferred stock.

Limitation on directors' liabilities

   Razorfish's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except for liability

  . for any breach of the director's or officer's duty of loyalty to Razorfish or its stockholders,

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or

  . for any transaction from which the director or officer derived an improper personal benefit.

   Razorfish may obtain standard policies of insurance under which coverage would be provided to its directors and officers against loss arising from claims of breach of duty or other wrongful act. This insurance would also provide coverage to Razorfish with respect to payments which may be made by Razorfish to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Anti-takeover effects of provisions of Razorfish's By-laws

   Razorfish's By-laws provide that the number of directors may be changed by an amendment to the By-laws adopted by the Board of Directors or by the holders of a majority of Razorfish's outstanding voting stock. Vacancies on the Board of Directors may be filled by the holders of a majority of directors in office even if such members constitute less than a quorum.

   Razorfish's By-laws also provide that special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President or a majority of the Board of Directors. Razorfish's By-laws also require advance written notice of a proposal or directors nomination which a stockholder desires to present at an annual meeting of stockholders. Razorfish's Secretary must receive the notice from the stockholder at least 45 days before the meeting.

   Razorfish's Certificate of Incorporation does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to affect changes in Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of Razorfish.

Anti-takeover effects of Delaware law

   Razorfish's Certificate of Incorporation contains a provision electing not to be governed by Section 203. In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, in certain cases, within three years prior, did own, 15% or more of the corporation's voting stock. As a result of the Razorfish's election not to be governed by Section 203, it may be easier for a third party to take over Razorfish.

Transfer agent and registrar

   The Transfer Agent and Registrar for the Common Stock is American Stock & Transfer Co.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon consummation of this offering, 24,087,875 shares of Common Stock will be outstanding or 24,537,875 shares if the underwriters exercise their over-allotment option in full. Of these shares, the 3,000,000 shares of Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of Razorfish (a "Razorfish Affiliate") as that term is defined in Rule 144. All of the shares of Common Stock outstanding prior to this offering are "restricted securities," as such term is defined under Rule 144. These shares are restricted securities because they were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 or Rule 701 promulgated under the Securities Act or another exemption from registration. This prospectus may not be used in connection with any resale of shares of Common Stock acquired in this offering by Razorfish Affiliates.

   Each of Razorfish and its existing stockholders has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of Razorfish Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock of Razorfish without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. The restrictions set forth in the previous sentence do not apply to grants of employee stock options pursuant to the terms of Razorfish's stock option plans, issuances of securities pursuant to the exercise of such options outstanding on the date hereof or the exercise of any other stock options outstanding on the date hereof.

   In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of Common Stock are aggregated), including persons who may be deemed Razorfish Affiliates, would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of

  (1) one percent of the then-outstanding shares of Common Stock, which equals approximately 240,879 shares immediately after this offering, or

  (2) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

   Sales under Rule 144 are also subject to certain restrictions as to the manner of sale, notice requirements and the availability of current public information about Razorfish. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from Razorfish or the date they were acquired from a Razorfish Affiliate, a stockholder who is not a Razorfish Affiliate at the time of sale and who has not been a Razorfish Affiliate for at least three months prior to the sale would be entitled to sell shares of Common Stock in the public market immediately without compliance with the foregoing requirements under Rule 144. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

   In addition, any employee, director or officer of, or consultant to Razorfish who acquired shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 of the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits Razorfish Affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case, commencing 90 days after the date of this prospectus.

   Immediately following the offering, none of the 21,087,875 "restricted securities" will be available for immediate sale in the public market pursuant to Rule 144(k). Beginning 90 days after the date of this prospectus, and without consideration of the contractual restrictions described above, 647,995 shares either issued under the 1997 Stock Option Plan or acquired upon exercise of options issued under the 1997 Stock

Option Plan will be outstanding and eligible for sale in reliance upon Rule
701. Additional shares may be available if options are exercised in the 180-day period following the date of this prospectus.

   Following this offering, Razorfish intends to file a registration statement on Form S-8 under the Securities Act to register (1) 1,172,548 shares of Common Stock reserved or to be available for issuance pursuant to the 1997 Stock Option Plan and (2) 600,000 shares of Common Stock reserved or to be available for issuance pursuant to the 1999 Stock Incentive Plan. Shares of Common Stock issued pursuant to the 1997 Stock Option Plan and the 1999 Stock Incentive Plan generally will be available for sale in the open market by holders who are not Razorfish Affiliates and, subject to the volume and other applicable limitations of Rule 144, by holders who are Razorfish Affiliates, unless such shares are subject to vesting restrictions or the contractual restrictions described above.

   Prior to this offering, there has been no public market for the Common Stock. No information is currently available and Razorfish cannot predict the timing or amount of future sales of shares, or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock (including shares issuable upon the exercise of stock options) in the public market after the lapse of the restrictions described above, or the perception that such sales may occur, could materially adversely affect the prevailing market prices for the Common Stock and the ability of Razorfish to raise equity capital in the future. See "Risk Factors--The volume of trading and price of our Common Stock could fluctuate significantly" and "Risk Factors--The sale of a substantial number of shares of our Common Stock in the public market could adversely affect the market price."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 1999, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, BancBoston Robertson Stephens Inc., BT Alex. Brown Incorporated and Lehman Brothers Inc., are acting as representatives, the following respective numbers of shares of Common Stock:

                                                                        Number
   Underwriters                                                        of shares
   ------------                                                        ---------
   Credit Suisse First Boston Corporation.............................
   BancBoston Robertson Stephens Inc. ................................
   BT Alex. Brown Incorporated........................................
   Lehman Brothers Inc. ..............................................
                                                                       ---------
       Total.......................................................... 3,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of Common Stock offered in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or this offering of the Common Stock may be terminated.

   We have granted to the underwriters a 30 day option to purchase on a pro
rata basis up to       additional shares of Common Stock at the initial public
offering price less the underwriting discounts and commissions. This option may be exercised only to cover over-allotments of Common Stock.

   The underwriters propose to offer the Common Stock initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a concession of $   per share. The underwriters and
the selling group members may allow a discount of $   per share on sales to
other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses that we will pay.

                                                              Total
                                                  -----------------------------
                                                     Without          With
                                        Per share over-allotment over-allotment
                                        --------- -------------- --------------
Underwriting discounts and commissions
 paid by us...........................    $           $              $
Expenses payable by us................    $           $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed % of the Common Stock being offered.

   We, our officers and directors and our existing stockholders have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case for grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances of securities pursuant to the exercise of employee stock options outstanding on the date hereof or the exercise of any other stock options outstanding on the date hereof.

   The underwriters have reserved for sale, at the initial offering price, up
to         shares of Common Stock for employees and certain other persons associated with Razorfish who have expressed an interest in purchasing Common Stock in this offering. The number of shares of Common Stock available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

   We have applied to list the shares of Common Stock on The Nasdaq National Market under the symbol "RAZF".

   Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between us and the representatives, and does not reflect the market price for the Common Stock following the offering. Among the principal factors considered in determining the initial public offering price will be:

  . the information set forth in this prospectus and otherwise available to the representatives;

  . market conditions for initial public offerings;

  . the history of and prospects for the industry in which we will compete;

  . our past and present operations;

  . our past and present earnings and current financial position;

  . the ability of our management;

  . our prospects for future earnings;

  . the present state of our development and our current financial condition;

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

  . the general condition of the securities markets at the time of this offering; and

  . other relevant factors.

   We can offer no assurances that the initial public offering price will correspond to the price at which the Common Stock will trade in the public market subsequent to the offering or that an active trading market for the Common Stock will develop and continue after the offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase shares of the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

   Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale restrictions

   The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

Representations of purchasers

   Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent and (3) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of action (Ontario purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of legal rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia residents

   A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

Taxation and eligibility for investment

   Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for Razorfish by Morrison & Foerster LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   The audited consolidated financial statements of Razorfish and Spray as of December 31, 1997 and 1998 and for the three years ended December 31, 1998, the audited consolidated financial statements of Spray Ventures as of December 31, 1996 and August 31, 1997 and for the year ended December 31, 1996 and the eight-months ended August 31, 1997 and the audited financial statements of Avalanche Systems as of and for the year ended December 31, 1997 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of Avalanche Systems, Inc. for the year ended December 31, 1996 have been audited by M.R. Weiser & Co., LLP, independent certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Razorfish has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 with respect to the Common Stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Razorfish and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which such reference is hereby made. Copies of the Registration Statement, including the exhibits and schedules thereto, may be examined without charge at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and Seven World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of all or a portion of the Registration Statement can be obtained from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees, and information on the operation of the Public Reference Room may be obtained by calling the Commission at (800) SEC-0330.

   As a result of this offering, Razorfish will become subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the Common Stock for listing on the Nasdaq Stock Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

RAZORFISH, INC. AND SUBSIDIARIES
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets at December 31, 1997 and 1998.................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1996, 1997 and 1998......................................................  F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1996, 1997 and 1998.........................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998......................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

SPRAY NETWORK AB AND SUBSIDIARIES
Report of Independent Public Accountants.................................. F-23

Consolidated Balance Sheets at December 31, 1997 and 1998................. F-24
Consolidated Statements of Operations for the years ended December 31,
 1996, 1997 and 1998...................................................... F-25
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1996, 1997 and 1998......................................... F-26
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998...................................................... F-27

Notes to Consolidated Financial Statements................................ F-28

SPRAY VENTURES AB AND SUBSIDIARIES
Report of Independent Public Accountants.................................. F-38

Consolidated Balance Sheets at December 31, 1996 and at August 31, 1997... F-39
Consolidated Statements of Operations for the years ended December 31,
 1996 and the eight-months ended August 31, 1997.......................... F-40
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1996 and the eight-months ended August 31, 1997............. F-41
Consolidated Statements of Cash Flows for the years ended December 31,
 1996 and the eight-months ended August 31, 1997.......................... F-42

Notes to Consolidated Financial Statements................................ F-43

AVALANCHE SYSTEMS, INC.

Report of Independent Public Accountants.................................. F-50
Independent Auditors' Report.............................................. F-51
Statements of Operations for the years ended December 31, 1996 and 1997... F-52
Statements of Stockholders' Equity (Deficit) for the years ended December
 31, 1996 and 1997........................................................ F-53
Statements of Cash Flows for the years ended December 31, 1996 and 1997... F-54
Notes to Financial Statements............................................. F-55

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Razorfish, Inc.:

   We have audited the accompanying consolidated balance sheets of Razorfish, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Razorfish, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

New York, New York

March 5, 1999

                        RAZORFISH, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              December 31,
                                                         ----------------------
                                                            1997       1998
                                                         ---------- -----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $1,176,076 $   598,720
  Accounts receivable, net of allowance for doubtful
   accounts of $0 and $50,000, respectively............   1,304,420   2,373,006
  Unbilled charges.....................................     371,692   1,326,905
  Prepaid expenses and other current assets............     309,962     572,700
  Deferred tax assets..................................     381,846     102,128
  Due from affiliate...................................         --      601,089
                                                         ---------- -----------
    Total current assets...............................   3,543,996   5,574,548
PROPERTY AND EQUIPMENT, net of accumulated depreciation
 and amortization of $136,608 and $472,410,
 respectively..........................................     617,560   1,185,544
INTANGIBLES, net of accumulated amortization of
 $106,634..............................................         --    3,454,582
DEFERRED TAX ASSETS....................................      35,993     620,275
DEFERRED REGISTRATION COSTS............................         --      564,165
OTHER ASSETS...........................................      68,961     686,369
                                                         ---------- -----------
    Total assets.......................................  $4,266,510 $12,085,483
                                                         ========== ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Due to Omnicom Group, Inc............................  $1,805,000 $ 1,782,380
  Due to related party.................................         --      500,000
  Accounts payable and accrued expenses................     270,032   1,791,417
  Income taxes payable.................................      42,217     206,024
  Deferred rent........................................      39,970      58,158
  Advanced billings....................................     455,096     345,031
  Current portion of capital lease obligations.........      71,803      47,107
  Deferred tax liabilities.............................     848,421   1,395,884
                                                         ---------- -----------
    Total current liabilities..........................   3,532,539   6,126,001
LONG-TERM DEBT.........................................         --    3,206,506
CAPITAL LEASE OBLIGATIONS..............................      76,662       5,671
OTHER LIABILITIES......................................         --       18,655
                                                         ---------- -----------
    Total liabilities..................................   3,609,201   9,356,833
                                                         ---------- -----------
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000 shares
   authorized; no shares issued or outstanding.........         --          --
  Common stock:
  Class A, $.01 par value, 29,999,950 shares
   authorized; 9,156,819 and 9,223,821 shares issued
   and outstanding at December 31, 1997 and 1998,
   respectively........................................      91,568      92,238
  Class B, $.01 par value, 50 shares authorized; no
   shares issued or outstanding........................         --          --
  Additional paid-in capital...........................     342,251   2,751,863
  Cumulative foreign currency translation adjustments..         --        3,860
  Retained earnings (accumulated deficit)..............     223,490    (119,311)
                                                         ---------- -----------
    Total stockholders' equity.........................     657,309   2,728,650
                                                         ---------- -----------
    Total liabilities and stockholders' equity.........  $4,266,510 $12,085,483
                                                         ========== ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                        RAZORFISH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  For the Years Ended
                                                     December 31,
                                           -----------------------------------
                                              1996        1997        1998
                                           ----------  ----------  -----------
REVENUES.................................. $1,218,136  $3,617,688  $13,843,289
DIRECT SALARIES AND COSTS.................    895,220   1,906,111    7,769,752
                                           ----------  ----------  -----------
  Gross profit............................    322,916   1,711,577    6,073,537
SALES AND MARKETING.......................    128,959     174,550      438,204
GENERAL AND ADMINISTRATIVE................    500,063     876,567    2,897,064
AMORTIZATION OF GOODWILL..................        --          --       106,634
NON-CASH COMPENSATION EXPENSE.............        --       78,819    2,278,281
                                           ----------  ----------  -----------
  Income (loss) from operations...........   (306,106)    581,641      353,354
INTEREST EXPENSE, NET.....................      5,161      19,489      241,342
                                           ----------  ----------  -----------
  Income (loss) before income taxes.......   (311,267)    562,152      112,012
PROVISION (BENEFIT) FOR INCOME TAXES......    (56,801)    264,963      454,813
                                           ----------  ----------  -----------
  Net income (loss)....................... $ (254,466) $  297,189  $  (342,801)
                                           ==========  ==========  ===========
PER SHARE INFORMATION:
  Net income (loss) per share--
    Basic................................. $    (0.03) $     0.03  $     (0.04)
                                           ==========  ==========  ===========
    Diluted............................... $    (0.03) $     0.03  $     (0.04)
                                           ==========  ==========  ===========
  Weighted average common shares
   outstanding--
    Basic.................................  9,090,906   9,156,819    9,223,821
                                           ==========  ==========  ===========
    Diluted...............................  9,537,607   9,886,241    9,670,522
                                           ==========  ==========  ===========
PRO FORMA NET INCOME (LOSS) DATA
 (Unaudited)
  Net income (loss) before provision
   (benefit) for income taxes............. $ (311,267) $  562,152  $   112,012
  Pro forma income tax provision (benefit)
   (actual for December 31, 1997 and 1998)
   .......................................   (133,845)    264,963      454,813
                                           ----------  ----------  -----------
  Pro forma net income (loss)............. $ (177,422) $  297,189  $  (342,801)
                                           ==========  ==========  ===========


 The accompanying notes are an integral part of these consolidated statements.

                        RAZORFISH, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                             Cumulative
                            Common Stock      Treasury Stock     Additional    Foreign   Retained       Total
                          ----------------- -------------------   Paid-in     Currency   Earnings   Stockholders'
                           Shares   Amount   Shares     Amount    Capital    Translation (Deficit)     Equity
                          --------- ------- ---------  --------  ----------  ----------- ---------  -------------
BALANCE, January 1,
 1996...................  9,090,906 $90,909       --   $    --   $  (90,909)   $  --     $  35,767   $   35,767
 Capital contribution...        --      --        --        --      500,000       --           --       500,000
 S-Corporation
  termination...........        --      --        --        --     (145,000)      --       145,000          --
 Net loss...............        --      --        --        --          --        --      (254,466)    (254,466)
                          --------- ------- ---------  --------  ----------    ------    ---------   ----------
BALANCE, December 31,
 1996...................  9,090,906  90,909       --        --      264,091       --       (73,699)     281,301
 Common stock issued to
  employees.............     65,913     659       --        --       12,825       --           --        13,484
 Common stock option
  compensation..........        --      --        --        --       65,335       --           --        65,335
 Net income.............        --      --        --        --          --        --       297,189      297,189
                          --------- ------- ---------  --------  ----------    ------    ---------   ----------
BALANCE, December 31,
 1997...................  9,156,819  91,568                         342,251       --       223,490      657,309
 Purchase of treasury
  stock.................        --      --    500,000  (500,000)        --        --           --      (500,000)
 Common stock issued to
  employees.............     67,002     670  (500,000)  500,000      66,331       --           --       567,001
 Common stock option
  compensation..........        --      --        --        --    2,278,281       --           --     2,278,281
 Foreign currency
  translation
  adjustment............        --      --        --        --          --      3,860          --         3,860
 Capital contribution...        --      --        --        --       65,000       --           --        65,000
 Net loss...............        --      --        --        --          --        --      (342,801)    (342,801)
                          --------- ------- ---------  --------  ----------    ------    ---------   ----------
BALANCE, December 31,
 1998...................  9,223,821 $92,238       --   $    --   $2,751,863    $3,860    $(119,311)  $2,728,650
                          ========= ======= =========  ========  ==========    ======    =========   ==========


 The accompanying notes are an integral part of these consolidated statements.

                        RAZORFISH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      For the Years
                                                    Ended December 31,
                                             ----------------------------------
                                               1996        1997         1998
                                             ---------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).........................  $(254,466) $   297,189  $ (342,801)
 Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities-
 Allowance for doubtful accounts...........        --           --       50,000
 Depreciation and amortization.............     26,812      107,261     442,436
 Non-cash common stock option
  compensation.............................        --        78,819   2,278,281
 Non-cash capital contribution.............        --           --       65,000
 Increase in deferred tax assets...........    (64,265)    (348,846)   (304,564)
 Decrease (increase) in accounts
  receivable...............................     50,404   (1,257,482)   (332,131)
 Increase in unbilled charges..............        --      (371,692)   (955,213)
 Increase in prepaid expenses and other
  current assets...........................   (105,999)    (203,963)   (262,738)
 Increase in due from affiliates...........        --           --     (601,089)
 Increase in other assets..................    (29,145)     (40,316)   (188,423)
 Increase in accounts payable and accrued
  expenses.................................     79,678      143,033   1,070,568
 Increase (decrease) in advanced billings..        --       455,096    (110,065)
 Increase in deferred tax liabilities......     42,840      795,634     547,463
 Increase (decrease) in income taxes
  payable..................................     31,399       (1,229)    163,807
 Increase in deferred rent.................        --        39,970      18,188
 Increase in other liabilities.............        --           --       18,655
 Increase in due to related party..........        --           --      500,000
                                             ---------  -----------  ----------
  Net cash (used in) provided by operating
   activities..............................   (222,742)    (306,526)  2,057,374
                                             ---------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures......................   (189,356)    (316,043)   (675,907)
 Acquisitions of subsidiaries net of cash
  acquired.................................        --           --   (4,553,718)
                                             ---------  -----------  ----------
  Net cash used in investing activities....   (189,356)    (316,043) (5,229,625)
                                             ---------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Deferred registration costs...............        --           --     (564,165)
 Payments under capital lease obligations..    (25,278)     (68,979)    (95,687)
 Proceeds from capital contribution........    500,000          --          --
 Proceeds from exercise of stock options...        --           --      567,001
 Net borrowings under lines of credit
  options..................................        --     1,805,000   3,183,886
 Purchase of treasury stock................        --           --     (500,000)
                                             ---------  -----------  ----------
  Net cash provided by financing
   activities..............................    474,722    1,736,021   2,591,035
                                             ---------  -----------  ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
 CASH EQUIVALENTS..........................        --           --        3,860
                                             ---------  -----------  ----------
  Net increase (decrease) in cash and cash
   equivalents.............................     62,624    1,113,452    (577,356)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD....................................        --        62,624   1,176,076
                                             ---------  -----------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD...  $  62,624  $ 1,176,076  $  598,720
                                             =========  ===========  ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid during the period for--
 Income taxes paid.........................  $     --   $       --   $      --
 Interest paid.............................      5,161       17,775       7,442
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING ACTIVITIES:
 Equipment acquired under capital leases...     95,598      126,901         --

 The accompanying notes are an integral part of these consolidated statements.

                        RAZORFISH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Razorfish, Inc. ("Razorfish"), together with its wholly owned subsidiaries (the "Company"), is an international digital communications solutions provider. The Company creates digital communications solutions to help its clients increase sales, improve communications and create business identities. The Company provides an integrated service offering consisting of strategic consulting, design of information architectures and user interfaces and creation and customization of software necessary to implement its digital communications solutions. The Company primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, Razorfish's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants. In order to service its global clients, Razorfish has completed six acquisitions since its inception in 1995, and currently has offices in New York, San Francisco, Los Angeles, London, Stockholm, Oslo, Helsinki and Hamburg.

Principles of Consolidation

   The accompanying consolidated financial statements as of and for the year ended December 31, 1998 include the operations of Razorfish and its wholly owned United States subsidiaries, Avalanche Solutions, Inc., Razorfish Los Angeles, Inc., Razorfish San Francisco, Inc. and its wholly owned United Kingdom subsidiary, CHBi Razorfish Ltd. The Company had no subsidiaries prior to January 1, 1998. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, specifically for the allowance for doubtful accounts for accounts receivable and the useful lives of fixed assets and intangible assets, that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues are recognized for time and materials-based arrangements and fixed-fee arrangements on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs. Advanced billings represent billings of production and other client reimbursable out-of-pocket costs in excess of revenues earned. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                        RAZORFISH, INC. AND SUBSIDIARIES

Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of four to eight years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the lease term.

Intangible Assets

   Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in intangible assets and is presently being amortized over a period of 20 years on a straight-line basis. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired.

Accounting for Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of December 31, 1998.

Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs. The Company has elected to file its income tax returns using the cash basis of accounting.

Foreign Currency Translation

   All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are recorded as a component of stockholders' equity in the accompanying consolidated financial statements.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, due from affiliate and accounts payable and accrued expenses approximate fair value due to the short-term maturity of these instruments. The carrying amounts of due to Omnicom Group, Inc. and capital lease obligations, including current portions, approximate fair value.

                        RAZORFISH, INC. AND SUBSIDIARIES

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

   For the year ended December 31, 1996 four clients accounted for 25%, 21%, 11% and 10%, respectively, of total revenues.

   For the year ended December 31, 1997 four clients accounted for 20%, 16%, 14% and 14%, respectively, of total revenues.

   For the year ended December 31, 1998 one client accounted for 27% of total revenues.

   As of December 31, 1997, two clients accounted for 59% and 16%, respectively, of total accounts receivable.

   As of December 31, 1998, three clients accounted for 17%, 14% and 14%, respectively, of total accounts receivable.

Net Income (Loss) Per Common Share

   The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the consolidated statements of operations. The impact of the adoption of this statement was not material.

                       RAZORFISH, INC. AND SUBSIDIARIES

   A reconciliation between the numerator and denominator of Basic EPS and Diluted EPS is as follows:

                                             For the Year Ended December 31,
                                                           1996
                                            -----------------------------------
                                               Net      Common   Net (Loss) Per
                                             (Loss)     Shares    Common Share
                                            ---------  --------- --------------
Basic EPS:
  Net loss attributable to common stock.... $(254,466) 9,090,906     $(0.03)
  Effect of nominal issuances of common
   stock options...........................        --    446,701         --
                                            ---------  ---------     ------
      Diluted EPS.......................... $(254,466) 9,537,607     $(0.03)
                                            =========  =========     ======
                                             For the Year Ended December 31,
                                                           1997
                                            -----------------------------------
                                               Net      Common   Net Income Per
                                             Income     Shares    Common Share
                                            ---------  --------- --------------
Basic EPS:
  Net income attributable to common stock.. $ 297,189  9,156,819     $ 0.03
  Effect of nominal issuances of common
   stock options...........................       --     446,701        --
  Effect of common stock options...........       --     282,721        --
                                            ---------  ---------     ------
    Diluted EPS ........................... $ 297,189  9,886,241     $ 0.03
                                            =========  =========     ======
                                                    For the Year Ended
                                                    December 31, 1998
                                            -----------------------------------
                                               Net      Common   Net (Loss) Per
                                             (Loss)     Shares    Common Share
                                            ---------  --------- --------------
Basic EPS:
  Net loss attributable to common stock.... $(342,801) 9,223,821     $(0.04)
  Effect of nominal issuances of common
   stock options...........................       --     446,701        --
                                            ---------  ---------     ------
    Diluted EPS............................ $(342,801) 9,670,522     $(0.04)
                                            =========  =========     ======

                        RAZORFISH, INC. AND SUBSIDIARIES

   Diluted EPS for 1996 and 1998 does not include the impact of common stock options then outstanding, as the effect of their inclusion would be anti-dilutive.

Stock-Based Compensation

   In 1996, the Company adopted the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), and elected to continue the accounting set forth in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and to provide the necessary pro forma disclosures as if the fair value method had been applied (Note 8).

Comprehensive Income

   During 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                                                 For the Years Ended December
                                                             31,
                                                 -----------------------------
                                                   1996       1997     1998
                                                 ---------  -------- ---------
Net income (loss)............................... $(254,466) $297,189 $(342,801)
Foreign currency translation adjustment.........       --        --      3,860
                                                 ---------  -------- ---------
  Comprehensive income (loss)................... $(254,466) $297,189 $(338,941)
                                                 =========  ======== =========

Proposed Public Offering

   In connection with its contemplated initial public offering of Common Stock, the Company has incurred approximately $564,000 in registration-related costs that are being deferred until the consummation of the offering, at which time they will be charged against additional paid-in capital. If the offering is not consummated, the deferred registration costs will be expensed. These amounts are included in deferred registration costs and accrued expenses in the accompanying consolidated balance sheet as of December 31, 1998.

New Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The adoption of this statement did not have a material impact on the Company's results of consolidated operations, financial position or cash flows.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

                        RAZORFISH, INC. AND SUBSIDIARIES

2. ACQUISITIONS

Avalanche Solutions, Inc. and Avalanche Systems, Inc.

   In January 1998, the Company purchased a 66 2/3% ownership interest from the shareholders of a newly formed corporation, Avalanche Solutions, Inc. ("Avalanche Solutions"). In connection with this transaction, Avalanche Solutions acquired substantially all of the assets of Avalanche Systems, Inc. ("Avalanche Systems") from Fleet Bank National Association and Fleet Bank Capital Corporation in a foreclosure sale. These assets were seized from Avalanche Systems, whose shareholders were the holders of the remaining 33 1/3% of the capital stock of Avalanche Solutions. In April 1998, the Company purchased this 33 1/3% ownership interest in Avalanche Solutions. The total cash consideration for all stock and net assets acquired was approximately $1,294,000.

   These acquisitions have been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the respective acquisition dates. As a result of these acquisitions, the Company has recorded goodwill of approximately $789,000, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years.

   Furthermore, the Company entered into an employment agreement with one of the former shareholders of Avalanche Solutions. The employment agreement has a term through December 2001 and includes a signing bonus and base compensation. In addition, this former shareholder received fully vested options to purchase 500,000 and 13,456 shares of Common Stock of the Company at an exercise price of $1.00 and $10.00, respectively, per share. This former shareholder is an executive officer of Razorfish. In December 1998, he exercised options to purchase 500,000 shares of Common Stock for an aggregate purchase price of $500,000. In the opinion of management, based upon a third-party valuation using the Black-Scholes Option Pricing Model, the exercise price was deemed to be lower than the fair market value per share of the Company's Common Stock at the grant date and, as such, the Company recorded compensation expense of $1,865,000 for the year ended December 31, 1998.

CHBi Limited

   In May 1998, the Company acquired all of the outstanding stock of London-based CHBi Limited and, concurrently with the acquisition, CHBi Limited changed its name to CHBi Razorfish Ltd. The Company paid total cash consideration of approximately $2,028,000 in cash for the purchase of CHBi Limited. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $1,972,000, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years. Furthermore, the CHBi Limited Purchase Agreement calls for certain cash earn-out payments to the former shareholders based upon the achievement of targeted operating performance of CHBi Razorfish Ltd. through May 2001. No earn-out amounts have been earned to date. Future earn-out payments, if any, will be recorded as additional purchase price and will result in an adjustment to goodwill.

Plastic

   In June 1998, the Company formed a subsidiary, Razorfish San Francisco, Inc. ("Razorfish San Francisco"), which acquired substantially all of the net assets of Alpha Online, Inc. d/b/a Plasticweb and Plastic ("Plastic"). In consideration for the net assets acquired, the Company paid approximately $686,000 in cash. The acquisition of the assets has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $305,000, which is the excess cost of net

                        RAZORFISH, INC. AND SUBSIDIARIES
assets acquired and is being amortized over a useful life of 20 years. Furthermore, the Plastic Purchase Agreement calls for certain cash earn-out payments to the former shareholders based upon the achievement of targeted operating performance of Razorfish San Francisco through December 2001. No earn-out amounts have been earned to date. Future earn-out payments, if any, will be recorded as additional purchase price and will result in an adjustment to goodwill.

<tag> Media

   In July 1998, the Company formed a subsidiary, Razorfish Los Angeles, Inc. ("Razorfish Los Angeles"), which acquired substantially all of the net assets of Titus Anspach Group, LLC d/b/a <tag> Media ("<tag> Media "). In consideration for the net assets acquired, the Company paid approximately $256,000 in cash. The acquisition of the assets has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $223,000, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years. Furthermore, the <tag> Media Purchase Agreement calls for certain earn-out payments to the former shareholders based upon the achievement of targeted operating performance of Razorfish Los Angeles through December 2001. No earn-out amounts have been earned to date. Future earn-out payments, if any, will be recorded as additional purchase price and will result in such, an adjustment to goodwill.

Sunbather

   In October 1998, the Company acquired substantially all of the assets of London-based Sunbather Limited ("Sunbather"), from an administrator appointed for Sunbather. The net assets were acquired for a cash consideration of approximately $290,000 and this acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition the Company recorded goodwill of approximately $272,000, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years.

   The acquisitions described above were valued based on management's estimate of the fair value of the net assets acquired at the date of acquisition. Costs in excess of net assets acquired were recorded as intangible assets as follows:

                           Avalanche
                            Systems/
                           Avalanche     CHBi
                           Solutions   Limited    Plastic  <tag> Media Sunbather
                           ---------- ----------  -------- ----------- ---------
Accounts receivable....... $   85,625 $  462,706  $238,124  $    --    $    --
Fixed assets..............        --      44,626   132,234    32,954     18,065
Other assets..............    418,680        --     10,305       --         --
Intangible assets.........    789,257  1,971,823   305,100   223,448    271,588
Current liabilities.......        --    (450,817)      --        --         --
                           ---------- ----------  --------  --------   --------
  Total purchase price.... $1,293,562 $2,028,338  $685,763  $256,402   $289,653
                           ========== ==========  ========  ========   ========

Spray Network AB

   In January 1999, the Company acquired all of the issued and outstanding shares of capital stock of Spray Network AB (the "Spray Acquisition") from Spray Ventures AB and Communicade in exchange for an aggregate of 9,881,034 shares of Razorfish Common Stock and 50 shares of Razorfish non-voting Class B Common Stock. The shares of Common Stock issued represented 50% of the shares of Razorfish Common Stock on a fully diluted basis immediately following the Spray Acquisition. In addition, the Company entered into employment agreements with certain executives of Spray Network AB.

                        RAZORFISH, INC. AND SUBSIDIARIES

Pro forma results of operations

   The following unaudited pro forma consolidated results of operations reflects the results of operations for the years ended December 31, 1997 and 1998, as if the aforementioned acquisitions had occurred on January 1, 1997, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1997 and may not be indicative of future operating results.

                                                       Year Ended December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
   Pro forma:
     Revenues......................................... $17,812,546  $30,974,052
     Net (loss).......................................  (4,698,807)  (3,569,977)
     Basic net (loss) per share.......................       (0.22)       (0.17)
     Diluted net (loss) per share.....................       (0.22)       (0.17)

3. RELATED PARTY TRANSACTIONS

Agreements with Omnicom

   In September 1996, Omnicom Group, Inc. ("Omnicom") purchased an aggregate of 3,636,364 shares of Common Stock from Messrs. Dachis and Kanarick, the founders of Razorfish, for an aggregate purchase price of $3.5 million in cash in September 1996 and three additional earn-out payments pursuant to the terms of a Stock Purchase Agreement (the "Purchase Agreement"). The first two earn-out payments were paid in February 1998 and January 1999 in the amounts of $1.3 million and $0.6 million, respectively, and the remaining payment of $1.7 million is payable in March 1999. The amount of the February 1998 and March 1999 payments are derived from Razorfish's Annual Revenues (as defined in the Purchase Agreement) and profit before taxation for the relevant year. The amount of the payment in January 1999 was the result of an adjustment made to the aggregate purchase price pursuant to a side letter entered into between Messrs. Dachis and Kanarick and Communicade (f/k/a JWL Associates Corp.), a wholly owned subsidiary of Omnicom. Simultaneously with the execution of the Purchase Agreement, the Company entered into a Shareholders Agreement with Communicade. The Shareholders Agreement stipulates that Omnicom Finance Inc. ("Omnicom Finance") would provide the Company with a line of credit for working capital purposes of up to $2.0 million and additional financing for the purpose of funding the Company's acquisition of "new media companies," as defined, provided that Communicade remained a shareholder of the Company.

   Amounts borrowed under the working capital line of credit bear no interest on the first $1.0 million of principal amount outstanding and thereafter bear interest at the rate then charged by Omnicom Finance to its subsidiaries under Omnicom Finance's cash management program, which was 6.85% and 6.00%, respectively, as of December 31, 1997 and 1998. As the first $1.0 million outstanding under the working capital line of credit is non-interest bearing, the Company has imputed interest on the outstanding amounts based upon a weighted average imputed interest rate of 6.50%. As such, the Company recorded a charge to interest expense and a capital contribution of approximately $65,000 for the year ended December 31, 1998. Imputed interest in all previous periods was deemed to be immaterial by the Company. The amounts due under the working capital line of credit are repayable in full on the earlier of December 31, 2001 or upon the closing of an initial public offering of the Company's Common Stock. All outstanding amounts are secured by a priority lien on all of the Company's assets.

   The Company had $0.8 million and $1.1 million of the working capital line of credit outstanding as of December 31, 1997 and 1998, respectively. In addition, the Company had $1.0 million and $3.9 million of the

                        RAZORFISH, INC. AND SUBSIDIARIES
acquisition funding outstanding as of December 31, 1997 and 1998, respectively, in connection with the acquisition of "new media companies." See Note 7 for the terms of the acquisition line of credit.

   In connection with the Spray acquisition, the Shareholders Agreement terminated and was replaced by a new Stockholders Agreement. Pursuant to the terms of the Stockholders Agreement, Omnicom Finance is to provide the working capital line of credit and the acquisition line of credit to the Company on the same terms and conditions as set forth in the Shareholders Agreement. The principal under any loan under the acquisition line of credit is payable quarterly in equal installments over a seven year period.

Communicade 10% Option

   Pursuant to the Stockholders Agreement, in the event of an initial public offering of the Company's Common Stock, Communicade had the right, but not the obligation, to purchase from the Company up to such number of shares of Company Common Stock as equalled 10% of the then issued and outstanding shares of Razorfish's Common Stock on a fully diluted basis at the time the option was exercised (the "Option Shares"). Communicade exercised the 10% option by sending a written notice to the Company indicating its desire to purchase such Option Shares in January 1999. Such Option Shares are restricted as to their resale in accordance with the terms of the new Stockholders Agreement. Management believes that such options were granted at or near the then current fair market value of the Company's Common Stock. Omnicom exercised the option in February 1999 (Note 13).

Razorfish Studios

   The Company conducts business with Razorfish Studios ("Studios"). The majority of Studios' common stock is owned by the majority stockholders of the Company and certain of these stockholders also hold executive positions at Studios. On October 17, 1997, the Company assigned to Studios all of its right, title and interest in and to certain Studios digital media properties owned by the Company. The cost and fair value of such properties were deemed to be immaterial by the Company's management and as such, there was no material effect on the Company's consolidated financial statements as of and for the year ended December 31, 1997.

   The Company also provides certain overhead and administrative functions for Studios for which the Company is reimbursed. In addition, the Company has provided certain design and consulting services to Studios at discounted billing rates. The total revenue earned was not material to the accompanying consolidated statements of operations. Amounts owed to the Company from Studios for services rendered, reimbursable expense and advances totaled $0 and $601,089, respectively, as of December 31, 1997 and 1998. The Company licenses the "Razorfish" trademark and symbol to Studios pursuant to a trademark license agreement (the "Trademark License"). The Trademark License contains customary provisions giving the Company the ability to control the use of the "Razorfish" trademark by Studios.


Repurchase of Treasury Shares

   In December 1998, the Company repurchased 500,000 shares of Common Stock from two of the Company's principal shareholders, for $1.00 per share, pursuant to an agreement between the Company and the shareholders. The resulting $500,000 due to the shareholders as of December 31, 1998, is non-interest bearing and is due in full in March 1999.

                        RAZORFISH, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                              December 31,
                                                          ---------------------
                                                            1997        1998
                                                          ---------  ----------
   Computer equipment.................................... $ 250,861  $  635,617
   Equipment under capital leases........................   290,183     220,583
   Furniture and fixtures................................   179,152     419,229
   Leasehold improvements................................    33,972     382,525
                                                          ---------  ----------
     Total property and equipment........................   754,168   1,657,954
   Less--Accumulated depreciation and amortization.......  (136,608)   (472,410)
                                                          ---------  ----------
     Property and equipment, net......................... $ 617,560  $1,185,544
                                                          =========  ==========

   Depreciation and amortization aggregated $26,812, $107,261 and $335,802, respectively, for the three years ended December 31, 1998.

5. INTANGIBLE ASSETS

   Intangible assets consist of the following:

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Goodwill........................................................  $3,561,216
     Less--Accumulated amortization................................    (106,634)
                                                                     ----------
       Intangible assets, net......................................  $3,454,582
                                                                     ==========

   Amortization aggregated $106,634 for the year ended December 31, 1998. The Company did not have any intangible assets prior to January 1, 1998.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            -------- ----------
   Accounts payable........................................ $104,130 $  873,844
   Accrued expenses........................................   75,902    269,093
   Accrued professional fees...............................   90,000    648,480
                                                            -------- ----------
     Total................................................. $270,032 $1,791,417
                                                            ======== ==========

7. LONG-TERM DEBT

   Long-term debt consists of acquisition borrowings from Omnicom in the original principal amount of approximately $3.7 million. The loan is payable in equal quarterly installments over a period of seven years and bears interest at approximately 6.0% per annum.

   Maturities of long-term debt outstanding as of the year ended December 31, 1998 are as follows:


   1999.............................................................. $1,782,380
   2000..............................................................    534,418
   2001..............................................................    534,418
   2002..............................................................    534,418
   2003..............................................................    534,418
   Thereafter........................................................  1,068,834
                                                                      ----------
       Total......................................................... $4,988,886
                                                                      ==========

                        RAZORFISH, INC. AND SUBSIDIARIES

8. INCOME TAXES

   Income (loss) before taxes and the provision (benefit) for taxes on income consisted of the amounts shown below:

                                                  Years Ended December 31,
                                                -------------------------------
                                                  1996       1997       1998
                                                ---------  ---------  ---------
   Income (loss) before income taxes:
     Domestic.................................. $(311,267) $ 562,152  $(167,080)
     International.............................       --         --     279,092
                                                ---------  ---------  ---------
                                                $(311,267) $ 562,152  $ 112,012
                                                =========  =========  =========
   Provision (benefit) for taxes on income:
     Current--
       Federal................................. $ (13,365) $(110,105) $  41,701
       State and local.........................   (22,009)   (71,720)    75,822
       International...........................       --         --      94,891
     Deferred--
       Federal.................................   (12,129)  (348,856)   191,224
       State and local.........................    (9,298)   795,644     51,175
       International...........................       --         --         --
                                                ---------  ---------  ---------
                                                $ (56,801) $ 264,963  $ 454,813
                                                =========  =========  =========

   A reconciliation of the difference between the statutory U.S. Federal income tax rate and the Company's effective tax rate follows:

                                                             Years Ended
                                                             December 31,
                                                           -------------------
                                                           1996    1997  1998
                                                           -----   ----  -----
   Statutory federal income tax rate.....................  (34.0)% 34.0%  34.0%
   State and local taxes on income, net of federal income
    tax benefit..........................................   (6.6)  12.4   74.8
   Effect on change from "S" Corp........................   28.8    --     --
   Disallowed expenses...................................    --     --    24.8
   Incentive stock option expense........................    --     --   239.6
   Goodwill amortization.................................    --     --    29.0
   Other.................................................   (6.4)   0.7    3.8
                                                           -----   ----  -----
     Effective rate......................................  (18.2)% 47.1% 406.0%
                                                           =====   ====  =====

   The tax effects of temporary differences that give rise to a significant portion of the deferred income tax asset, net, are as follows:

                                                           December 31,
                                                        --------------------
                                                          1997       1998
                                                        ---------  ---------
   Current deferred income tax assets (liabilities),
    net:
     Accrual to cash adjustments....................... $(466,575) $(178,064)
     Bad debts.........................................       --      23,088
     Other.............................................       --      15,700
   Noncurrent deferred tax assets (liabilities), net:
     Stock options.....................................    35,993        --
     Accrual to cash adjustment........................       --    (534,205)
                                                        ---------  ---------
       Total deferred income taxes, net................ $(430,582) $(673,481)
                                                        =========  =========

                        RAZORFISH, INC. AND SUBSIDIARIES

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes and differences between the tax and book basis of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements.

   The Company has concluded that it is probable that it will be able to realize these net deferred tax assets in future periods. In addition, the company has net operating losses of approximately $200,000 which will expire at the end of 2018.

   On September 18, 1996, pursuant to a Shareholders Agreement (Note 3), the Company's "S" Corporation status was terminated and the Company began operations as a "C" Corporation. Accordingly, the Company became subject to federal and state income taxes and the retained deficit of the Company was transferred to additional paid-in capital. During the period from January 1, 1996 to September 18, 1996, the net loss incurred was $180,767. For the period from September 19, 1996 to December 31, 1996, the net loss incurred was $73,699.

   As described above, the Company began operations as a "C" Corporation on September 18, 1996. The following unaudited pro forma income tax information has been determined as if the Company operated as a "C" Corporation from its inception, without contemplating any applicable tax laws related to the utilization of net operating losses. No pro forma income tax provision is presented for the year ended December 31, 1997 and 1998 as the Company was operating as a "C" Corporation during those periods.

                                                                     Year Ended
                                                                    December 31,
                                                                        1996
                                                                    ------------
   Federal tax provision (benefit) at statutory rate...............  $(105,831)
   State income taxes, net of federal benefit......................    (28,014)
                                                                     ----------
                                                                     $(133,845)
                                                                     ==========

   Certain goodwill related to international acquisitions may be deemed nondeductible under Internal Revenue Service Regulations.

9. STOCKHOLDERS' EQUITY

Common Shares

   In connection with 1-for-2 reverse stock split effected in March 1999, the Board of Directors authorized 30,000,000 shares of common stock, of which 29,999,950 shares have been designated as Class A Common Stock and 50 shares have been designated as Class B Common Stock. There were 9,156,819 and 9,223,821 shares of Class A Common Stock issued and outstanding as of December 31, 1997 and 1998, respectively. No shares of Class B Common Stock were issued as of December 31, 1997 or 1998.

   On September 16, 1996, the founders of the Company entered into a Stock Purchase Agreement with Communicade pursuant to which they sold an aggregate of 3,636,364 shares of Common Stock to Communicade. Communicade made a cash contribution of $500,000 to the Company without the issuance of any shares of capital stock to it by the Company.

   On February 24, 1997, the Company issued an aggregate of 65,913 shares of Common Stock to seven employees pursuant to the terms of the Company's 1997 Stock Option and Incentive Plan, as amended (the "1997 Stock Option Plan"), and Stock Grant Agreements entered into by the Company and each such

                        RAZORFISH, INC. AND SUBSIDIARIES
employee. The Company issued the shares in consideration for services rendered to the Company by such employees and as such, the Company recorded compensation expense of $12,825 for the year ended December 31, 1997, based upon a third-party valuation of the fair market value of the Company's Common Stock. Each Stock Grant Agreement also provided that each of the employees enter into a Stock Restriction Agreement with the Company. The Stock Restriction Agreement provides that the holder of the shares of Common Stock will not sell, assign, pledge or otherwise transfer the shares without the written consent of the Company.

Stock Splits

   On February 24, 1997, the Board of Directors authorized a 30,000-for-1 stock split of the Company's Common Stock and changed the par value to $0.01 per share. On April 30, 1998, the Board of Directors authorized a 1.515151-for-1 stock split. On December 14, 1998 the Board of Directors authorized a 2-for-1 stock split of the Company's issued Common Stock. On March 4, 1999, the Board of Directors authorized a 1-for-2 reverse stock split of the Company's issued Common Stock and Common Stock Options under the 1997 Plan and 1999 Plan and changed the authorized share capital to 40,000,000 (10,000,000 preferred, 29,999,950 Class A Common and 50 Class B Common). In connection with the split, each holder of the Company's Common Stock Options amended their respective option agreement to waive their right to have their options split effected under this stock split. All references in the accompanying consolidated financial statements and footnotes have been retroactively restated to give effect to these stock splits.

Stock Options

   Under the terms of the 1997 Stock Option Plan 1,172,548 shares of common stock of the Company have been reserved for:

    a. incentive stock options;

    b. non-qualified stock options (incentive and non-qualified stock options are collectively referred to as "Options");

    c. restricted stock; or

    d. any combination thereof.

   Awards may be granted to such directors, employees and consultants of the Company (collectively "Key Persons") as the Board of Directors shall in its discretion select. Only employees of the Company are eligible to receive grants of incentive stock options.

   Options granted under the Stock Option Plan typically vest annually over a three-year period and expire ten years from the date of grant.

   The Company accounts for the Stock Option Plan under APB Opinion No. 25 and, accordingly, compensation expense of $65,335 and $2,278,281, respectively, has only been recognized for stock options granted below fair market value for the year ended December 31, 1997 and December 31, 1998, respectively, in the accompanying consolidated financial statements. No options were granted prior to 1997.

                        RAZORFISH, INC. AND SUBSIDIARIES

   Had compensation for the 1997 Stock Option Plan been determined consistent with the provisions of SFAS No. 123, the effect on the Company's net income
(loss) and basic and diluted net income (loss) per share would have been changed to the following pro forma amounts:

                                                Years Ended December 31,
                                          ----------------------------------
                                                1997               1998
                                          -----------------  -----------------
   Net income (loss), as reported........ $         297,189  $       (342,801)
   Net loss, pro forma...................        (1,127,727)       (2,409,308)
   Basic income (loss) per share, as
    reported.............................              0.03             (0.04)
   Basic loss per share, pro forma.......             (0.12)            (0.26)
   Diluted income (loss) per share, as
    reported.............................              0.03             (0.04)
   Diluted loss per share, pro forma.....             (0.11)            (0.25)

   A summary of the status of the Stock Option Plan as of and for the year ended December 31, 1998 and December 31, 1997 is as follows:

                                           Years Ended December 31,
                                 ---------------------------------------------
                                          1997                   1998
                                 ---------------------- ----------------------
                                            Weighted               Weighted
                                            Average                Average
                                 Shares  Exercise Price Shares  Exercise Price
                                 ------- -------------- ------- --------------
Shares under option, beginning
 of period......................     --      $ 1.00     456,795     $1.00
Options granted................. 456,795       1.00     486,661      3.22
Options exercised...............     --        0.00     283,501      1.00
Shares under option, end of
 period......................... 456,795       1.00     659,955      2.64
Options exercisable at period-
 end............................     --        0.00     132,161      1.00
Weighted average fair value of
options granted.................     --        0.50         --       2.71

   The fair market value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Expected option lives...................................... 5 years  5 years
   Risk free interest rates...................................    5.88%    4.98%
   Expected volatility........................................    83.9%    87.2%
   Dividend yield.............................................     --       --

   The following table summarizes information about options outstanding and options exercisable at December 31, 1998:

                                     Options Outstanding        Options Exercisable
                               -------------------------------- --------------------
                                            Weighted
                                 Shares      Average   Weighted   Shares    Weighted
                               Subject to   Remaining  Average  Subject to  Average
                               Outstanding Contractual Exercise Exercisable Exercise
     Range of Exercise Price     options      Life      Price     options    Price
     -----------------------   ----------- ----------- -------- ----------- --------
      $1.00..................    331,974     8 years    $1.00      88,441    $ 1.00
       1.00..................    205,900     9 years     1.04      30,264      1.00
       1.00 to 10.00.........    122,081    10 years     9.78      13,456     10.00
                                 -------                          -------
                                 659,955                          132,161
                                 =======                          =======

                        RAZORFISH, INC. AND SUBSIDIARIES

10. SEGMENT REPORTING

   The Company began operations outside of the United States during the year ended December 31, 1998 through its acquisition of CHBi Limited. A summary of the Company's operations by geographical area as of and for the year ended December 31, 1998 is presented below:

                                       United States International Consolidated
                                       ------------- ------------- ------------
   Revenues...........................  $12,142,869   $1,700,420   $13,843,289
   Operating profit (loss)............       73,854      279,500       353,354
   Net income (loss)..................     (527,002)     184,201      (342,801)
   Identifiable assets................   10,852,538    1,232,945    12,085,483

11. COMMITMENTS AND CONTINGENCIES

  Operating Leases

   The Company is committed under operating leases principally for office space and equipment. Certain leases are subject to rent reviews and require payment of expenses under escalation clauses. Rent expense and equipment rental were $85,807, $185,175 and $729,921, respectively, for the three years ended December 31, 1998. Future minimum base rents under terms of noncancellable operating leases, reduced by rents to be received from existing noncancellable subleases as of December 31, 1998, are as follows:

                                                      Rental    Rental  Net Rent
                                                     Payments   Income  Expense
                                                    ---------- -------- --------
   Year Ending December 31:
     1999.......................................... $  909,537 $264,960 $644,577
     2000..........................................  1,032,184  264,960  767,224
     2001..........................................    977,337  264,960  712,377
     2002..........................................    412,721  264,960  147,761
     2003..........................................    379,016  264,960  114,056
     Thereafter....................................  1,499,725  839,040  660,685

Employment Agreements

   From September 1996 through July 1998, the Company entered into various employment agreements with certain senior executives, the expirations of which extend through 2001. The aggregate minimum base salaries under these agreements are approximately $1,041,200 for each of the years ended December 31, 1999, 2000 and 2001, respectively, for those agreements with terms in excess of one year at December 31, 1998.

   In January 1999, the Company entered into various employment agreements with certain senior executives of Spray Network AB, the expirations of which extend through December 31, 2001. The aggregate minimum base salaries under these agreements are approximately $435,000 for each of the years ended December 31, 1999, 2000 and 2001.

  Litigation

   The Company from time to time becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

                        RAZORFISH, INC. AND SUBSIDIARIES

12. CAPITAL LEASE OBLIGATIONS

   At December 31, 1998 the Company was committed under capital leases, principally for computer equipment and office equipment. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over their estimated useful lives. The interest rate on the capital leases ranges from 11.5% to 16.7%.

   Future minimum payments under the lease agreement are as follows:

       Year Ending December 31:
         1999.......................................................... $51,459
         2000..........................................................   5,737
         2001..........................................................     --
                                                                        -------
           Total minimum lease payments................................  57,196
         Less--
           Amounts representing interest...............................   4,418
           Current portion.............................................  47,107
                                                                        -------
             Long term portion......................................... $ 5,671
                                                                        =======

13. EMPLOYEE BENEFIT PLAN

   The Company has a defined contribution plan covering all of its eligible employees in the United States. The Plan was effective from January 1, 1998 and is qualified under Section 401(k) of the Internal Revenue Code of 1986. Employees may begin participation on monthly enrollment dates provided that they have reached 18 years of age and three months of service. The Company may make matching and/or profit sharing contributions to the Plan at its discretion. There is no contribution expense for the year ended December 31, 1998.

14. SUBSEQUENT EVENTS

   In January 1999, the Company acquired all of the issued and outstanding shares of capital stock of Spray Network AB from Spray Ventures AB and Communicade in exchange for an aggregate of 9,881,034 shares of Razorfish Common Stock and 50 shares of Razorfish non-voting Class B Common Stock. The shares of Common Stock issued represented 50% of the shares of Razorfish Common Stock on a fully diluted basis immediately following the Spray Acquisition. (Note 2).

   In January 1999, the Company sent notice to Omnicom that it was substantially prepared to make the initial filing of the Registration Statement with the Securities and Exchange Commission. Omnicom Group, Inc. sent a written notice to the Company indicating its desire to exercise its option to purchase 10% of the then-issued and outstanding shares of Common Stock. As such, the company issued 1,976,810 shares of common stock at $8.00 per share for total proceeds of approximately $15,814,000.


   In March 1999, the Company's Board of Directors adopted and the Company's stockholders approved a stock incentive plan. The 1999 Stock Incentive Plan (the "1999 Stock Incentive Plan"), provides for the issuance of a total of up to 600,000 shares of Common Stock. Generally, shares subject to an award that remain unissued upon expiration, cancellation or forfeiture of the award are available for other awards under the 1999 Stock Incentive Plan.

   The Company is pursuing an initial public offering of its Class A Common Stock. The offering contemplates the sale of 3,000,000 shares of Common Stock at an offering price between $10.00 and $12.00 before taking into account applicable underwriting commissions and offering expenses.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Spray Network AB:

   We have audited the accompanying consolidated balance sheets of Spray Network AB (a Kingdom of Sweden corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spray Network AB and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

New York, New York

March 5, 1999

                       SPRAY NETWORK AB AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

         (000's omitted, except share amounts and per share data)

                                                                December 31,
                                                               ---------------
                                                                1997    1998
                                                               ------  -------
                            ASSETS
                            ------
CURRENT ASSETS:
  Cash and cash equivalents................................... $  581  $   907
  Accounts receivable, net of allowance for doubtful accounts
   of $0 and $24, respectively................................    996    1,725
  Unbilled charges............................................    583      712
  Prepaid expenses and other current assets...................    241      534
                                                               ------  -------
    Total current assets......................................  2,401    3,878
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
 $302 and $493, respectively..................................  1,015    1,436
INTANGIBLES AND OTHER ASSETS..................................  1,248    1,513
                                                               ------  -------
    Total assets.............................................. $4,664  $ 6,827
                                                               ======  =======
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
CURRENT LIABILITIES:
  Accounts payable............................................ $  559  $ 1,207
  Accrued expenses............................................    583    1,647
  Income taxes payable........................................    136      --
  Related party debt..........................................    481    1,583
  Current portion of long-term debt...........................     16       16
  Other current liabilities...................................    772    1,231
                                                               ------  -------
    Total current liabilities.................................  2,547    5,684
                                                               ------  -------
NON-CURRENT LIABILITIES:
  Deferred tax liabilities....................................      6      --
  Long-term debt..............................................     45       24
  Minority interest...........................................     88       71
  Other non-current liabilities...............................    361      212
                                                               ------  -------
    Total non-current liabilities.............................    500      307
                                                               ------  -------
COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY:
  Common stock, $13 par value, 8,000 shares authorized, 2,278 and 2,815 shares issued and outstanding at December 31,
   1997 and 1998, respectively................................     32       37
  Additional paid-in capital..................................  2,360    3,492
  Cumulative foreign currency translation adjustments.........    (68)    (112)
  Retained earnings (accumulated deficit).....................   (707)  (2,581)
                                                               ------  -------
    Total stockholders' equity................................  1,617      836
                                                               ------  -------
    Total liabilities and stockholders' equity................ $4,664  $ 6,827
                                                               ======  =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000's omitted)

                                                         For the Years Ended
                                                            December 31,
                                                        ----------------------
                                                         1996   1997    1998
                                                        ------ ------  -------
REVENUES............................................... $5,319 $7,818  $15,402
DIRECT SALARIES AND COSTS..............................  4,391  7,258   13,111
                                                        ------ ------  -------
  Gross profit.........................................    928    560    2,291
SALES AND MARKETING....................................    350    395      757
GENERAL AND ADMINISTRATIVE.............................    256    965    2,763
AMORTIZATION OF GOODWILL...............................    --      89      331
                                                        ------ ------  -------
  Income (loss) from operations........................    322   (889)  (1,560)
INTEREST INCOME (EXPENSE), net.........................    --      84     (235)
                                                        ------ ------  -------
  Income (loss) before minority interest and income
   taxes...............................................    322   (805)  (1,795)
MINORITY INTEREST......................................    --      88      319
                                                        ------ ------  -------
  Income (loss) before provision (benefit) income
   taxes...............................................    322   (717)  (1,476)
PROVISION (BENEFIT) FOR INCOME TAXES...................    241    (24)     --
                                                        ------ ------  -------
  Net income (loss).................................... $   81 $ (693) $(1,476)
                                                        ====== ======  =======


 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (000's omitted, except share amounts)

                                                  Cumulative    Retained
                         Common Stock  Additional   Foreign     Earnings       Total
                         -------------  Paid-in    Currency   (Accumulated Stockholders'
                         Shares Amount  Capital   Translation   Deficit)      Equity
                         ------ ------ ---------- ----------- ------------ -------------
BALANCE, January 1,
 1996................... 1,000   $ 15    $    3     $   21      $   437       $   476
  Cash dividends........   --     --        --         --          (280)         (280)
  Foreign currency
   translation
   adjustment...........   --     --        --          (8)         --             (8)
  Net income............   --     --        --         --            81            81
                         -----   ----    ------     ------      -------       -------
BALANCE, December 31,
 1996................... 1,000     15         3         13          238           269
  Cash dividends........   --     --        --         --          (223)         (223)
  Contribution of shares
   in Spray Services AB-
   Group................ 1,162     15     1,952        --           --          1,967
  Issuance of common
   stock................    60      1       194        --           --            195
  Debt converted into
   common stock.........    56      1       181        --           --            182
  Transfers of amounts
   not available for
   distribution.........   --     --         30        --           (29)            1
  Foreign currency
   translation
   adjustment...........   --     --        --         (81)         --            (81)
  Net loss..............   --     --        --         --          (693)         (693)
                         -----   ----    ------     ------      -------       -------
BALANCE, December 31,
 1997................... 2,278     32     2,360        (68)        (707)        1,617
  Issuance of common
   stock................   414      4       --         --           --              4
  Exercise of common
   stock options........   123      1       399        --           --            400
  Debt forgiven by
   shareholder..........   --     --        335        --           --            335
  Transfers of amounts
   not available for
   distribution.........   --     --        398        --          (398)          --
  Foreign currency
   translation
   adjustment...........   --     --        --         (44)         --            (44)
  Net loss..............   --     --        --         --        (1,476)       (1,476)
                         -----   ----    ------     ------      -------       -------
BALANCE, December 31,
 1998................... 2,815   $ 37    $3,492     $ (112)     $(2,581)      $   836
                         =====   ====    ======     ======      =======       =======

 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000's omitted)

                                                        For the Years Ended
                                                            December 31,
                                                        ----------------------
                                                        1996    1997    1998
                                                        -----  ------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................  $  81  $ (693) $(1,476)
   Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities--
   Allowance for doubtful accounts....................    --      --        24
   Deferred income taxes..............................    118    (158)      (6)
   Writeoff of leasehold improvements.................    --      --       172
   Depreciation and amortization......................     33     407      719
   Minority interests.................................    --       88      (17)
  Changes in operating assets and liabilities--
  (Increase) decrease in accounts receivable..........    358    (600)    (753)
  Increase in unbilled charges........................   (449)   (134)    (129)
  (Increase) decrease in prepaid expenses and other
   current assets.....................................      6    (184)    (293)
  Increase in other assets............................    --      --      (222)
  Increase (decrease) in accounts payable.............    (74)    456      648
  Increase in accrued expenses........................     92     391    1,064
  Increase (decrease) in income taxes payable.........    118      (7)    (136)
  Increase in non-current liabilities.................    --      361     (149)
  Increase in other current liabilities...............    158     404      459
                                                        -----  ------  -------
     Net cash provided by (used in) operating
      activities......................................    441     331      (95)
                                                        -----  ------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................    (95)   (502)    (981)
  Acquisitions, net of cash acquired..................    --     (103)    (370)
                                                        -----  ------  -------
     Net cash used in investing activities............    (95)   (605)  (1,351)
                                                        -----  ------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends paid.................................   (280)   (223)     --
  Related party debt, net.............................    --      663    1,102
  Long-term debt, net.................................    --       61      (21)
  Conversion of debt to capital contribution..........    --      --       335
  Exercise of common stock options....................    --      --       400
  Issuance of common stock............................    --      195      --
                                                        -----  ------  -------
     Net cash provided by (used in) financing
      activities......................................   (280)    696    1,816
                                                        -----  ------  -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
 EQUIVALENTS..........................................     (8)    (81)     (44)
                                                        -----  ------  -------
     Net increase (decrease) in cash and cash
      equivalents.....................................     58     341      326
CASH AND CASH EQUIVALENTS, beginning of period........    182     240      581
                                                        -----  ------  -------
CASH AND CASH EQUIVALENTS, end of period..............  $ 240  $  581  $   907
                                                        =====  ======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
   Income taxes.......................................  $   2  $   62  $     1
   Interest...........................................      3      21       85
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
 ACTIVITY:
  Common stock issued for acquisition.................  $ --   $1,967  $     4
  Conversion of debt to common stock..................    --      182      --

 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (000's omitted, except share and per share data)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Spray Network AB ("Spray Network"), formerly known as Tetre AB prior to September 1, 1997 (Note 2), is incorporated under the laws of the Kingdom of Sweden. Spray Network, together with its wholly owned and majority owned subsidiaries located in Stockholm, Helsinki, and Hamburg, and a joint venture in Oslo (collectively, the "Company"), is an international digital communications solutions provider. The Company creates digital communications solutions to help its clients increase sales, improve communications and create business identities. The Company provides an integrated service offering consisting of strategic consulting, design of information architecture and user-interfaces and creation and customization of software necessary to implement its digital communicating solutions. The Company primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, the Company's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants.

   In October 1998, the Company's shareholders, Spray Ventures AB (a Kingdom of Sweden corporation) and Communicade Inc. (a Delaware corporation) entered into an agreement to sell all of the issued and outstanding shares of common stock of Spray Network to Razorfish, Inc. (a New York corporation) ("Razorfish") in exchange for an aggregate of 9,881,034 shares of Razorfish common stock and an aggregate of 50 shares of Razorfish non-voting Class B common stock. This transaction was consummated in January 1999. The shares of Razorfish common stock issued represent 50% of the shares of Razorfish common stock on a fully diluted basis (after giving effect to this transaction), based upon Spray Network having a fair market value of $36,000, as determined by a third-party valuation. Certain insignificant subsidiaries of the Company were not included in the sale of the Company, and ownership thereof was retained by the former shareholders.

Principles of Consolidation

   The accompanying consolidated financial statements include the operations of Spray Network and its wholly owned, majority-owned subsidiaries and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, specifically for the allowance for doubtful accounts for accounts receivable and the useful lives of fixed assets and intangible assets, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues are recognized for time and materials-based arrangements and fixed-fee arrangements on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs. Advanced billings represent billings of production and other client reimbursable out-of-pocket costs in excess of revenues recognized. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

                       SPRAY NETWORK AB AND SUBSIDIARIES

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of three to ten years. Leasehold improvements are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the lease term.

Intangible Assets

   Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in intangible assets and is presently being amortized over a period of five years on a straight-line basis. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired.

Accounting for Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of December 31, 1998. During 1998, and as a result of the decision to change office premises in 1998, management determined that certain leasehold improvements totaling approximately $172 were permanently impaired and as such, recorded a charge for the entire amount.

Investments in Affiliates

   Investments in affiliates, included in other assets in the accompanying consolidated balance sheet, represent purchased interest of less than 20% and are accounted for on the cost method. The Company reviews these investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable.

Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

                       SPRAY NETWORK AB AND SUBSIDIARIES

Foreign Currency Translation

   All assets and liabilities of Spray Network and its subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' equity in the accompanying consolidated financial statements.

Stockholders' Equity

   Certain subsidiaries and investments of the Company have had fiscal years other than that ended December 31. Local tax returns and statutory reports have been prepared under Swedish GAAP and tax practice and submitted to the authorities for each legal year-end. Stockholders' equity as reported in these consolidated financial statements has been presented under U.S. GAAP. For these reasons, the stockholders' equity reported in these consolidated financial statements may not be immediately available for distribution to stockholders under the laws of Sweden.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturity of these instruments. The carrying amounts of long-term debt and related party debt approximate fair value.

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in Sweden. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

For the year ended December 31, 1996 two clients accounted for 27% and 11%, respectively, of total revenues.

For the year ended December 31, 1997 two clients accounted for 17% and 12%, respectively, of total revenues.

For the year ended December 31, 1998, one client accounted for 15% of total revenues.

                       SPRAY NETWORK AB AND SUBSIDIARIES

Comprehensive Income

   During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement so that it is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                                                               For the
                                                             Years Ended
                                                             December 31,
                                                          --------------------
                                                          1996  1997    1998
                                                          ----  -----  -------
   Net income (loss)..................................... $81   $(693) $(1,659)
   Foreign currency translation adjustment...............  (8)    (81)     (44)
                                                          ---   -----  -------
     Comprehensive income (loss)......................... $73   $(774) $(1,703)
                                                          ===   =====  =======

New Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The adoption of this statement did not have a material impact on the Company's results of consolidated operations, financial position or cash flows.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is in effect for all quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.


2. ACQUISITIONS

   On September 1, 1997, the Company acquired the Spray Services AB-Group from Spray Ventures AB (formerly Spray Interactive Media AB). Payment was made by means of a new share issue of 1,162 shares in the Company (then known as Tetre
AB), which subsequently changed its name to Spray Network AB, which represented 51% of the then outstanding common stock of the Company. These shares were at the time deemed to have a fair market value of approximately $1,967. In addition, there were transaction costs associated with the acquisition amounting to $86, which have been added to the cost of the investment for a total purchase price of $2,053. The difference between these amounts and the recorded net assets of the acquired entity has been recorded as goodwill and will be amortized over five years, commencing from the acquisition date.

   During 1997, the Company invested in subsidiaries in Germany, Finland and Norway. Goodwill arising from these investments will be amortized over five years, commencing from the acquisition date. For each of these investments the Company's investment is for less than 100% of the shares, and thus the minority interest in equity is shown as a liability. Losses have been incurred for all three foreign subsidiaries. In accordance with U.S. GAAP, no receivable from minority stockholders has been recorded when the losses have resulted in a negative stockholders' equity. The unrecorded receivable from minority stockholders as of December 31, 1997, amounts to $66 and relates to the investment in a Norwegian subsidiary.

                       SPRAY NETWORK AB AND SUBSIDIARIES

   The Spray Services AB-Group acquisition described above was valued based on management's estimate of the fair value of the assets acquired at the date of acquisition. Costs in excess of net assets acquired were recorded as goodwill as follows:

     Net assets acquired................................................. $  733
     Intangible assets...................................................  1,234
     Acquisition costs...................................................     86
                                                                          ------
       Total purchase price.............................................. $2,053
                                                                          ======

Pro forma results of operations

   The following unaudited pro forma consolidated results of operations reflect the results of operations for the years ended December 31, 1997, as if the aforementioned Spray Services AB-Group acquisition had occurred on January 1, 1997, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1997 and may not be indicative of future operating results.

                                                                  Year Ended
                                                               December 31, 1997
                                                               -----------------
     Pro forma:
       Revenues...............................................      $ 8,955
       Net loss...............................................       (1,175)

3. RELATED PARTY TRANSACTIONS

Convertible debt

   In June 1997, the Company and its managing director entered into a convertible debt agreement pursuant to which the managing director loaned approximately $182 to the Company. This loan bore interest at 2% per annum and was payable on December 31, 1997. Prior to the repayment date, the Company converted the full amount into 56 shares of common stock at a per share value of approximately $3,000.

   In June 1997, the Company entered into several convertible debt agreements with shareholders and officers of the Company pursuant to which such shareholders and officers loaned the Company an aggregate total of $91. The loans accrued interest at 2% per annum, were payable by December 31, 1997 and the holders were granted options to purchase an aggregate of 138 shares of the Company's common stock at a price of $3,277 per share, with an exercise period of April 27, 1998 to June 30, 2001. All of the loans with interest were repaid prior to December 31, 1997, except for a loan with the managing director of the Company for approximately $22, which was converted to a demand note payable bearing interest at 9.5% per annum and repaid in 1998. In connection with the convertible loans, a total of 123 options have been exercised during 1998 for total proceeds of approximately $400. The remaining 15 options were cancelled due to the termination of certain employees by the Company.

   In September 1997, the Company and Spray Ventures entered into a convertible debt agreement pursuant to which Spray Ventures AB loaned the Company $131.00. This loan bore interest at 2% per annum and was payable on December 31, 1997. In connection with this loan, Spray Ventures was granted options to purchase 138 shares of the Company's common stock at a price of $3,277 per share with an exercise period of April 27, 1998 to June 30, 2001. The Company paid this amount.

                       SPRAY NETWORK AB AND SUBSIDIARIES

   The Company imputed interest expense on the aforementioned loans, as these loans were granted to the Company at rates below the market rate available to the Company from third parties. The fair market value of the options issued in connection with the convertible debt agreements was determined to be immaterial and, as such, no charge was taken for such options.

Demand notes payable

   In September 1997, two stockholders executed two demand notes in favor of the Company for an aggregate amount of approximately $328, bearing interest at 9.25% per annum and payable on demand. The Company paid these amounts subsequent to December 31, 1997.

   During 1998, the Company received advances totaling approximately $335 from Spray Ventures AB. These advances were subsequently forgiven by Spray Ventures AB and recorded as a capital contribution in the accompanying consolidated statement of stockholders' equity in 1998.

4. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Computer equipment............................................ $  778 $1,354
   Leasehold improvements........................................    539    575
                                                                  ------ ------
     Total property and equipment................................  1,317  1,929
   Less--Accumulated depreciation and amortization...............    302    493
                                                                  ------ ------
     Property and equipment, net................................. $1,015 $1,436
                                                                  ====== ======

   Depreciation and amortization aggregated $33 and $388 for the two years ended December 31, 1998.

5. INTANGIBLE ASSETS

   Intangible assets consist of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Goodwill...................................................... $1,337 $1,711
     Less--Accumulated amortization..............................     89    420
                                                                  ------ ------
       Intangible assets, net.................................... $1,248 $1,291
                                                                  ====== ======

   Amortization aggregated $331 and $89, respectively, for the two years ended December 31, 1998.

                       SPRAY NETWORK AB AND SUBSIDIARIES

6. LONG-TERM DEBT:

   Long-term debt consists of a loan from an outside lender in the original principal amount of approximately $66. The loan is payable in equal monthly installments and bears interest at 11.05% per annum.

   Maturities of long-term debt outstanding as of the year ended December 31, are as follows:

       1999................................................................. $16
       2000.................................................................  16
       2001.................................................................   8
                                                                             ---
         Total.............................................................. $40
                                                                             ===

7. INCOME TAXES

   Income before taxes and the provision for taxes on income consisted of the amounts shown below:

                                                              Years Ended
                                                              December 31,
                                                           -------------------
                                                           1996 1997    1998
                                                           ---- -----  -------
Income (loss) before income taxes:
  United States........................................... $ -- $(281) $  (363)
  International...........................................  322  (436)  (1,113)
                                                           ---- -----  -------
                                                           $322 $(717) $(1,476)
                                                           ==== =====  =======
Provision (benefit) for taxes on income:
  Current--
    International......................................... $124 $ 112  $  (380)
    U.S. Federal..........................................   --    --       --
    U.S. state and local..................................   --    --       --
  Deferred--
    International.........................................  117  (136)    (422)
    U.S. Federal..........................................   --    --       --
    U.S. state and local..................................   --    --       --
                                                           ---- -----  -------
    Valuation Allowance...................................   --    --      802
                                                           ---- -----  -------
                                                           $241 $ (24) $    --
                                                           ==== =====  =======

   A reconciliation of the difference between the statutory Swedish Income Tax Rate and the Company's effective tax rate follows:

                                                          Years Ended
                                                          December 31,
                                                        --------------------
                                                        1996   1997    1998
                                                        ----   -----   -----
   Statutory U.S. federal income tax rate.............. 34.0 %  34.0 %  34.0 %
   Swedish tax rate adjustment......................... (6.0)   (6.0)   (6.0)
   International subsidiaries' tax rates less federal
    statutory rate..................................... 40.8      --      --
   Loss without benefit................................   --   (28.0)  (28.0)
   Other...............................................  6.0    (3.3)     --
                                                        ----   -----   -----
     Effective Rate.................................... 74.8 %  (3.3)%    -- %
                                                        ====   =====   =====

                       SPRAY NETWORK AB AND SUBSIDIARIES

   The tax effects of temporary differences that give rise to a significant portion of the deferred income tax asset, net, are as follows:

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   Current deferred income tax assets (liabilities) net:
     Net operating losses....................................... $  390  $  741
     Depreciation...............................................     12      61
     Accruals...................................................     (6)     --
     Other, net.................................................     26      --
                                                                 ------  ------
                                                                    422     802
   Less: valuation allowance                                        428     802
                                                                 ------  ------
     Total deferred income taxes, net........................... $   (6) $   --
                                                                 ======  ======

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes, and differences between the tax and book bases of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements. The Company has net operating losses of approximately $2,646 relating to its Swedish and other international subsidiaries. Substantially all of the net operating losses have no expiration under the applicable country tax code.

   The Company has concluded that it is probable that it will be not able to realize its net deferred tax asset in future periods and, as such, has recorded a full valuation allowance against such assets.

8. STOCKHOLDERS' EQUITY

Common stock

   The Company sold 60 shares of its common stock in June 1997, at a price of $3.25 per share, for total proceeds of $195.00.

   During 1998, the Company issued 414 shares of common stock to its majority stockholder as consideration for the purchase of a subsidiary of the majority shareholder. The value of the shares issued, approximately $5 in the aggregate, was determined based on the fair market value of the acquired subsidiary. This subsidiary was subsequently sold back to the parent in return for approximately $5 in cash, and as such, the Company did not record a gain or loss on these transactions.

9. SEGMENT REPORTING

   The Company has operations outside of Sweden. A summary of the Company's operations by geographical area as of and for the year ended December 31, 1998 is presented below:

                                             Sweden   International Consolidated
                                             -------  ------------- ------------
     Revenues............................... $11,749     $3,653       $15,402
     Operating loss.........................     280      1,280         1,560
     Net income (loss)......................    (386)    (1,090)       (1,476)
     Identifiable assets....................   4,554      2,273         6,827

                       SPRAY NETWORK AB AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES

Lease commitments

   The Company is committed under operating leases, principally for office space and equipment. Certain leases are subject to rent reviews and require payment of expenses under escalation clauses. Rent expense and equipment rental were $945, $180 and $128, respectively, for the three years ended December 31, 1998. Future minimum base rents under terms of noncancellable operating leases, reduced by rents to be received from existing noncancellable subleases, are as follows:

       Year Ending December 31:
         1999........................................................... $2,050
         2000...........................................................  2,111
         2001...........................................................  2,011
         2002...........................................................  3,252
         Thereafter.....................................................  1,150

Capital Lease Commitments

   At December 31, 1998 the Company was committed under capital leases, principally for computer equipment and office equipment. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over their estimated useful lives. The interest rates on the capital leases range from 10.5% to 13.7%.

   Future minimum payments under the lease agreements are as follows:

       Year Ending December 31:
         1999...........................................................   $140
         2000...........................................................    140
         2001...........................................................     86
                                                                         ------
           Total minimum lease payments.................................    366
         Less--
           Amounts representing interest................................     45
           Current portion (included in other current liabilities)......    123
                                                                         ------
             Long-term portion (included in other noncurrent
              liabilities)..............................................   $198
                                                                         ======

Litigation

   The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

11. SUBSEQUENT EVENTS

   In January 1999, the Company acquired all of the issued and outstanding shares of capital stock of Spray Network AB from Spray Ventures AB and Communicade in exchange for an aggregate of 9,881,034 shares of Razorfish Common Stock and 50 shares of Razorfish non-voting Class B Common Stock. The shares of Common Stock issued represented 50% of the shares of Razorfish Common Stock on a fully diluted basis immediately following the Spray Acquisition.

                       SPRAY NETWORK AB AND SUBSIDIARIES

Subcontractors

   Swedish tax legislation specifically addresses the use of subcontractors. In the event that compensation to subcontractors is deemed to be the equivalent of a salary as opposed to compensation for consultancy services performed, certain adverse tax implications for the disbursing entity may occur. If the consultant or subcontractor is not deemed to meet certain independence criteria, all payments may be considered salary, which automatically generates the need for the payer to report and pay social charges based on this amount. Furthermore, Value Added Taxes billed by the consultant would not be considered deductible and would also be considered as salary when disbursed. Should the tax authorities contest a subcontractors' compensation, the incremental costs could be approximately 50% of payments made, plus penalty fees. Due to the nature of the Company's business, a large number of consultants/subcontractors is used. For this reason management has consulted with legal experts to determine if the independence criteria for retained consultants/subcontractors have been met. Management believes this to be the case, and there are no known disputes at this point in time.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Spray Ventures AB:

   We have audited the accompanying consolidated balance sheets of Spray Ventures AB (a Kingdom of Sweden corporation) and subsidiaries as of December 31, 1996 and August 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the eight months ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spray Ventures AB and subsidiaries as of December 31, 1996 and August 31, 1997, and the results of their operations and cash flows for the year ended December 31, 1996 and the eight months ended August 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
New York, New York
January 18, 1999

                       SPRAY VENTURES AB AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

         (000's omitted, except share amounts and per share data)

                                                         December 31, August 31,
                                                             1996        1997
                                                         ------------ ----------
                        ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.............................     $ 129      $   671
 Accounts receivable, net of allowance for doubtful
  accounts of $0 and $39, respectively.................       297        1,630
 Unbilled charges......................................        75           17
 Prepaid expenses and other current assets.............       101        1,084
                                                            -----      -------
  Total current assets.................................       602        3,402
PROPERTY AND EQUIPMENT, net of accumulated depreciation
 of $103 and $242, respectively........................       232          785
OTHER ASSETS...........................................       --           535
                                                            -----      -------
  Total assets.........................................     $ 834      $ 4,722
                                                            =====      =======
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable......................................     $ 161      $ 1,045
 Accrued expenses......................................       100          274
 Income taxes payable..................................         5            4
 Short-term debt.......................................        49          --
 Other current liabilities.............................       132          207
                                                            -----      -------
  Total current liabilities............................       447        1,530
                                                            -----      -------
NONCURRENT LIABILITIES:
 Minority interests....................................        33           15
 Convertible loans.....................................       376        1,585
 Other liabilities.....................................        22           36
                                                            -----      -------
  Total noncurrent liabilities.........................       431        1,636
                                                            -----      -------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock, $.75, $.66 par value, 476,764 shares
  authorized, 120,000 and 155,000 shares issued and
  outstanding at December 31, 1996 and August 31, 1997,
  respectively.........................................        96          101
 Additional paid-in capital............................        88        3,277
 Cumulative foreign currency translation adjustments...         3            6
 Retained earnings (accumulated deficit)...............      (231)      (1,828)
                                                            -----      -------
  Total stockholders' equity (accumulated deficit).....       (44)       1,556
                                                            -----      -------
  Total liabilities and stockholders' equity
   (deficit)...........................................     $ 834      $ 4,722
                                                            =====      =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000's omitted)

                                                For the Year     For the Eight
                                                    Ended        Months Ended
                                              December 31, 1996 August 31, 1997
                                              ----------------- ---------------
REVENUES.....................................      $2,716           $ 1,585
DIRECT SALARIES AND COSTS....................       2,691             2,644
                                                   ------           -------
  Gross profit (loss)........................          25            (1,059)
SALES AND MARKETING..........................          86                53
GENERAL AND ADMINISTRATIVE...................         130               450
NON-RECURRING CHARGES........................         --                238
                                                   ------           -------
  Loss from operations.......................        (191)           (1,800)
GAIN ON DISPOSAL OF SUBSIDIARY...............         --                100
INTEREST EXPENSE, net........................         (31)              (44)
                                                   ------           -------
  Loss before minority interest and income
   taxes.....................................        (222)           (1,744)
MINORITY INTEREST............................          41               147
                                                   ------           -------
  Loss before provision for income taxes.....        (181)           (1,597)
PROVISION FOR INCOME TAXES...................           5               --
                                                   ------           -------
  Net loss...................................      $ (186)          $(1,597)
                                                   ======           =======


 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   (000's omitted, except share amounts)

                                                   Cumulative    Retained
                          Common Stock  Additional   Foreign     Earnings       Total
                         --------------  Paid-in    Currency   (Accumulated Stockholders'
                         Shares  Amount  Capital   Translation   Deficit)      Equity
                         ------- ------ ---------- ----------- ------------ -------------
BALANCE, January 1,
 1996...................  10,000  $  7    $   88       $ 3       $    44       $   142
  Stock dividend........ 110,000    89       --        --            (89)          --
  Net loss..............     --    --        --        --           (186)         (186)
                         -------  ----    ------       ---       -------       -------
BALANCE, December 31,
 1996................... 120,000    96        88         3          (231)          (44)
  Issuance of common
   stock................  35,000     5     3,189       --            --          3,194
  Foreign currency
   translation
   adjustment...........     --    --        --          3           --              3
  Net loss..............     --    --        --        --         (1,597)       (1,597)
                         -------  ----    ------       ---       -------       -------
BALANCE, August 31,
 1997................... 155,000  $101    $3,277       $ 6       $(1,828)      $ 1,556
                         =======  ====    ======       ===       =======       =======




 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000's omitted)

                                                                     For the
                                                        For the    Eight Months
                                                       Year Ended     Ended
                                                      December 31,  August 31,
                                                          1996         1997
                                                      ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................................    $(186)      $(1,597)
 Adjustments to reconcile net loss to net cash
  used in operating activities--
  Allowance for doubtful accounts....................      --             39
  Depreciation and amortization......................       83           139
  Minority interest..................................       33           (18)
  Gain on disposal of subsidiaries...................      --            100
  Changes in operating assets and liabilities--
   (Increase) in accounts receivable.................     (243)       (1,372)
   (Increase) decrease in unbilled charges...........      (75)           58
   (Increase) in prepaid expenses and other current
    assets...........................................      (73)         (983)
   Increase in accounts payable......................       95           884
   Increase in accrued expenses......................       92           174
   Increase (decrease) in income taxes payable.......        5           (1)
   Decrease in other liabilities.....................       22            14
   Increase in other current liabilities.............      100            75
                                                         -----       -------
    Net cash used in operating activities............     (147)       (2,488)
                                                         -----       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures................................     (131)         (792)
 Acquisitions of subsidiaries, net of cash acquired..      --           (535)
                                                         -----       -------
    Net cash used in investing activities............     (131)       (1,327)
                                                         -----       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in short-term debt.......................       49          (49)
 Net change in convertible loans.....................      330         1,209
 Proceeds from issuance of common stock..............      --          3,194
                                                         -----       -------
    Net cash provided by financing activities........      379         4,354
                                                         -----       -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
 EQUIVALENTS.........................................      --              3
                                                         -----       -------
    Net increase in cash and cash equivalents........      101           542
CASH AND CASH EQUIVALENTS, beginning of period.......       28           129
                                                         -----       -------
CASH AND CASH EQUIVALENTS, end of period.............    $ 129       $   671
                                                         =====       =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for--
  Income taxes.......................................    $ --        $   --
  Interest...........................................       31            44
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
 ACTIVITIES:
  Stock dividend.....................................    $  89       $   --

 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (000's omitted, except share amounts and per share data)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Spray Ventures AB ("Spray Ventures") (f.k.a. "Spray Interactive Media AB"), through its wholly owned and majority owned subsidiaries (collectively, the "Company") is an international digital communications solutions provider. The Company creates digital communications solutions to help its clients increase sales, improve communications and create business identities. The Company provides an integrated service offering consisting of strategic consulting, design of information architecture and user-interfaces and creation and customization of software necessary to implement its digital communications solutions. The Company primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, the Company's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants.

Reorganization

   On August 29, 1997, the Company established a wholly owned subsidiary, Spray Services AB, and transferred all of the operating subsidiaries of the Company under Spray Services AB. The Company transferred the subsidiaries based upon a merger agreement with Spray Network AB (f.k.a. "Tetre AB") entered into on June 13, 1997, whereby the Company sold Spray Services AB to Spray Network AB effective September 1, 1997. In consideration for Spray Services AB, Spray Network AB issued 1,162 new shares of Spray Network AB common stock, representing 51% of the resulting outstanding stock of Spray Network AB, with a fair market value of $1,967,000, based upon an independent valuation. In connection with this transaction, the Company changed its name from Spray Interactive Media AB to Spray Ventures AB.

Principles of Consolidation

   The accompanying consolidated financial statements consist of Spray Ventures and its wholly owned and majority-owned subsidiaries. As of August 31, 1997, certain non-operating subsidiaries of Spray Ventures have been carried at cost. The non-operating subsidiaries do not have a material impact on the consolidated financial statements of Spray Ventures taken as a whole. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, specifically for the allowance for doubtful accounts for accounts receivable and the useful lives of fixed assets and intangible assets, that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues are recognized for time and materials-based arrangements and fixed-fee arrangements on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs. Advanced billings represent billings of production and other client reimbursable

                       SPRAY VENTURES AB AND SUBSIDIARIES
out-of-pocket costs in excess of revenues recognized. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Non-recurring Charges

   The Company incurred certain non-recurring expenses of approximately $238 in connection with the start-up of certain international subsidiaries.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of four to eight years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the lease term.

Intangible Assets

   Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in other assets and is presently being amortized over a period of 5 years on a straight-line basis. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired. Goodwill totaled $221 as of August 31, 1997. As the goodwill was recorded on August 29, 1997, no amortization was recorded for the period. There was no goodwill prior to January 1, 1997.

Accounting for Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of August 31, 1997.

Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or

                       SPRAY VENTURES AB AND SUBSIDIARIES
settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

Foreign Currency Translation

   All assets and liabilities of Spray Ventures and its subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' equity in the accompanying consolidated financial statements.

Stockholders' Equity

   Certain subsidiaries and investments of the Company have had fiscal years other than December 31. Local tax returns and statutory reports have been prepared under Swedish GAAP and tax practice and submitted to the authorities for each legal year-end. Stockholders' equity as reported in these consolidated financial statements has been presented under U.S. GAAP. For these reasons, the stockholders' equity reported in these consolidated financial statements may not be immediately available for distribution to stockholders under the laws of Sweden.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value due to the short-term maturity of these instruments. The carrying amounts of long-term debt and convertible loans approximate fair value.

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in Sweden. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

   The Company did not have any customers that accounted for 10% or more of revenues during the periods presented or of receivables at the end of each of the periods presented.

Comprehensive Income

   During 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                                                                      For the
                                                       For the Year Eight Months
                                                          Ended        Ended
                                                       December 31,  August 31,
                                                           1996         1997
                                                       ------------ ------------
     Net loss.........................................    $(186)      $(1,597)
     Foreign currency translation adjustment..........      --              3
                                                          -----       -------
       Comprehensive loss.............................    $(186)      $(1,594)
                                                          =====       =======

                       SPRAY VENTURES AB AND SUBSIDIARIES

2. RELATED PARTY TRANSACTIONS

Convertible Debt

   In 1996, the Company entered into several convertible debt agreements with certain stockholders and employees pursuant to which the stockholders and employees loaned the Company approximately $330. These loans were non-interest bearing and payable on January 1, 1999. In connection with these agreements, the holders received options to purchase an aggregate of 42,400 shares of common stock. Subsequent to August 31, 1997, 39,100 options were exercised into common stock, in lieu of the Company repaying the related debt. The remaining 3,300 options were cancelled based upon the termination of the employment of certain employees. As these loans were non-interest bearing, the Company imputed interest based on a rate of 7%; however, no expense was recorded as the amount was deemed to be immaterial.

   In 1997, the Company entered into several convertible debt and debenture agreements with stockholders, employees and outside investors of the Company. The aggregate total proceeds received by the Company were approximately $1,408. The loans accrued interest at 5% per annum and were payable by January 1, 1999. In connection with the agreements, the holders received options to purchase an aggregate of 44,928 shares of common stock. Subsequent to August 31, 1997, 19,928 were exercised into common stock, in lieu of the Company repaying the related debt. A total of 8,700 options were cancelled and 19,600 remain outstanding.

3. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                        December 31, August 31,
                                                            1996        1997
                                                        ------------ ----------
   Computer equipment..................................     $224       $  520
   Leasehold improvements..............................      111          507
                                                            ----       ------
     Total property and equipment......................      335        1,027
   Less--Accumulated depreciation and amortization.....      103          242
                                                            ----       ------
     Property and equipment, net.......................     $232       $  785
                                                            ====       ======

   Depreciation and amortization aggregated $83 for the year ended December 31, 1996 and $139 for the eight months ended August 31, 1997.

4. INCOME TAXES

   Income before taxes and the provision for taxes on income consisted of the amounts shown below:

                                                                   For the Eight
                                                       Year Ended  Months Ended
                                                      December 31,  August 31,
                                                          1996         1997
                                                      ------------ -------------
   Provision for taxes on income:
   Current--International............................     $ 5          $--
   Deferred--International ..........................     --            --
                                                          ---          ----
                                                          $ 5          $--
                                                          ===          ====

                       SPRAY VENTURES AB AND SUBSIDIARIES

                                                                   For the Eight
                                                       Year Ended  Months Ended
                                                      December 31,  August 31,
                                                          1996         1997
                                                      ------------ -------------
   Statutory U.S. federal income tax rate............     34.0 %        34.0 %
   Swedish tax rate adjustment.......................     (6.0)         (6.0)
   Loss without benefit .............................    (28.0)        (28.0)
   Other.............................................      2.8           --
                                                         -----         -----
                                                           2.8 %           0 %
                                                         =====         =====

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes and differences between the tax and book basis of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements, and from net operating loss carryforwards.

   The Company had net deferred tax assets of approximately $44 and $317 as of December 31, 1996 and August 31, 1997, respectively, which were primarily the result of the difference between book and tax depreciation expense and the difference in the book and tax treatment of certain start-up costs. The company had net operating losses of approximately $18. These net operating losses have no expiration under the Swedish tax code.

   The Company has concluded that it is not probable that it will be able to realize these net deferred tax assets in future periods and has, accordingly, recorded a full valuation allowance.

5. STOCKHOLDERS' EQUITY

Common Shares

   In 1996, the Company declared a stock dividend for all stockholders of record. The Company issued 110,000 shares to its stockholders to effect this transaction.

   In June 1997, the Company issued 35,000 shares of common stock at a price of approximately $91.25 per share for total proceeds of $3,194.

6. COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

   The Company was committed under operating leases, principally for office space and equipment. Certain leases were subject to rent reviews and require payment of expenses under escalation clauses. Rent expense was $257 for the year ended December 31, 1996, and $180 for the eight months ended August 31, 1997. The Company has no further obligations regarding such leases, as a result of the sale of Spray Services and Spray Network AB (Note 7):

Capital Lease Commitments

   At August 31, 1997 the Company was committed under capital leases, principally for computer equipment and office equipment. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over its estimated useful lives. The interest rate on the capital leases ranges from 11.5% to 16.7%.

                       SPRAY VENTURES AB AND SUBSIDIARIES

   Future minimum payments under the lease agreement are as follows:

       Eight Months Ended August 31:
         1998............................................................... $48
         1999...............................................................  29
         2000...............................................................  10
                                                                             ---
           Total minimum lease payments.....................................  87
                                                                             ---
         Less--
           Amounts representing interest....................................   7
           Current portion..................................................  25
                                                                             ---
             Present value of net minimum lease payments.................... $55
                                                                             ===

Litigation

   The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

Subcontractors

   Swedish tax legislation specifically addresses the use of subcontractors. In the event that compensation to subcontractors is deemed to be the equivalent of a salary as opposed to compensation for consultancy services performed, certain adverse tax implications for the disbursing entity may occur. If the consultant or subcontractor is not deemed to meet certain independence criteria, all payments may be considered salary, which automatically generates the need for the payer to report and pay social charges based on this amount. Furthermore, Value Added Tax billed by the consultant would not be considered deductible and would also be considered as salary when disbursed. Should the tax authorities contest a subcontractor's compensation, the incremental costs could be approximately 50% of payments made, plus penalty fees. Due to the nature of the Company's business, a large number of consultants/subcontractors is used. For this reason management has consulted with legal experts to determine if the independence criteria for retained consultants/subcontractors have been met. Management believes this to be the case, and there are no known disputes at this point in time.

7. SUBSEQUENT EVENTS

Convertible Loans

   In June 1998, the Company entered into two convertible loan agreements for total proceeds of approximately $1,955. The holders of the debt also received options to purchase a total of 22,126 shares of common stock of which 19,435 have been exercised into common stock, in lieu of the Company repaying such debt.

Investment by Communicade Inc.

   In January 1999, Communicade Inc. (a wholly owned subsidiary of Omnicom Group, Inc.) purchased a 20% ownership interest in the Company from the current stockholders.

Sale of Spray Network AB

   In October 1998, the Company and one of its stockholders, Communicade Inc., entered into an agreement to sell all of the issued and outstanding shares of common stock of Spray Network AB to Razorfish, Inc. (a New York corporation) ("Razorfish") in exchange for an aggregate of 9,881,034 shares of Razorfish common stock and an aggregate of 50 shares of Razorfish nonvoting Class B common stock. This transaction was consummated in January 1999. The shares of Razorfish common stock issued represent 50% of the outstanding shares of common stock on a fully diluted basis after giving effect to the transaction, collectively having a fair market value of $36,000 based upon third-party valuation. Certain insignificant subsidiaries of Spray Network AB were not included in the transaction and as such, ownership was retained by the Company.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Avalanche Systems, Inc.:

   We have audited the accompanying statements of operations, stockholders' equity (deficit) and cash flows of Avalanche Systems, Inc. (a Delaware corporation) for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of income, stockholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of income, stockholders' equity (deficit) and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the statements of operations, stockholders' equity (deficit) and cash flows referred to above present fairly, in all material respects, the results of operations, equity and cash flows of Avalanche Systems, Inc. for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

   The accompanying statements of operations, stockholders' equity (deficit) and cash flows have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, due to the Company's inability to pay its debts, the seizure of its assets and its filing for dissolution with the State of Delaware, substantial doubt had been raised about the Company's ability to continue as a going concern. Further information in regard to this matter is also described in Note 1. The statements of income, stockholders' equity (deficit) and cash flows do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

New York, New York

March 5, 1999

                       INDEPENDENT AUDITORS' REPORT

To Avalanche Systems, Inc.

   We have audited the accompanying statements of operations, stockholders' equity, and cash flows of Avalanche Systems, Inc. for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Avalanche Systems, Inc. for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          M.R. Weiser & Co. LLP

New York, N.Y.

March 3, 1997

                          AVALANCHE SYSTEMS, INC.

                         STATEMENTS OF OPERATIONS

                                                         For the Years Ended
                                                            December 31,
                                                       -----------------------
                                                          1996        1997
                                                       ---------- ------------
REVENUES............................................ . $2,814,080 $  2,313,863
COST OF SERVICES......................................  1,656,403    2,356,000
                                                       ---------- ------------
  Gross profit........................................  1,157,677      (42,137)
GENERAL AND ADMINISTRATIVE............................  1,083,994    2,052,058
                                                       ---------- ------------
  Income (loss) from operations.......................     73,683   (2,094,195)
INTEREST EXPENSE, NET.................................     25,792          --
                                                       ---------- ------------
  Income (loss) before income taxes...................     47,891   (2,094,195)
PROVISION FOR INCOME TAXES............................     33,331          --
                                                       ---------- ------------
  Net income (loss)................................... $   14,560 $ (2,094,195)
                                                       ========== ============

     The accompanying notes are an integral part of these statements.

                          AVALANCHE SYSTEMS, INC.

               STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                           Common Stock     Additional  Retained         Total
                         -----------------   Paid-in    Earnings     Stockholders'
                          Shares    Amount   Capital    (Deficit)   Equity (Deficit)
                         ---------  ------  ---------- -----------  ---------------
BALANCE, January 1,
 1996...................       150  $5,000    $  --    $   146,965    $   151,965
  Shares redeemed as
   part of corporate
   merger...............      (150) (5,000)      --            --          (5,000)
  Shares issued as part
   of corporate merger.. 2,700,000   2,700     2,732           --           5,432
  Net income............       --      --        --         14,560         14,560
                         ---------  ------    ------   -----------    -----------
BALANCE, December 31,
 1996................... 2,700,000   2,700     2,732       161,525        166,957
  Net loss..............       --      --        --     (2,094,195)    (2,094,195)
                         ---------  ------    ------   -----------    -----------
BALANCE, December 31,
 1997................... 2,700,000  $2,700    $2,732   $(1,932,670)   $(1,927,238)
                         =========  ======    ======   ===========    ===========

     The accompanying notes are an integral part of these statements.

                          AVALANCHE SYSTEMS, INC.

                         STATEMENTS OF CASH FLOWS

                                                            For the Years
                                                         Ended December 31,
                                                        ----------------------
                                                          1996        1997
                                                        ---------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................... $  14,560  $(2,094,195)
  Adjustments to reconcile net income (loss) to net
   cash used in operating activities--
   Allowance for bad debts.............................    30,000      (30,000)
   Depreciation and amortization.......................    70,361      103,225
   (Increase) decrease in accounts receivable..........  (213,399)     403,473
   (Increase) decrease in prepaid expenses and other
    current assets.....................................   (44,986)      65,573
   (Increase) in other assets..........................      (521)        (519)
   Increase in accounts payable and accrued expenses...    64,006    1,026,184
   Increase in deferred tax liabilities................    24,602          --
   Increase (decrease) in advance billings.............   (24,082)     (30,418)
   Increase (decrease) in income tax payable...........    (4,163)       1,350
                                                        ---------  -----------
    Net cash used in operating activities..............   (83,622)    (555,327)
                                                        ---------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment................  (187,721)     (55,010)
                                                        ---------  -----------
    Net cash used in investing activities..............  (187,721)     (55,010)
                                                        ---------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from bank notes.........................   275,000      668,000
  Net proceeds from related party notes................       --       275,000
  Proceeds from long-term debt.........................   180,000          --
  Principal repayments of bank notes...................       --      (275,000)
  Principal repayments of long-term debt...............  (224,590)     (60,000)
  Proceeds from common stock transactions..............       432          --
                                                        ---------  -----------
    Net cash provided by financing activities..........   230,842      608,000
                                                        ---------  -----------
    Net (decrease) in cash and cash equivalents........   (40,501)      (2,337)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...........    43,838        3,337
                                                        ---------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR................. $   3,337  $     1,000
                                                        =========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
  Cash paid during the year for--
   Income taxes paid................................... $  12,892  $       --
   Interest paid.......................................    25,792       76,661
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING ACTIVITIES:
   Equipment acquired under capital leases............. $     --   $   483,838

     The accompanying notes are an integral part of these statements.

                          AVALANCHE SYSTEMS, INC.

                       NOTES TO FINANCIAL STATEMENTS

1.BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Avalanche Systems, Inc. (the "Company") was an interactive agency. The Company's products included internet sites, intranets, interactive press kits, digital video and corporate communications tools developed for the internet and other multimedia environments.

   On August 12, 1996, the Company was merged into a nonactive corporation with identical ownership interests, incorporated under the laws of the State of Delaware. This merger was for state tax purposes only and had no effect on Federal income taxes.

   As of January 15, 1998, the Company was indebted to its two lenders for approximately $1,527,000. Under each specific debt agreement, each lender had a duly perfected first priority security interest in substantially all of the assets of the Company.

   Due to the Company's inability to pay its debts and obligations, on January 15, 1998, the Company granted to its lenders all rights of possession in and to all accounts receivable, property and equipment and general intangibles (the "Collateral") to be disposed of by the lenders with the net proceeds resulting from any sale or other disposition to be credited to the account of the Company. The Collateral was subsequently sold to Avalanche Solutions, Inc. for approximately $594,000 and the Company was relieved of all debts to these lenders.

   Due to the default of these debts and resulting sale of all operating assets, the Company had limited working capital and cash flow which resulted in the Company being unable to continue significant operations during 1998. The Company filed for dissolution with the State of Delaware in February 1999 and management believes, that at the time of the filing, there was no threatened or pending litigation against the Company. The Company received certification of its dissolution from the State of Delaware effective February 12, 1999.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Contract revenue is recognized as services are performed. Advances received or services billed in advance are recorded as deferred revenue and recognized as revenue in the period in which the related services are rendered.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                          AVALANCHE SYSTEMS, INC.

Property and Equipment

   Property and equipment are depreciated on a straight-line basis over estimated useful lives of five to seven years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease.

Income Taxes

   In 1994, the Company elected to be treated as an S corporation under subchapter "S" of the Internal Revenue Code, whereby the Company's taxable income is included pro rata in the individual income tax returns of its stockholders. Accordingly, no provision for Federal income taxes has been made in the accompanying financial statements. The Company is subject to certain state and local income taxes.

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs. The Company has elected to file its income tax returns using the cash basis of accounting.

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

   For the two years ended December 31, 1997, respectively, three clients accounted for 41% of total net revenues.

Reclassifications

   Certain reclassifications have been made to the 1996 statements of operations to conform with the 1997 presentation.

2. INCOME TAXES

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes, and differences between the tax and book bases of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements.

   For the year ended December 31, 1997, the Company recorded a full valuation allowance against its deferred tax assets, primarily resulting from net operating losses, due to the uncertainty of realizing such assets.

                          AVALANCHE SYSTEMS, INC.

3. RENT EXPENSE

   Rent expense amounted to $88,107 and $153,600, respectively, for the two years ended December 31, 1997.

4. COMMITMENTS AND CONTINGENCIES

 Benefit Plan

   The Company established a 401(k) plan effective March 1, 1997 covering all the then current employees and future employees who have met age requirements and have completed at least one year of employment. The plan requires Company contributions equal to 75% of each participant's contribution up to 6% of salary.

5. STOCK OPTION PLAN

   On June 27, 1996, the Company established a stock option plan whereby, under certain circumstances, an employee has the option to purchase shares of common stock for amounts based upon the fair market value of the shares purchased. Under the plan, 300,000 shares of the Company's stock is reserved for future distributions. No stock options have been granted under the plan.

                          [LOGO OF RAZORFISH, INC.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution.

   The following table sets forth the expenses to be borne by the registrant, other than underwriting discounts, in connection with the issuance and distribution of the Common Stock hereunder:

     Item                                                              Amount
     ----                                                            ----------
     SEC registration fee........................................... $   11,509
     NASD filing fee................................................      6,250
     Nasdaq National Market listing fee.............................     96,000
     Accounting fees and expenses...................................    800,000
     Legal fees and expenses........................................    800,000
     Printing costs.................................................    350,000
     Miscellaneous..................................................     50,000
                                                                     ----------
       Total........................................................ $2,113,759
                                                                     ==========

Item 14. Indemnification of directors and officers.

   Reference is made to Section 102(b)(7) of the DGCL, which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Razorfish's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

   Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

   Razorfish's Certificate of Incorporation filed as Exhibit 3.1 to this Registration Statement provides indemnification of directors and officers of Razorfish to the fullest extent permitted by the DGCL.

Item 15. Recent sales of unregistered securities.

   On February 3, 1999, Razorfish issued 1,976,810 shares of Common Stock to Communicade for an estimated purchase price of $15,814,476 which will be adjusted on the closing date of the offering. Exemption from registration for this transaction was claimed pursuant to Section 4(2) of the Securities Act regarding transactions by the issuer not involving a public offering, in that this transaction was made, without general solicitation or advertising, to a sophisticated investor with access to all relevant information necessary to evaluate this investment and who represented to Razorfish that the shares were being acquired for investment.

   On January 5, 1999, Razorfish issued an aggregate of 19,881,034 shares of Common Stock and in February 1999 an aggregate of 50 shares of Class B Common Stock to Spray Ventures and Communicade in exchange for all of the issued and outstanding shares of stock of Spray and warrants exercisable for an additional 138 shares of stock of Spray. Exemption from registration for these transactions was claimed pursuant to Section 4(2) of the Securities Act regarding transactions by the issuer not involving a public offering, in that these transactions were made, without general solicitation or advertising, to sophisticated investors with access to all relevant information necessary to evaluate these investments and who represented to Razorfish that the shares were being acquired for investment.

   In February 1997, Razorfish issued under its 1997 Stock Option Plan an aggregate of 65,911 shares of Common Stock to seven employees pursuant to the terms of a Stock Grant Agreement entered into by the Registrant and each such employee. These shares were issued to each employee in consideration for services rendered to Razorfish by such employee. Exemption from registration for this transaction was claimed pursuant to Rule 701 of the Securities Act.

   Additionally, since February 24, 1997, Razorfish has granted stock options to certain of its employees and consultants pursuant to its 1997 Stock Option and Incentive Plan. Such grants were made in reliance on Rule 701 promulgated under the Securities Act. As of January 21, 1999, the Registrant had granted options to purchase 1,326,217 shares of Common Stock to employees and consultants pursuant to the 1997 Stock Option and Incentive Plan.

Item 16. Exhibits and Financial Statement Schedules.

   Exhibit
     No.                                Description
   -------                              -----------
    1.1    Form of Underwriting Agreement.*
    3.1    Certificate of Incorporation of Razorfish, Inc. (the "Company"), as
           amended.
    3.2    By-laws of the Company.
    4.1    Stockholders Agreement, dated as of October 1, 1998, among the
           Company, Spray Ventures, Communicade, Jeffrey A. Dachis and Craig M.
           Kanarick.
    4.2    Amendment to Stockholders Agreement, dated February 3, 1999, among the Company, Spray Ventures, Communicade, Jeffrey A. Dachis and
           Craig M. Kanarick.
    4.3    Specimen Common Stock Certificate of the Company.*
    5.1    Form of Opinion of Morrison & Foerster LLP.*
   10.1    The Amended and Restated 1997 Stock Option and Incentive Plan.
   10.2    1999 Stock Incentive Plan.
   10.3    Employment Agreement, dated September 18, 1996, between the Company and Jeffrey A. Dachis.
   10.4    Non-competition Agreement, dated September 18, 1996, between the
           Company and Jeffrey A. Dachis.
   10.5    Employment Agreement, dated September 18, 1996, between the Company and Craig M. Kanarick.

   Exhibit
     No.                                Description
   -------                              -----------
   10.6    Non-competition Agreement, dated September 18, 1996, between the
           Company and Craig M. Kanarick.
   10.7    Employment Agreement, dated April 30, 1998, between the Company and
           Peter Seidler.
   10.8    Amendment to Employment Agreement, dated November 26, 1998, between the Company and Peter Seidler.
   10.9    Employment Agreement, dated June 19, 1997, between the Company and
           Jean-Philippe Maheu.
   10.10   Employment Agreement, dated June 1, 1997, between the Company and
           Evan Orensten.
   10.11   Employment Agreement, dated as of October 1, 1998, between the
           Company and Per Bystedt.
   10.12   Employment Agreement, dated as of October 1, 1998, between the
           Company and Jonas Svensson.
   10.13   Employment Agreement, dated as of October 1, 1998, between the
           Company and Johan Ihrfelt.
   10.14   Lease Agreement, dated October 28, 1996, between the Company and Man
           Yun Real Estate Corporation.
   10.15   Lease Agreement, dated April 30, 1997, between the Company and Man
           Yun Real Estate Corporation.
   10.16   Lease Agreement, dated December 23, 1998, between C.H.B.I. Razorfish
           Limited and The Mayor and Commonalty and Citizens of the City of
           London.
   10.17   Lease Agreement, dated March 10, 1998, between J&R Bechelli and
           Alpha Online, Inc., as amended by letter dated February 9, 1999.*
   10.18   Lease Agreement No. 731 100, dated April 12, 1996, between Spray
           (f/k/a Spray Interactive Media Agency AB) and Bojner Estate AB
           ("Bojner") and the English translation thereof.
   10.19   Lease Agreement No. 741 100, dated September 30, 1997, between Spray
           (f/k/a Spray Interactive Media AB) and Bojner and the English
           translation thereof.
   10.20   Lease Contract No. 01009 001 024 ("Trygg-Hansa Lease"), dated April
           30, 1998, between Spray and Trygg-Hansa ("Trygg-Hansa") and the
           English translation thereof.
   10.21   Supplement No. 1, dated April 30, 1998, to Trygg-Hansa Lease and the
           English translation thereof.
   10.22   Supplement No. 2, dated August 18, 1998, to Trygg-Hansa Lease and the English translation thereof.
   10.23   Personal Guarantee for Premises, dated April 29, 1998, made by Lars
           T. Andersson and Per Bystedt in favor of Trygg-Hansa with respect to
           Trygg-Hansa Lease and the English translation thereof.
   10.24   Personal Guarantee for Premises, dated April 29, 1998, made by Johan
           Ihrfelt and Jonas Svensson in favor of Trygg-Hansa with respect to
           Trygg-Hansa Lease and the English translation thereof.
   10.25   Rent Contract Covering Business Premises, dated February 3, 1998, between Spray Interactive Media AB and DEGI Deutsche Gesellschaft
           fur Immobilienfonds mbH and the English translation thereof.
   10.26   Rental Agreement for Office Space No. 910539, dated April 25, 1997, between Spray Interactive Media Oy and Valtion Kiinteistolaitos
           (State Real Property Authority)/Uusimaa ("State Real Property
           Authority") and the English translation thereof.

   Exhibit
     No.                                Description
   -------                              -----------
   10.27   Rental Agreement for Office Space No. 910539, dated May 14, 1997, between Spray Interactive Media Oy and State Real Property Authority
           and the English translation thereof.
   10.28   Lease Contract, dated June 17, 1998, between Spray Geelmuyden.Kiese
           A.S. and Kongensgate 2 ANS and the English translation thereof.
   10.29   Subscription and Exchange Agreement, dated as of October 1, 1998, among the Company, Spray Ventures AB and Communicade.
   10.30   First Amendment to the Subscription and Exchange Agreement, dated
           November 25, 1998, among the Company, Spray Ventures AB, Spray
           Network AB and Communicade.
   10.31   Second Amendment to the Subscription and Exchange Agreement, dated
           December 10, 1998, among the Company, Spray Ventures AB, Spray
           Network AB and Communicade.
   10.32   Stock Purchase Agreement, dated as of October 1, 1998, among
           Communicade, Jeffrey A. Dachis and Craig M. Kanarick.
   10.33   Stock Purchase Agreement, dated October 23, 1998, between
           Communicade and Spray Ventures AB.
   10.34   Amendment to Stock Purchase Agreement, dated December 10, 1998, between Communicade and Spray Ventures AB.
   10.35   Razorfish, Inc. Form of Standard Service Agreement.*
   10.36   Loan Agreement, dated September 18, 1996, between the Company and
            Omnicom Finance Inc.
   22.1    Subsidiaries of the Company.
   23.1    Consent of Arthur Andersen LLP.
   23.2    Consent of M.R. Weiser.
   23.3    Consent of Morrison & Foerster LLP (set forth in Exhibit 5.1).*
   24.1    Power of Attorney (set forth on the signature page to this
           Registration Statement).**
   27.1    Financial Data Schedule.**

--------
*  To be filed by amendment.

** Previously filed.

Item 17. Undertakings.

   The Registrant hereby undertakes the following:

     (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 12, 1999.

                                          RAZORFISH, INC.

                                                           *
                                          By: _________________________________
                                                     Jeffrey A. Dachis
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Name and Signatures                   Title                 Date
         -------------------                   -----                 ----

                  *                       President, Chief      March 12, 1999
 ____________________________________    Executive Officer,
          Jeffrey A. Dachis            Treasurer and Director

                  *                    Chief Scientist, Vice    March 12, 1999
 ____________________________________  Chairman of the Board,
          Craig M. Kanarick            Secretary and Director

                  *                        Executive Vice       March 12, 1999
 ____________________________________  President, Chairman of
             Per Bystedt               the Board and Director

                  *                     Vice Chairman of the    March 12, 1999
 ____________________________________    Board and Director
            Jonas Svensson

                  *                   Chief Financial Officer   March 12, 1999
 ____________________________________   (Chief Financial and
             Susan Black                Accounting Officer)

                  *                           Director          March 12, 1999
 ____________________________________
              John Wren

* By power of attorney.

     /s/ Michael S. Simon
_______________________________                                     March 12,
       Michael S. Simon                                             1998
       Attorney-in-fact

                    Report of Independent Public Accountants

To Razorfish, Inc:

We have audited in accordance with generally accepted auditing standards, the financial statements of Razorfish, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated March 5, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             ARTHUR ANDERSEN LLP

New York, New York

March 5, 1999

                 Report of Independent Public Accountants

To Spray Ventures AB:

We have audited in accordance with generally accepted auditing standards, the financial statements of Spray Ventures AB and subsidiaries included in this registration statement and have issued our report thereon dated January 18, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

New York, New York

January 18, 1999

                    Report of Independent Public Accountants

To Spray Network AB:

We have audited in accordance with generally accepted auditing standards, the financial statements of Spray Network AB and subsidiaries included in this registration statement and have issued our report thereon dated March 5, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             ARTHUR ANDERSEN LLP

New York, New York

March 5, 1999

                                                                     Schedule II

                        RAZORFISH, INC. AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                          Balance at Charged to Charged to
                          Beginning  Costs and    Other               Balance at
                           of Year    Expenses   Accounts  Deductions End of Year
                          ---------- ---------- ---------- ---------- -----------
For the fiscal year
 ended December 31, 1996
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1997
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1998
  Allowance for doubtful
   accounts.............     $--        $ 50       $--        $--        $ 50
                             ====       ====       ====       ====       ====

                                                                     Schedule II

                       SPRAY VENTURES AB AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                          Balance at Charged to Charged to
                          Beginning  Costs and    Other               Balance at
                           of Year    Expenses   Accounts  Deductions End of Year
                          ---------- ---------- ---------- ---------- -----------
For the fiscal year
 ended December 31, 1996
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the eight months
 ended August 31, 1997
  Allowance for doubtful
   accounts.............     $--        $ 39       $--        $--        $ 39
                             ====       ====       ====       ====       ====

                                                                     Schedule II

                     SPRAY NETWORK AB AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                          Balance at Charged to Charged to
                          Beginning  Costs and    Other               Balance at
                           of Year    Expenses   Accounts  Deductions End of Year
                          ---------- ---------- ---------- ---------- -----------
For the fiscal year
 ended December 31, 1996
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1997
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1998
  Allowance for doubtful
   accounts.............     $--        $ 24       $--        $--        $ 24
                             ====       ====       ====       ====       ====

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1    Form of Underwriting Agreement.*
  3.1    Certificate of Incorporation of Razorfish, Inc. (the "Company"), as
         amended.
  3.2    By-laws of the Company.
  4.1    Stockholders Agreement, dated as of October 1, 1998, among the
         Company, Spray Ventures, Communicade, Jeffrey A. Dachis and Craig M.
         Kanarick.
  4.2    Amendment to Stockholders Agreement, dated February 3, 1999, among the
         Company, Spray Ventures, Communicade, Jeffrey A. Dachis and Craig M.
         Kanarick.
  4.3    Specimen Common Stock Certificate of the Company.*
  5.1    Form of Opinion of Morrison & Foerster LLP.*
 10.1    The Amended and Restated 1997 Stock Option and Incentive Plan.
 10.2    1999 Stock Incentive Plan.
 10.3    Employment Agreement, dated September 18, 1996, between the Company and Jeffrey A. Dachis.
 10.4    Non-competition Agreement, dated September 18, 1996, between the
         Company and Jeffrey A. Dachis.
 10.5    Employment Agreement, dated September 18, 1996, between the Company and Craig M. Kanarick.
 10.6    Non-competition Agreement, dated September 18, 1996, between the
         Company and Craig M. Kanarick.
 10.7    Employment Agreement, dated April 30, 1998, between the Company and
         Peter Seidler.
 10.8    Amendment to Employment Agreement, dated November 26, 1998, between the Company and Peter Seidler.
 10.9    Employment Agreement, dated June 19, 1997, between the Company and
         Jean-Philippe Maheu.
 10.10   Employment Agreement, dated June 1, 1997, between the Company and Evan
         Orensten.
 10.11   Employment Agreement, dated as of October 1, 1998, between the Company and Per Bystedt.
 10.12   Employment Agreement, dated as of October 1, 1998, between the Company and Jonas Svensson.
 10.13   Employment Agreement, dated as of October 1, 1998, between the Company and Johan Ihrfelt.
 10.14   Lease Agreement, dated October 28, 1996, between the Company and Man
         Yun Real Estate Corporation.
 10.15   Lease Agreement, dated April 30, 1997, between the Company and Man Yun
         Real Estate Corporation.
 10.16   Lease Agreement, dated December 23, 1998, between CHBi Razorfish
         Limited and The Mayor and Commonalty and Citizens of the City of
         London.
 10.17   Lease Agreement, dated March 10, 1998, between J&R Bechelli and Alpha
         Online, Inc., as amended by letter dated February 9, 1999.*
 10.18   Lease Agreement No. 731 100, dated April 12, 1996, between Spray
         (f/k/a Spray Interactive Media Agency AB) and Bojner Estate AB
         ("Bojner") and the English translation thereof.
 10.19   Lease Agreement No. 741 100, dated September 30, 1997, between Spray
         (f/k/a Spray Interactive Media AB) and Bojner and the English
         translation thereof.
 10.20   Lease Contract No. 01009 001 024 ("Trygg-Hansa Lease"), dated April
         30, 1998, between Spray and Trygg-Hansa ("Trygg-Hansa") and the
         English translation thereof.
 10.21   Supplement No. 1, dated April 30, 1998, to Trygg-Hansa Lease and the
         English translation thereof.
 10.22   Supplement No. 2, dated August 18, 1998, to Trygg-Hansa Lease and the
         English translation thereof.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.23   Personal Guarantee for Premises, dated April 29, 1998, made by Lars T.
         Andersson and Per Bystedt in favor of Trygg-Hansa with respect to
         Trygg-Hansa Lease and the English translation thereof.
 10.24   Personal Guarantee for Premises, dated April 29, 1998, made by Johan
         Ihrfelt and Jonas Svensson in favor of Trygg-Hansa with respect to
         Trygg-Hansa Lease and the English translation thereof.
 10.25   Rent Contract Covering Business Premises, dated February 3, 1998, between Spray Interactive Media AB and DEGI Deutsche Gesellschaft fur
         Immobilienfonds mbH and the English translation thereof.
 10.26   Rental Agreement for Office Space No. 910539, dated April 25, 1997, between Spray Interactive Media Oy and Valtion Kiinteistolaitos (State
         Real Property Authority)/Uusimaa ("State Real Property Authority") and
         the English translation thereof.
 10.27   Rental Agreement for Office Space No. 910539, dated May 14, 1997, between Spray Interactive Media Oy and State Real Property Authority
         and the English translation thereof.
 10.28   Lease Contract, dated June 17, 1998, between Spray Geelmuyden.Kiese
         A.S. and Kongensgate 2 ANS and the English translation thereof.
 10.29   Subscription and Exchange Agreement, dated as of October 1, 1998, among the Company, Spray Ventures AB and Communicade.
 10.30   First Amendment to the Subscription and Exchange Agreement, dated
         November 25, 1998, among the Company, Spray Ventures AB, Spray Network
         AB and Communicade.
 10.31   Second Amendment to the Subscription and Exchange Agreement, dated
         December 10, 1998, among the Company, Spray Ventures AB, Spray Network
         AB and Communicade.
 10.32   Stock Purchase Agreement, dated as of October 1, 1998, among
         Communicade, Jeffrey A. Dachis and Craig M. Kanarick.
 10.33   Stock Purchase Agreement, dated October 23, 1998, between Communicade and Spray Ventures AB.
 10.34   Amendment to Stock Purchase Agreement, dated December 10, 1998, between Communicade and Spray Ventures AB.
 10.35   Razorfish, Inc. Form of Standard Service Agreement.*
 10.36   Loan Agreement, dated September 18, 1996, between the Company and
          Omnicom Finance Inc.
 22.1    Subsidiaries of the Company.
 23.1    Consent of Arthur Andersen LLP.
 23.2    Consent of M.R. Weiser.
 23.3    Consent of Morrison & Foerster LLP (set forth in Exhibit 5.1).*
 24.1    Power of Attorney (set forth on the signature page to this
         Registration Statement).**
 27.1    Financial Data Schedule.**

--------

*  To be filed by amendment.

** Previously filed.